Exhibit (a)(1)(i)

EBAY INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS

FOR RESTRICTED STOCK UNITS, OPTIONS OR CASH PAYMENTS

THIS OFFER TO EXCHANGE AND YOUR WITHDRAWAL RIGHTS WILL EXPIRE

AT 9:00 P.M. PACIFIC DAYLIGHT TIME (“PDT”), ON SEPTEMBER 11, 2009,

UNLESS THE OFFER IS EXTENDED

eBay Inc., a Delaware corporation (the “Company,” “eBay,” “our,” “us” or “we”), is offering eligible employees the opportunity to exchange certain stock outstanding options for a number of new restricted stock units (“RSUs”) to be granted under the eBay Inc. 2008 Equity Incentive Award Plan, as amended (the “2008 Plan”), or under the eBay Inc. 2003 Deferred Stock Unit Plan, as amended, and the Rules of the eBay Inc. 2003 Deferred Stock Unit Plan for the Grant of Restricted Stock Units to Participants in France (together, the “2003 Plan”). Eligible employees who are employed by us in Canada will have the opportunity to exchange certain outstanding stock options for new options to purchase a number of shares of our common stock to be granted under the eBay Inc. 2001 Equity Incentive Plan, as amended (the “2001 Plan”), instead of new RSUs. Eligible employees who are employed by us in China, Estonia, Germany, Ireland, the Netherlands, South Korea, Switzerland, the United Kingdom or the United States and who would otherwise be granted an aggregate of less than 100 new RSUs in exchange for all of their eligible options will have the opportunity to exchange such eligible options for a cash payment instead of new RSUs. The new RSUs or new options will be granted as of the completion date of this offer, and any cash payments made in exchange for eligible options will be made, less applicable withholdings and without interest, promptly following the expiration of this offer. We are making this offer upon the terms and subject to the conditions set forth in this Offer to Exchange Certain Outstanding Stock Options for Restricted Stock Units, Options or Cash Payments, which we refer to as the Offer to Exchange.

Stock options eligible for exchange, or eligible options, are those options, whether vested or unvested, that meet all of the following requirements:

•

the options have a per share exercise price equal to or greater than $27.01 (which approximates the 52-week high trading price of our common stock as reported on the Nasdaq Global Select Market and measured from the commencement date of this offer);

•	the options were granted under one of our existing equity incentive plans;

•	the options are outstanding and unexercised as of the completion date of the Offer to Exchange;

•	the options were not granted after August 10, 2008; and

•	the options do not have a remaining term of less than 12 months immediately following the completion of the option exchange.

You are eligible to participate in the option exchange and this offer only if you meet all of the following requirements:

•	you are an active employee of eBay or any of its majority-owned subsidiaries on the date this offer commences and remain an active employee through the completion of the option exchange;

•

you are not employed by eBay or its majority-owned subsidiaries in Australia and the Philippines or in any other country where we determine that the option exchange would have regulatory, tax or other implications that are inconsistent with eBay’s compensation policies and practices or this offer is prohibited under local regulations as of the date of the completion of the option exchange;

•	you are not one of our named executive officers or a member of our board of directors; and

•	you hold at least one eligible option as of the commencement of the option exchange.

The outstanding options that you hold under our equity incentive plans give you the right, when vested, to purchase shares of our common stock once you exercise those options by paying the applicable exercise price of those options. Thus, wherever we use the term “option” in this Offer to Exchange, we refer to the actual options you hold to purchase shares of our common stock and not the shares of our common stock underlying those options.

i

The option exchange has been designed so that the aggregate fair value of the new RSUs or new options (if you are employed by us in Canada) to be granted and any cash to be paid in the Offer to Exchange will be approximately 90% of the aggregate fair value of the eligible options that are surrendered in the Offer to Exchange. We are using exchange ratios to calculate the number of new RSUs or number of new options (if you are employed by us in Canada) to be granted to you. The applicable exchange ratios used for the option exchange have been determined using the Black-Scholes option pricing model and recent stock price levels. The number of new RSUs or new options (if you are employed by us in Canada) calculated according to the exchange ratios will be rounded down to the nearest whole share on a grant-by-grant basis. Fractional RSUs and options will not be granted in the option exchange. If you are employed by us in China, Estonia, Germany, Ireland, the Netherlands, South Korea, Switzerland, the United Kingdom or the United States and the total number of new RSUs that would otherwise be issued to you in exchange for all of your exchanged options is less than 100, you will receive a cash payment (instead of new RSUs or new options) in exchange for the surrender of your eligible options. The amount of the cash payment will be determined by multiplying (i) the number of new RSUs that you would receive in exchange for all of your exchanged options pursuant to the exchange ratios (rounded down to the nearest whole share on a grant-by-grant basis), by the (ii) closing price per share of our common stock on the completion date of this offer, as reported on the Nasdaq Global Select Market and, where applicable, converting such amounts to local currency using the exchange rate for the completion date published in The Wall Street Journal.

If you are eligible to participate in the stock option exchange program, you must elect whether to exchange your eligible options on a grant-by-grant basis. You may elect to exchange either all or none of the shares subject to any given eligible option grant. No partial exchanges of an eligible option grant will be permitted, except that if you exercised a portion of an eligible option grant prior to the commencement of this offer, only the portion of the option grant which has not yet been exercised will be eligible to be exchanged.

All eligible options that are properly surrendered in the option exchange and accepted by us for exchange pursuant to this offer will be cancelled as of the completion date of this offer, and options elected for exchange will no longer be exercisable after that time. The new RSUs or new options will be granted in exchange for the exchanged options as of the completion date of this offer. Any cash payment will be made, less applicable withholdings and without interest, promptly following the expiration of this offer.

New RSUs and new options (if you are employed by us in Canada) granted in the option exchange will not be vested on their date of grant regardless of whether the surrendered option was fully vested. Instead, the new RSUs and new options granted in the option exchange will vest in equal installments on each anniversary of the completion date of this offer. The number of vesting installments will be determined on a grant-by-grant basis and will be based upon (a) the completion date of this offer and (b) the date the surrendered option would have otherwise become fully vested. New RSUs and new options granted in the option exchange will only vest if the holder remains an employee of eBay or one of its majority-owned subsidiaries. New RSUs and new options that are not vested at the time of an employee’s termination of continuous service, as determined in accordance with the applicable plan, will be forfeited.

If you are employed by us in France, the vesting of your new RSUs will not occur until at least the second anniversary of the expiration of this offer. See Schedule I to this Offer to Exchange for more information.

If you exchange eligible options for grants of new RSUs in Israel, you will be subject to a 24-month lock-up period in order to obtain favorable tax treatment. See Schedule N to this Offer to Exchange for more information.

The new RSUs granted in the option exchange will be governed by the terms and conditions of the 2008 Plan or the 2003 Plan, an RSU agreement between you and eBay, and any country-specific terms and conditions set forth in an appendix to the restricted stock unit agreement or relevant plan. If you are employed by us in Canada, the new options granted in the option exchange will be governed by the terms and conditions of the 2001 Plan, an option agreement between you and eBay, and the country-specific terms and conditions set forth in an appendix to the option agreement.

Any cash payments made pursuant to the Offer to Exchange will not be subject to any vesting. Under no circumstances will we pay interest on any cash payments regardless of any extension of the Offer to Exchange or any delay in making such payment.

If you choose not to participate in the stock option exchange program, you will continue to hold your eligible options on the same terms and conditions and pursuant to the agreements and equity incentive plans under which they were originally granted.

Although our board of directors has approved this offer, neither we nor our board of directors will make any recommendation as to whether you should exchange, or refrain from exchanging, any or all of your eligible options for new RSUs, new options or cash payments, as applicable, in the stock option exchange program. You must make your own decision regarding whether to surrender your eligible options for exchange after taking into account your own personal circumstances or preferences. If you hold eligible options and are subject to taxation or social insurance contributions in a country other than the United States, please refer to the Schedules attached to this Offer to Exchange for further details regarding income tax consequences, social insurance contributions and other issues for employees subject to taxation and/or social insurance contributions outside the United States. You are encouraged to consult your personal legal counsel, accountant, financial, and/or tax advisor(s) as you deem appropriate if you have questions about your financial or tax situation as it relates to this offer.

This offer is not conditioned upon a minimum total number of options being elected for exchange. This offer is subject to certain conditions which we describe under Section 7 of this Offer to Exchange, “Conditions of the Offer,” and the terms and conditions described in this offer.

Please see the section entitled “Risks of Participating in the Stock Option Exchange Program” in this Offer to Exchange for a discussion of risks and uncertainties that you should consider before surrendering your eligible stock options for exchange in the Offer to Exchange.

Shares of our common stock are quoted on the Nasdaq Global Select Market under the symbol “EBAY.” On August 3, 2009, the closing trading price of our common stock as quoted on the Nasdaq Global Select Market was $22.04 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your eligible options.

As of August 5, 2009, eligible options outstanding under our existing equity incentive plans were exercisable for approximately 57,333,362 shares of our common stock, or approximately 4.4% of the total shares of our common stock outstanding.

If you wish to participate in this offer, you must log on to eBay’s Stock Option Exchange election site at http://www.eBayStockOptionExchange.com and complete and submit the Election Form before 9:00 p.m. PDT on September 11, 2009 (or such later time and date as may apply if the Offer to Exchange is extended). If you are employed by us in Israel or the Netherlands or were granted eligible options while employed by us in Israel or the Netherlands, you must complete a consent agreement to the terms of a tax ruling. If for any reason you are unable to access eBay’s offer website, you may submit a paper copy of your Election Form and, if applicable, consent agreement by facsimile to (212) 809-8838 but it must be received before 9:00 p.m. PDT on September 11, 2009 (or such later time and date as may apply if the Offer to Exchange is extended). Election Forms and consent agreements that are received after the deadline will not be accepted. In order to submit the Election Form, you will be required to acknowledge your agreement to all of the terms and conditions of the Offer to Exchange as set forth in the offer documents.

Election Forms and consent agreements submitted by any other means, including email, hand delivery, United States mail (or other post) and Federal Express (or similar delivery service), are not permitted and will not be accepted by us.

You should direct questions about this offer and requests for additional copies of this Offer to Exchange and the other offer documents to:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

(888) 795-8691 (toll free in the U.S. and Canada)

(718) 559-4078 (call collect)

IMPORTANT

WE ARE NOT MAKING THIS OFFER TO, NOR WILL WE ACCEPT ANY ELECTION TO EXCHANGE OPTIONS FROM OR ON BEHALF OF, OPTION HOLDERS IN ANY JURISDICTION IN WHICH THIS OFFER OR THE ACCEPTANCE OF ANY ELECTION TO EXCHANGE OPTIONS WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF THAT JURISDICTION. HOWEVER, WE MAY, AT OUR DISCRETION, TAKE ANY ACTIONS NECESSARY OR DESIRABLE FOR US TO MAKE THIS OFFER TO OPTION HOLDERS IN ANY SUCH JURISDICTION.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE OR FOREIGN SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

EBAY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON EBAY’S BEHALF AS TO WHETHER YOU SHOULD EXCHANGE OR REFRAIN FROM EXCHANGING YOUR OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH EBAY HAS REFERRED YOU. EBAY HAS NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED DOCUMENTS REFERRED TO IN THIS DOCUMENT. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY EBAY.

NOTHING IN THIS DOCUMENT SHALL BE CONSTRUED TO GIVE ANY PERSON THE RIGHT TO REMAIN IN THE EMPLOY OF EBAY OR A MAJORITY-OWNED SUBSIDIARY OF EBAY OR TO AFFECT YOUR EMPLOYER’S RIGHT TO TERMINATE THE EMPLOYMENT OF ANY PERSON AT ANY TIME WITH OR WITHOUT CAUSE TO THE EXTENT PERMITTED UNDER APPLICABLE LAW. NOTHING IN THIS DOCUMENT SHOULD BE CONSIDERED A CONTRACT OR GUARANTEE OF WAGES OR COMPENSATION. EXCEPT AS OTHERWISE PROVIDED UNDER APPLICABLE LAW AND/OR ANY EMPLOYMENT AGREEMENT BETWEEN YOU AND YOUR EMPLOYER, THE EMPLOYMENT RELATIONSHIP BETWEEN EBAY AND EACH EMPLOYEE REMAINS “AT WILL.”

EBAY RESERVES THE RIGHT TO AMEND OR TERMINATE THE 2008 PLAN, THE 2003 PLAN AND THE 2001 PLAN AT ANY TIME, AND THE GRANT OF RESTRICTED STOCK UNITS UNDER THE 2008 PLAN AND THE 2003 PLAN, THE GRANT OF NEW OPTIONS UNDER THE 2001 PLAN AND THIS OFFER TO EXCHANGE DO NOT IN ANY WAY OBLIGATE EBAY TO GRANT ADDITIONAL RESTRICTED STOCK UNITS, OPTIONS OR OFFER FURTHER OPPORTUNITIES TO PARTICIPATE IN ANY OFFER TO EXCHANGE OPTIONS IN THE FUTURE. THE GRANT OF ANY RESTRICTED STOCK UNITS UNDER THE 2008 PLAN OR THE 2003 PLAN, ANY OPTIONS UNDER THE 2001 PLAN AND THIS OFFER TO EXCHANGE ARE WHOLLY DISCRETIONARY IN NATURE AND ARE NOT TO BE CONSIDERED PART OF ANY NORMAL OR EXPECTED COMPENSATION THAT IS OR WOULD BE SUBJECT TO SEVERANCE, RESIGNATION, REDUNDANCY, TERMINATION OR SIMILAR PAY.

OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS

FOR RESTRICTED STOCK UNITS, OPTIONS OR CASH PAYMENTS

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

Index to Questions and Answers

		Page
No.	Question
Summary Term Sheet and Questions and Answers
Background Information
Q1.	What is the Stock Option Exchange Program?	4
Q2.	What are some key terms used in the Stock Option Exchange Program?	4
Q3.	Why is eBay offering the Stock Option Exchange Program?	6
Q4.	How do RSUs differ from stock options?	6

Eligibility
Q5.	How do I know whether I am eligible to participate in the Stock Option Exchange Program?	7
Q6.	How do I know which options are eligible for the Stock Option Exchange Program?	7
Q7.	Are there circumstances in which I would not be eligible to receive RSUs in the option exchange?	8

Terms and Conditions of the Option Exchange and New RSUs
Q8.	How many new RSUs will I receive for the eligible options that I exchange?	8
Q9.	Will the terms and conditions of my new RSUs be the same as my exchanged options?	10
Q10.	When will I receive my new RSUs?	10
Q11.	When will my new RSU awards vest?	10

Participating in the Option Exchange
Q12.	How do I participate in the Offer to Exchange?	12
Q13.	Am I required to participate in the Stock Option Exchange Program?	13
Q14.	Can I choose which eligible options I want to exchange?	13
Q15.	Are there any restrictions on the number of eligible options grants I must elect to exchange in order to participate in the Stock Option Exchange Program?	13
Q16.	Do I have to pay for new RSUs?	14
Q17.	How do I decide whether I should participate in the Stock Option Exchange Program?	14
Q18.	Is eBay making any recommendation as to whether I should exchange my eligible options?	15

Exchanged Options
Q19.	When will my exchanged options be cancelled?	15
Q20.	Will I be required to give up all of my rights under the exchanged options?	15
Q21.	After I have elected to exchange eligible options, is there anything I must do to receive new RSUs after the completion date?	15

New RSUs
Q22.	Do I need to exercise my new RSUs in order to receive shares?	16

Other Equity Awards
Q23.	Can I exchange shares of eBay common stock that I acquired pursuant to eBay’s Employee Stock Purchase Plan or otherwise?	16

Tax Consequences
Q24.	Will I have to pay taxes if I participate in the Stock Option Exchange Program?	16

Options Not Exchanged
Q25.	What happens to my eligible option grants if I choose not to participate or my eligible options are not accepted for exchange?	17

Withdrawing Previous Elections
Q26.	Can I change my mind about which eligible options I want to exchange?	17
Q27.	May I change my mind and withdraw from the Offer to Exchange?	17
Q28.	What if I withdraw my election and then decide again that I want to participate in the Stock Option Exchange Program?	17

No.	Question	Page

Changes to the Offer to Exchange and Conditions to the Option Exchange
Q29.	If eBay extends or changes the Offer to Exchange, how will you notify me?	18
Q30.	Are there any conditions to the Offer to Exchange?	18
Q31.	What if eBay is acquired by another company?	18

Skype
Q32.	If Skype is no longer a majority-owned subsidiary of eBay or if eBay fully separates Skype from eBay, how will that affect my decision whether to participate in the Stock Option Exchange Program?	18

Availability of Additional Information
Q33.	Whom can I contact if I have questions about the Offer to Exchange, or if I need additional copies of employee communications issued to date?	19

Supplemental Questions and Answers for Cash Payments
Q1.	How do I know whether I am eligible to receive a cash payment in the Offer to Exchange?	20
Q2.	What will the amount of the cash payment be?	20
Q3.	What will the terms and conditions of the cash payment be?	21
Q4.	When will my cash payment vest?	21
Q5.	What are the material tax consequences of receiving a cash payment?	21

Supplemental Questions and Answers for Employees Employed in Canada
Q1.	Why am I receiving options instead of RSUs in the Stock Option Exchange Program?	23
Q2.	How do I know whether I am eligible to receive new options in the Stock Option Exchange Program?	23
Q3.	How many new options will I receive for the eligible options that I exchange?	23
Q4.	Will the terms and conditions of my new options be the same as my exchanged options?	25
Q5.	Will I have to pay taxes if I participate in the Stock Option Exchange Program?	25
Q6.	When will my new options vest?	26
Q7.	What will the per share exercise price of my new options be?	27
Q8.	Do I have to pay for my new options?	27
Q9.	Do I need to exercise my new options in order to receive shares?	27

Supplemental Questions and Answers for Eligible Employees Employed in France
Q1.	When will my new RSUs vest?	28

Summary Term Sheet and Questions and Answers

The following are answers to some of the questions that you may have about the Stock Option Exchange Program. You should read carefully this Summary Term Sheet and Questions and Answers and the entire Offer to Exchange, the Election Form and other attached exhibits together with their associated instructions, and the other related documents referenced in the Offer to Exchange. The Offer to Exchange is made subject to the terms and conditions of these documents, which may be amended from time to time hereafter. The information in this Summary Term Sheet and Questions and Answers is not complete and may not contain all of the information that is important to you. Additional important and material information is contained in the Offer to Exchange and the other related documents referenced in the Offer to Exchange. Where appropriate, we have included in this Summary Term Sheet and Questions and Answers references to relevant sections in the Offer to Exchange to help you find more complete information with respect to these topics. Please review this Summary Term Sheet and Questions and Answers and the Offer to Exchange to ensure that you are making an informed decision regarding your participation in the option exchange.

Background Information

Q1.	What is the Stock Option Exchange Program?

A1.

The Stock Option Exchange Program is a one-time, voluntary opportunity for eligible employees to exchange eligible “underwater” stock option awards for restricted stock units (RSUs) or, under certain circumstances, for new stock options or a cash payment.

Further details can be found in Section 2 of the Offer to Exchange under “Eligible Options; Number of New RSUs or New Options or Amount of Cash Payment; Completion Date.”

See also:

•	Answer to Question 7, “Are there circumstances in which I would not be eligible for RSUs in the Stock Option Exchange Program?” of this Summary Term Sheet and Questions and Answers

•	Supplemental Questions and Answers for Cash Payments within this document

•	Supplemental Questions and Answers for Eligible Employees Employed in Canada within this document

Q2.	What are some key terms used in the Stock Option Exchange Program?

A2.	Here are some key terms used when describing the Stock Option Exchange Program:

Active Employee

An employee of eBay or eBay’s majority-owned subsidiaries. An employee is not an “active employee” if he or she (i) is on a “garden leave” or other leave that will result in a termination of employment with eBay or one of eBay’s majority-owned subsidiaries, (ii) has provided eBay a notice of resignation or (iii) has received a notice of termination of employment from eBay or one of eBay’s majority-owned subsidiaries.

Commencement Date	August 10, 2009, the date the Stock Option Exchange Program offering period opens.

Completion Date

The date and time the offering period ends. The completion date is expected to be September 11, 2009, at 9:00 p.m. Pacific Daylight Time (PDT), but is subject to change. eBay may extend the offering period and delay the completion date in its sole discretion.

D.F. King

D.F. King & Co., Inc. has been retained by eBay to provide consulting and support services for the Stock Option Exchange Program. D.F. King will be hosting the Stock Option Exchange election site for eBay.

Eligible Employees

Active employees in eligible locations as of the commencement date who remain active employees in eligible locations through the completion date. Named executive officers and members of eBay’s Board of Directors are not “eligible employees.” Active employees employed by eBay and its majority-owned subsidiaries in Australia and the Philippines are not eligible to participate in the Stock Option Exchange Program.

Eligible Locations	The countries, excluding Australia and the Philippines, where eBay and its majority-owned subsidiaries employ active employees. Active employees employed by eBay and its majority-owned subsidiaries in Australia and the Philippines are not eligible to participate in the Stock Option Exchange Program.

Eligible Option

A stock option grant that:

(i)     has a per share exercise price equal to or greater than $27.01;

(ii)    that remains outstanding and unexercised as of the completion date; and

(iii)   that was granted prior to August 10, 2008 and has a stock option expiration date that is on or after September 11, 2010.

An option will not be an eligible option (and any election with regard to such option will be disregarded) if, on the completion date, the per share exercise price of the option is less than the per share closing trading price of eBay’s common stock on the completion date, as reported on the Nasdaq Global Select Market.

Exchanged Options	Eligible options that, as of the completion date, eligible employees elect to exchange for new RSUs (or new options or a cash payment, as applicable) in the Stock Option Exchange Program.

Exercise Price

The purchase price per share of the common stock underlying a stock option, which is typically equal to the per share closing trading price of eBay’s common stock on the grant date, as reported on the Nasdaq Global Select Market. The exercise price is a fixed price per share at which you can purchase eBay common stock once the stock options vest.

Full Vesting Date

The date you fully own your equity (stock) award and can exercise or sell the shares underlying the award. For most stock options granted by eBay, this date will be four years after the vesting commencement date of the option, which is usually the date of hire, promotion or grant, assuming continued employment with eBay or one of eBay’s majority-owned subsidiaries.

Grant Date	The date an equity award, such as a stock option or RSU, is granted.

Intrinsic Value

Intrinsic value with respect to an option is the absolute value of the difference between the trading price of eBay’s common stock and the exercise price of the option. An underwater option has no intrinsic value since its exercise price is higher than the current trading price of the underlying common stock.

Named Executive Officers	Those executive officers of eBay listed on Schedule A of the Offer to Exchange.

New Options

New options that are granted to eligible employees employed by eBay or its majority-owned subsidiaries in Canada who choose to participate in the Stock Option Exchange Program in exchange for the cancellation of their eligible options.

New RSUs	New restricted stock units (RSUs) that are granted to eligible employees who choose to participate in the Stock Option Exchange Program in exchange for the cancellation of their eligible options.

Offer or Offer to Exchange

The legal document entitled “Offer to Exchange Certain Outstanding Stock Options for Restricted Stock Units, Options or Cash Payments.” The Offer to Exchange contains the terms and conditions of the Stock Option Exchange Program and may be amended and supplemented from time to time.

Offering Period

The period between the commencement date and the completion date, during which eligible employees can choose to exchange eligible options in the Stock Option Exchange Program.
Currently, the offering period is August 10, 2009 through 9:00 p.m. PDT on September 11, 2009 but is subject to change. eBay may extend the offering period and delay the completion date in its sole discretion.

Option Exchange	The exchange of eligible options for new RSUs or, with respect to certain eligible employees, new options or a cash payment.

Restricted Stock Unit (RSU)

The right to receive shares of eBay’s common stock in the future; however, that right is “restricted” until the vesting criteria and other terms and conditions set forth in the relevant agreements and governing equity plan documents are satisfied.

SEC	The United States Securities and Exchange Commission.

Stock Option Exchange Election Site

The website portal where eligible employees can choose to participate in the Stock Option Exchange Program and choose which, if any, eligible options they wish to exchange. The Stock Option Exchange election site also includes links to all of the documents referenced in the Offer to Exchange. The web address for the Stock Option Exchange election site is http://www.eBayStockOptionExchange.com.

Stock Option Expiration Date	The date a stock option expires and is no longer available for exercise. For eBay, this is typically 7 or 10 years following the grant date of a stock option.

Underwater	Stock option grants that have an exercise price that is higher than the current trading price of eBay’s common stock are considered to be underwater.

Vesting Date

The date on which a portion of your stock option grant vests and becomes available for exercise or a portion of your RSU grant vests and shares are released. Once an RSU vests, it becomes a share of eBay common stock that you can hold, transfer, or sell and is typically subject to tax.

Q3.	Why is eBay offering the Stock Option Exchange Program?

A3.

eBay’s goal in providing equity compensation is not only to reward eligible employees for their contributions, but also to help them think like stockholders, which we believe is critical to the company’s success. eBay’s equity programs (e.g., stock options, RSUs) link employees’ financial interests to those of our stockholders, and provide a way for employees to share in the company’s long-term success.

Like many companies, eBay has experienced a significant decline in its stock price in connection with the current global financial and economic crisis. This decline in price has resulted in a considerable number of eBay’s employees holding stock options that are deeply “underwater”—making them less effective in helping us meet our goals.

eBay is offering the Stock Option Exchange Program to (1) provide a way for employees to realize value from eligible underwater stock options and (2) to realign employee and stockholder interests. The Stock Option Exchange Program gives eligible employees an opportunity to exchange certain options that are significantly “underwater” as of the commencement date for new RSUs that may provide value to eligible employees, even if eBay’s stock price does not increase. This approach of exchanging eligible options for new RSUs is consistent with eBay’s current compensation strategy and provides what eBay believes is a meaningful incentive for employees whose options are currently underwater.

See also: Section 3 of the Offer to Exchange

Q4.	How do RSUs differ from stock options?

A4.	The table below outlines some key differences between stock options and RSUs:

	Stock Options	RSUs

What they are	The right to purchase a fixed number of shares of eBay common stock at a fixed price for a fixed period of time.	The right to receive shares of eBay common stock in the future at no cost to the employee.

How they work

Once a stock option grant vests, you can exercise the vested portion at any time until the expiration date of that option. Exercising an option means you buy the stock at the exercise price set on the date of the grant.

If the price of eBay’s stock is greater than the exercise price when you exercise and sell the shares, you receive the gain (after any taxes, of course).

However, when eBay’s stock price is less than the exercise price, the stock option has no intrinsic value and is considered to be underwater.

Once a restricted stock unit vests, a share of eBay stock is issued to you and at no cost to you, other than withholding for applicable taxes associated with the RSU. An RSU has value equal to the current eBay stock price. Once eBay stock is issued to you following the vesting of the RSU, you can either keep it as an investment or sell it.

Example (assumes vested options and RSUs and no taxes)

If you are awarded a stock option with a per share exercise price of $15 and the eBay stock price subsequently increases to $20, the option will be worth $5 if exercised on that later date.

If you are awarded a stock option with a per share exercise price of $15 and the eBay stock price subsequently decreases to $10, the option will have no intrinsic value as of that later date.

If the stock price on the grant date of your RSU is $15, and the eBay stock price subsequently increases to $20, each RSU will be worth $20 as of that later date.

If the stock price on the grant date of your RSU is $15, and the eBay stock price subsequently decreases to $10, each RSU will be worth $10 as of that later date.

Eligibility

Q5.	How do I know whether I am eligible to participate in the Stock Option Exchange Program?

A5.	You will be eligible to participate in the Stock Option Exchange Program if:

— You are an active employee on the commencement date,

— You remain an active employee through the completion date, and

— You have at least one eligible option.

eBay’s named executive officers and members of eBay’s Board of Directors may not participate in the Stock Option Exchange Program. In addition, active employees employed by eBay and its majority-owned subsidiaries in Australia and the Philippines are not eligible to participate in the Stock Option Exchange Program due to local tax and regulatory implications.

eBay reserves the right to withdraw the Offer to Exchange in any jurisdiction for which it determines that the Stock Option Exchange Program would have regulatory, tax or other implications that are inconsistent with eBay’s compensation policies and practices. If eBay withdraws the Offer to Exchange in a particular jurisdiction, the Offer to Exchange will not be made to, nor will eligible options be accepted for exchange from or on behalf of, employees in that jurisdiction.

See also: Section 1 of the Offer to Exchange

Q6.	How do I know which options are eligible for the Stock Option Exchange Program?

A6.

If you are eligible to participate in the Stock Option Exchange Program, the Stock Option Exchange election site will indicate which of your stock options are eligible for exchange. In order for your stock option awards to be eligible, they must:

—	Have been granted before August 10, 2008,

—	Have a stock option expiration date of September 11, 2010 or later, and

—	Have a per share exercise price that is equal to or greater than $27.01.

See also: Section 2 of the Offer to Exchange

Q7.	Are there circumstances in which I would not be eligible to receive RSUs in the option exchange?

A7.	Yes:

—

If you are employed by eBay or one of its majority-owned subsidiaries in China, Estonia, Germany, Ireland, the Netherlands, South Korea, Switzerland, the United Kingdom or the United States and you would otherwise receive less than 100 new RSUs in exchange for all of your eligible options: You will receive a cash payment (in lieu of new RSUs) in exchange for your eligible options.

—

If you are employed by eBay or one of its majority-owned subsidiaries in Canada: You will not receive new RSUs in the option exchange. Instead, you will receive new options to purchase a lesser number of shares of eBay common stock for your exchanged options.

—	If you are employed by eBay or one of its majority-owned subsidiaries in Australia or the Philippines: You are not eligible to participate in the Stock Option Exchange Program.

As a reminder, you cannot exchange options that were granted on or after August 10, 2008 or that have a stock option expiration date of September 11, 2010 or earlier.

If you are eligible to participate in the Stock Option Exchange Program, the Stock Option Exchange election site will indicate whether you are eligible to receive something other than RSUs in the option exchange.

See also:

•	Supplemental Questions and Answers for Cash Payments within this document

•	Supplemental Questions and Answers for Eligible Employees Employed in Canada within this document

•	Sections 1 and 2 of the Offer to Exchange

Terms and Conditions of the Option Exchange and New RSUs

Q8.	How many new RSUs will I receive for the eligible options that I exchange?

A8.

If you are eligible to participate in the Stock Option Exchange Program, the Stock Option Exchange election site will indicate how many new RSUs you are eligible to receive in exchange for your eligible options. The number of new RSUs that you are eligible to receive in exchange for an eligible option, which we generally refer to as an “exchange ratio,” depends on the type of grant, grant date, exercise price and stock option expiration date of your eligible option.

If your eligible option was initially granted as part of a periodic broad-based focal grant, the exchange ratios will depend on the grant date of your eligible option as follows:

Focal Grant Date	Exercise Price of Eligible Options (Focal Grants)	Number of Eligible Options to be Exchanged for Each New RSU
March 2004	$34.61	7.5
March 2005	$42.58	9.0
March 2006	$39.90	13.5
September 2006	$28.15	6.0
March 2007	$31.93	6.5

If your eligible option was not granted as part of a periodic broad-based focal grant, the exchange ratio will depend on the exercise price and stock option expiration date of your eligible option as follows:

Exercise Price of Eligible Options	Number of Eligible Options to be Exchanged for Each New RSU (by stock option expiration date)
	Stock Option Expiration Date Prior to 9/14/2013	Stock Option Expiration Date Between 9/14/2013 and 9/13/2015	Stock Option Expiration Date 9/14/2015 or later
Less than $27.01	Not Eligible
$27.01 to $28.15	6.0	5.0	3.0
$28.16 to $30.99	6.5	6.0	3.5
$31.00 to $31.93	8.0	6.5	4.0
$31.94 to $34.59	9.0	7.0	4.0
$34.60 to $36.99	10.0	7.5	5.0
$37.00 to $42.58	13.5	9.0	6.5
$42.59 to $51.99	21.5	10.5	8.0
$52.00 and above	N/A	14.5	12.0

The exchange ratios apply to each of your eligible option grants separately. This means that the various eligible options you hold may be subject to different exchange ratios. For purposes of applying the exchange ratios, fractional RSUs will be rounded down to the nearest whole RSU on a grant-by-grant basis.

Example

Using the tables above, if one of the eligible options you elect to exchange was not granted as part of a periodic broad-based focal grant and allows you to purchase 2,000 shares of eBay common stock for a per share exercise price of $40.00 and the eligible option expires in April 2014 pursuant to its existing terms, you will receive 222 new RSUs on the completion date. To calculate this amount divide the 2,000 shares subject to the eligible option by 9 (the exchange ratio for an eligible option with an exercise price between $37.00 and $42.58 and with a stock option expiration date between 9/14/2013 and 9/13/2015) and round down to the nearest whole RSU.

Also using the tables above, if one of the eligible options you elect to exchange was granted as part of the March 2005 broad-based focal grant and allows you to purchase 1,000 shares of eBay common stock, you will receive 111 new RSUs on the completion date. To calculate this amount divide the 1,000 shares subject to the eligible option by 9 (the exchange ratio for March 2005 focal grants) and round down to the nearest whole RSU.

Separate exchange ratios have been set for broad-based focal grants because all of the options granted in a particular broad-based focal grant have similar terms and conditions. The exchange ratios for options not granted as a part of a broad-based focal grant have been set based upon the exercise price and stock option expiration date of the eligible options because these two variables have a significant influence on the fair value of the eligible options. In each case, the exchange ratios have been calculated in a manner intended to result in new RSUs to be granted in the option exchange having approximately 90% of the fair value of the eligible options surrendered in the option exchange.

You will not have to calculate the number of new RSUs you will receive for the eligible options you elect to exchange in the option exchange. The Stock Option Exchange election site lists the number of new RSUs you are eligible to receive for each of your eligible option grants.

See also: Section 2 of the Offer to Exchange

Q9.	Will the terms and conditions of my new RSUs be the same as my exchanged options?

A9.

No. RSUs are a different type of award than stock options, and the terms and conditions of your new RSUs will be different from the exchanged options. Also, the vesting schedule of new RSUs will be different from the vesting schedule of the exchanged options. In addition, the tax treatment and social insurance contribution obligations of the new RSUs may differ significantly from the tax treatment and social insurance contribution obligations of your exchanged options.

New RSUs will be granted under the eBay Inc. 2008 Equity Incentive Award Plan or the eBay Inc. 2003 Deferred Stock Unit Plan and will be subject to a restricted stock unit agreement and any applicable country-specific terms set forth in an appendix or sub plan. Links to these equity plans and the current forms of restricted stock unit agreement under these equity plans, including any country-specific appendices, and any other country-specific documentation, are included on the Stock Option Exchange election site as exhibits to a document eBay filed with the SEC called a “Schedule TO,” which is available on the Stock Option Exchange election site and SEC website at www.sec.gov.

See also:

•

Answers to Question 11, “When will my new RSU awards vest?” and Question 24, “Will I have to pay taxes if I participate in the Stock Option Exchange Program?” of this Summary Term Sheet and Questions and Answers

•	Sections 2 and 14 of the Offer to Exchange

•	Schedules C through AA of the Offer to Exchange, which contains country-specific tax disclosures

Q10.	When will I receive my new RSUs?

A10.

The grant date of the new RSUs will be the completion date. If the offering period is extended, the completion date and the grant of the new RSUs will be correspondingly delayed. Please note that it may take a few weeks from the completion date for you to receive an email related to your new RSUs and for the grant of new RSUs to be reflected in your online brokerage account. Please review and accept your grant documents in your online brokerage account. If your account has not been updated for the new RSUs within a few weeks following the completion date, please contact Global Stock Plan Services at stocks@ebay.com. You will receive the shares of eBay common stock subject to your new RSUs if and when your new RSUs vest.

Please note that it may take a few weeks from the completion date for you to receive an email related to your new RSUs and for the grant of new RSUs to be reflected in your online brokerage account. Please review and accept your grant documents in your online brokerage account.

See also:

•	Answer to Question 11, “When will my new RSU awards vest?” of this Summary Term Sheet and Questions and Answers

•	Sections 6 and 9 of the Offer to Exchange

Q11.	When will my new RSU awards vest?

A11.

If you decide to exchange your eligible options, your new RSUs will be unvested on the completion date, even if the eligible options you exchanged were completely vested. As set forth in the table below, the new RSUs will generally have a vesting period that is one year longer than the original vesting period of your exchanged options – vesting in one, two, three, or four equal installments on each anniversary of the completion date. The number of vesting installments will be determined based on the full vesting date of your exchanged options.

If the full vesting date of your exchanged options is:*	Your new RSUs will vest:*
Prior to September 11, 2009	In one installment: • 100% on September 11, 2010
On or after September 11, 2009 and before September 11, 2010	In two equal installments: • 50% on September 11, 2010, and • 50% on September 11, 2011
On or after September 11, 2010 and before September 11, 2011	In three equal installments: • 33.34% on September 11, 2010, • 33.33% on September 11, 2011, and • 33.33% on September 11, 2012
On or after September 11, 2011 and before September 11, 2012	In four equal installments: • 25% on September 11, 2010 • 25% on September 11, 2011 • 25% on September 11, 2012, and • 25% on September 11, 2013

*

The vesting schedules disclosed in the table above assume a completion date of September 11, 2009. If the offering period is extended, the completion date will be correspondingly delayed and the vesting schedule will be adjusted accordingly.

If your stock options are fully vested at the time of the exchange, your new RSUs will vest on September 11, 2010, as long as you remain an active employee eligible for vesting.

Example

Using the table above, assuming the full vesting date of your exchanged option is April 2011, your new RSUs would become vested in three substantially equal installments on September 11, 2010, September 11, 2011, and September 11, 2012, respectively.

Also using the table above, if your exchanged option was fully vested as of the completion date (i.e., the full vesting date was prior to September 11, 2009), your new RSUs would become vested in one installment on September 11, 2010.

New RSUs granted in the option exchange will only vest if the holder remains an active employee who is eligible for vesting under the terms and conditions of the applicable restricted stock unit agreement, the relevant terms of eBay’s equity plans and other relevant eBay policies, as each may be amended from time to time. As such, vesting may be delayed by certain leaves of absences or changes in status, such as becoming a part-time employee, based on eBay policies and local law. Generally, new RSUs and new options that are not vested at termination of continuous service to eBay, as determined in accordance with the applicable plan, will be forfeited.

You will not have to manually calculate the vesting schedule for your new RSUs. You will be able to see the new vesting schedule for each eligible option grant you exchange on the Stock Option Exchange election site.

For Eligible Employees in Israel or Holding Eligible Options Granted in Israel

If you are an eligible employee employed by eBay or one of its majority-owned subsidiaries or received your eligible options while working in Israel and elect to exchange your eligible options, you will be subject to a 24-month lock-up period in order to obtain favorable tax treatment and to avoid tax on the exchange.

For Eligible Employees in France

If you are an eligible employee employed by eBay or one of its majority-owned subsidiaries in France and elect to exchange your eligible options, your new RSUs will not vest until at least the second anniversary of the completion date. See Supplemental Questions and Answers for Eligible Employees Employed in France within this document for more information. Your shares will also be subject to certain holding periods following vesting.

See also:

•	Supplemental Questions and Answers for Eligible Employees Employed in France within this document

•	Section 9 of the Offer to Exchange

•	Schedules I (France) and N (Israel) of the Offer to Exchange

Participating in the Option Exchange

Q12.	How do I participate in the Stock Option Exchange Program?

A12.	If you choose to participate in the Stock Option Exchange Program, you must take action no later than 9:00 p.m. PDT on the completion date.

■	First, you need to learn about the Offer to Exchange—what it is, whether you are eligible (eligibility varies by country based on regulatory requirements) and which stock options can be exchanged.
■

Next, evaluate your options. You will be able to model which of your eligible options are available for the exchange and how many new RSUs you would receive on the Stock Option Exchange election site. Keep in mind that you can exchange some, all or none of your eligible option grants for new RSUs (or, in certain instances, new options or a cash payment).

■

Lastly, choose which eligible options to exchange, if any. You must make your election online at the Stock Option Exchange election site during the offering period (i.e., between the commencement date and the completion date). Just follow these simple steps:

1.	Log on to the Offer Exchange website at http://www.eBayStockOptionExchange.com.

2.	Enter your NT Login ID and your Date of Birth (yyyymmdd/PIN) or password if you are a returning user.

3.	First time users, after entering your date of birth, you will be asked to enter a new password.

If you elect to exchange any portion of an individual eligible option grant in the Offer to Exchange, you must elect to exchange the entire individual eligible option grant. If you hold more than one individual eligible option grant, however, you may choose to exchange one or more of such individual eligible option grants, on a grant-by-grant basis, without having to exchange all of your individual eligible option grants. No partial exchanges of an eligible option grant will be permitted. If you are eligible to participate in the Stock Option Exchange Program, the Stock Option Exchange election site will list all of your eligible options.

Important Information

If you are employed by us in Israel or the Netherlands or were granted eligible options while employed by us in Israel or the Netherlands, in addition to completing an Election Form, you must also complete a consent agreement to the terms of a tax ruling if you decide to participate in the Stock Option Exchange Program.

Confirmation statements for submissions through the Stock Option Exchange election site may be obtained by clicking on the “Print Election” button after submitting your election or withdrawal. You should print and save a copy of the confirmation for your records. D.F. King will also email you a confirmation statement shortly after the completion date.

If, for any reason, you are unable to access the Stock Option Exchange election site, you may submit a paper copy of your Election Form and, if applicable, consent agreement by facsimile to (212) 809-8838, but it must be completed, signed and received no later than 9:00 p.m. PDT on the completion date.

If your election or withdrawal is received by eBay via facsimile, eBay intends to confirm the receipt of your election and/or any withdrawal by email, or, if you do not have a corporate email address, to mail you a confirmation within 48 hours of receipt. If you do not receive a confirmation, it is your responsibility to confirm that eBay has received your election and/or any withdrawal.

Responses submitted by any other means, including hand delivery, email, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted, and will not be accepted.

You can change your election at any time during the offering period; however, the last election that you make, if any, before 9:00 p.m. PDT on the completion date will be final.

See also:

•	Answer to Question 13, “Am I required to participate in the Stock Option Exchange Program?” of this Summary Term Sheet and Questions and Answers

•	Section 4 of the Offer to Exchange

Q13.	Am I required to participate in the Stock Option Exchange Program?

A13.

No. Participation in the Stock Option Exchange Program is voluntary. If you choose not to participate in the offer, you will continue to hold your eligible options on the same terms and conditions and pursuant to the equity incentive plans under which they were originally granted.

See also: Section 2 of the Offer to Exchange

Q14.	Can I choose which eligible options I want to exchange?

A14.

You may choose to exchange some, all or none of your eligible options in the Offer to Exchange entirely at your discretion. However, if you elect to participate in the Stock Option Exchange Program, to exchange an individual eligible option grant, you must elect to exchange the entire individual eligible option grant. eBay is not accepting partial tenders of individual eligible option grants, except that you may elect to exchange the entire remaining portion of an eligible option grant that you have exercised partially. You otherwise may not elect to exchange only some of the shares covered by any particular individual eligible option grant.

See also: Section 2 of the Offer to Exchange

Q15.	Are there any restrictions on the number of eligible options grants I must elect to exchange in order to participate in the Stock Option Exchange Program?

A15.

No. There is no minimum number of eligible options that you must elect to exchange in order to participate. However, please note that there may be brokerage and/or wire fees associated with selling the shares of eBay common stock acquired upon vesting of new RSUs which could affect the benefit you can realize from such sale.

Please also note that if you are an eligible employee in China, Estonia, Germany, Ireland, the Netherlands, South Korea, Switzerland, the United Kingdom or the United States, you would receive less than 100 new RSUs upon exchange of all of your eligible options, and you elect to participate in the option exchange, you will not have a choice whether to receive RSUs or cash – you can only receive a cash payment. Likewise, if you are an eligible employee in one of those countries and would receive 100 or more new RSUs upon exchange of all of your eligible options, you can only receive new RSUs in exchange for your eligible options.

See also:

•	Answer to Question 16, “Do I have to pay for new RSUs?” of this Summary Term Sheet and Questions and Answers

•	Supplemental Questions and Answers for Cash Payments within this document

•	Section 9 of the Offer to Exchange

Q16.	Do I have to pay for new RSUs?

A16.

You do not have to make any cash payment to eBay to receive a grant of new RSUs in exchange for your exchanged options. You also do not have to pay eBay to receive the shares of eBay common stock that become issuable to you if your new RSUs vest; however, you may have taxes due on the shares.

Please also note that you will incur brokerage and/or wire fees in the event you decide to sell the shares of eBay common stock issued to you upon vesting of your new RSUs.

See also:

•	Answer to Question 24, “Will I have to pay taxes if I participate in the Stock Option Exchange Program?” of this Summary Term Sheet and Questions and Answers

•	Section 9 and 14 of the Offer to Exchange

•	Schedules C through AA of the Offer to Exchange, which contain country-specific tax disclosures

Q17.	How do I decide whether I should participate in the Stock Option Exchange Program?

A17.

First, review all of the materials provided to you in connection with the Offer to Exchange, including this Summary Term Sheet and Questions and Answers and, if applicable, the Supplemental Questions and Answers for Eligible Employees Employed in Canada and Supplemental Questions and Answers for Cash Payments which immediately follow. These materials can all be found on the Stock Option Exchange election site and in, or filed as exhibits to, a document filed by eBay with the SEC called a “Schedule TO,” which is available on the SEC website at http://www.sec.gov.

In addition to reviewing the materials, please note the following:

1.	It’s not a one-for-one exchange. You’ll receive fewer new RSUs than eligible options.

2.

RSUs provide value upon vesting even if eBay’s stock price does not increase after the grant date. However, because the exchange ratios for the option exchange are not one-for-one, it is possible that, at some point in the future, options you choose to exchange could be economically more valuable than the new RSUs received by you pursuant to the option exchange.

3.	New RSUs granted in the option exchange will be subject to new longer vesting schedules, even if the eligible options you exchange were fully vested.

4.

Don’t forget to consider taxes and social insurance contributions. In general, your new RSUs will be taxed, and social insurance contributions made, when they vest. But taxation and social insurance contribution rules vary from country to country, so you will want to review all of the documents provided in connection with the Offer to Exchange carefully. If you are a resident of or subject to the tax laws in more than one country, you should be aware that there may be additional or different tax consequences and social insurance contributions that may apply to you.

Please also note that no one from eBay is, or will be, authorized to provide you with advice or recommendations or to provide you additional information not included in the Offer to Exchange or the documents referenced in the Offer to Exchange. You must make your own personal decision as to whether or not to participate in the Stock Option Exchange Program. You are strongly encouraged to consult with your personal legal counsel, accountant, financial, and/or tax advisor(s) for further advice.

See also:

•	Sections 3 and 9 of the Offer to Exchange

•	Schedules C through AA of the Offer to Exchange, which contain country-specific tax disclosures

•	Risks of Participating in the Stock Option Exchange Program in the Offer to Exchange

Q18.	Is eBay making any recommendation as to whether I should exchange my eligible options?

A18.

No. eBay is providing you with as much information as possible to assist you in making your own informed decision. However, eBay is not making any recommendation as to whether you should accept the Offer to Exchange. No one from eBay is, or will be, authorized to provide you with advice or recommendations or to provide you additional information not included in the Offer to Exchange or the documents referenced in the Offer to Exchange. You must make your own personal decision as to whether or not to participate in the Stock Option Exchange Program. You are strongly encouraged to consult with your personal legal counsel, accountant, financial, and/or tax advisor for further advice.

See also:

•	Section 3 of the Offer to Exchange

•	Schedules C through AA of the Offer to Exchange, which contain country-specific tax disclosures

•	Risks of Participating in the Stock Option Exchange Program in the Offer to Exchange

Exchanged Options

Q19.	When will my exchanged options be cancelled?

A19.

Your exchanged options will be cancelled as of the completion date. If the Offer to Exchange is extended and the completion date delayed, the cancellation of your exchanged options will be correspondingly delayed. Exchanged options that are cancelled will no longer be displayed through your online brokerage account following the completion date.

See also: Section 6 of the Offer to Exchange

Q20.	Will I be required to give up all of my rights under the exchanged options?

A20.

Yes. Once eBay has accepted your exchanged options, your exchanged options will be cancelled and you no longer will have any rights under those exchanged options. eBay will cancel all exchanged options as of the completion date. However, if the completion date is delayed, the date the exchanged options are cancelled will be correspondingly delayed.

See also: Section 6 of the Offer to Exchange

Q21.	After I have elected to exchange eligible options, is there anything I must do to receive new RSUs after the completion date?

A21.

No. Once your exchanged options have been cancelled, you do not need to take additional action in order to receive your new RSUs. Your new RSUs will be granted to you as of the completion date. If the Offer to Exchange is extended and the completion date delayed, the date on which new RSUs are granted will be correspondingly delayed. In order to receive the shares covered by the new RSU grant, you must continue to be an active employee and eligible for vesting under eBay’s policies, as amended from time to time, through the applicable vesting date.

Please note that it may take a few weeks from the completion date for you to receive an email related to your new RSUs and for the grant of new RSUs to be reflected in your online brokerage account. Please review and accept your grant documents in your online brokerage account.

See also:

•	Answer to Question 11, “When will my new RSU awards vest?” of this Summary Term Sheet and Questions and Answers

•	Section 9 of the Offer to Exchange

New RSUs

Q22.	Do I need to exercise my new RSUs in order to receive shares?

A22.

Unlike stock options, which you must exercise in order to receive the vested shares subject to the option, you do not need to exercise RSUs in order to receive shares. If your new RSUs vest in accordance with the vesting schedule set forth in the applicable restricted stock unit agreement, you will automatically receive the shares subject to the new RSUs promptly thereafter (less taxes, of course). Generally, new RSUs that do not vest will be forfeited to eBay, as determined in accordance with the plan under which they are granted.

See also: Section 9 of the Offer to Exchange

Other Equity Awards

Q23.	Can I exchange shares of eBay common stock that I acquired pursuant to eBay’s Employee Stock Purchase Plan or otherwise?

A23.

No. The Offer to Exchange relates only to eligible options to purchase shares of eBay common stock. You may not exchange any shares of eBay common stock (including without limitation any shares that you may have acquired pursuant to eBay’s Employee Stock Purchase Plan) or any equity awards (other than eligible options) in the Offer to Exchange.

See also: Section 2 of the Offer to Exchange

Tax Consequences

Q24.	Will I have to pay taxes if I participate in the Stock Option Exchange Program?

A24.

If you participate in the Stock Option Exchange Program, you generally will not be required to recognize income for income taxes, social insurance contributions or other tax purposes at the time of the exchange, or when the new RSUs are granted. You generally will recognize income for income tax, social insurance contributions and other tax purposes when the new RSUs vest and the shares underlying the new RSUs are issued to you. If you are subject to tax in Denmark, France or Israel, the timing of the taxes on your new RSUs differs from this general statement. See Schedules G (Denmark), I (France) or N (Israel) of the Offer to Exchange for more information.

You should consult with your personal legal counsel, accountant, financial, and/or tax advisor(s) to determine the personal tax consequences to you of participating in the Stock Option Exchange Program. If you are a resident of or subject to the tax laws in more than one country, you should be aware that there may be additional or different income tax, social insurance contributions and other tax consequences that may apply to you.

If your eligible options were granted while you were employed in one jurisdiction and you now work for eBay in another jurisdiction, you may be subject to income taxes, social insurance contributions and other taxes at the time of the exchange in the jurisdiction in which the eligible option was originally granted. You should consult with your personal legal counsel, accountant, financial, and/or tax advisor(s) to determine the tax effect of your individual circumstances.

See also:

•	Section 14 of the Offer to Exchange

•	Schedules C through AA of the Offer to Exchange, which contain country-specific tax disclosures

Options Not Exchanged

Q25.	What happens to my eligible option grants if I choose not to participate or my eligible options are not accepted for exchange?

A25.

If you choose not to participate or your eligible options are not accepted for exchange, your eligible option grants will remain outstanding until they are exercised or expire by their terms, retain their current exercise price, retain their current vesting schedule and retain all of the other terms and conditions as set forth in the relevant equity incentive plan and agreement related to such eligible option grants.

See also: Section 6 of the Offer to Exchange

Changing or Withdrawing Previous Elections

Q26.	Can I change my mind about which eligible options I want to exchange?

A26.

Yes. You may change your mind after you have made your election and change the eligible options you elect to exchange on a grant-by-grant basis at any time before 9:00 p.m. PDT on the completion date by making a new election on the Stock Option Exchange election site. To make a new election, you must follow the same steps as making an initial election.

Please be sure that any new election you submit includes all of the eligible options with respect to which you want to accept the Offer to Exchange and excludes all eligible options with respect to which you wish not to accept the Offer to Exchange. Upon submission of a new election, your prior election will be null and void.

Please note that the last valid election that you make before 9:00 p.m. PDT on the completion date will be final.

See also:

•	Question 13 of this Summary Term Sheet and Questions and Answers

•	Section 4 of the Offer to Exchange

Q27.	May I change my mind and withdraw from the Offer to Exchange?

A27.

Yes. You may change your mind after you have made your election and withdraw eligible options on a grant-by-grant basis at any time before 9:00 p.m. PDT on the completion date by changing your existing election on the Stock Option Exchange election site. To change your existing election, you must follow the same steps as making an initial election.

Please be sure that any Election Form that you submit includes all the eligible options with respect to which you want to accept the Offer to Exchange and excludes all eligible options with respect to which you wish not to accept the Offer to Exchange. Upon submission of a new election, your prior election will be null and void.

Please note that the last valid election that you make before 9:00 p.m. PDT on the completion date will be final.

See also:

•	Question 13 of this Summary Term Sheet and Questions and Answers

•	Sections 4 and 5 of the Offer to Exchange

Q28.	What if I withdraw my election and then decide again that I want to participate in the Stock Option Exchange Program?

A28.

If you have withdrawn your election to participate and then decide again that you would like to participate in the Stock Option Exchange Program, you may re-elect to participate by submitting a new properly completed election form before 9:00 p.m. PDT on the completion date.

Please note that the last valid election that you make before 9:00 p.m. PDT on the completion date will be final.

See also:

•	Question 13 of this Summary Term Sheet and Questions and Answers

•	Sections 4 and 5 of the Offer to Exchange

Changes to the Offer to Exchange and Conditions to the Option Exchange

Q29.	If eBay extends or changes the Offer to Exchange, how will you notify me?

A29.

If eBay extends or otherwise changes the Offer to Exchange, eBay will issue a press release, email and/or other form of communication disclosing the extension no later than 6:00 a.m. PDT, on the next U.S. business day following the previously scheduled completion date.

See also: Sections 2 and 14 of the Offer to Exchange

Q30.	Are there any conditions to the Offer to Exchange?

A30.

Yes. The completion of the Offer to Exchange is subject to a number of customary conditions that are described in Section 7 of the Offer to Exchange. If any of these conditions are not satisfied, eBay will not be obligated to accept and exchange properly tendered eligible option grants, though eBay may elect to do so at its sole discretion.

The offer is not conditioned upon a minimum number of eligible stock options being surrendered for exchange or a minimum number of eligible employees participating.

See also: Sections 2 and 7 of the Offer to Exchange

Q31.	What if eBay is acquired by another company?

A31.

Although eBay currently does not anticipate a merger or acquisition, if eBay merges or consolidates with or is acquired by another entity prior to the completion date, you may choose to withdraw any options which you tendered for exchange and your options will be treated in accordance with the applicable equity incentive plan and option agreement. Further, if eBay is acquired prior to the completion date, eBay reserves the right to withdraw the offer, in which case your eligible options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement and you will receive no new RSUs in exchange for them pursuant to the Offer to Exchange. If eBay is acquired prior to the completion date but does not withdraw the offer, eBay (or the successor entity) will notify you of any material changes to the terms of the Offer to Exchange or the new RSUs, including any adjustments to the number of shares that will be subject to the new RSUs. Under such circumstances, the type of security and the number of shares covered by your new RSUs would be adjusted based on the consideration per share given to holders of eBay’s common stock in connection with the acquisition. As a result of this adjustment, you may receive new RSUs covering more or fewer shares of the acquirer’s common stock than the number of shares subject to the eligible options that you tendered for exchange or than the number you would have received pursuant to the new RSUs if no acquisition had occurred.

Skype

Q32.	If Skype is no longer a majority-owned subsidiary of eBay or if eBay fully separates Skype from eBay, how will that affect my decision whether to participate in the Stock Option Exchange Program?

A32.

The timing and form of any partial or complete separation of Skype from eBay have not been determined. When these matters are determined, we will then be in a position to address how eBay equity awards will be treated. Generally, eligible options and the new RSUs that are not vested at the time that an employee ceases to provide continuous service to eBay or a majority-owned subsidiary of eBay will be forfeited.

Availability of Additional Information

Q33.	Whom can I contact if I have questions about the Offer to Exchange, or if I need additional copies of employee communications issued to date?

A33.

You may download copies of all of the documents referred to in the Offer to Exchange and this Summary Term Sheet and Questions and Answers from the Stock Option Exchange election site. eBay has also publicly filed the documents with the SEC on exhibits to a document called a “Schedule TO,” which is available at http://www.sec.gov.

You should direct questions about the Offer to Exchange and requests for additional copies of the Offer to Exchange and the other documents to herein to:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

1-888-795-8691 (toll free in U.S. and Canada)

1-718-559-4078 (call collect)

You may also submit a question through the Stock Option Exchange election site by clicking on the “Ask a Question” link.

See also: Section 17 of the Offer to Exchange

SUPPLEMENTAL QUESTIONS AND ANSWERS FOR CASH PAYMENTS

INDEX OF SUPPLEMENTAL QUESTIONS AND ANSWERS

No.	Question	Page

Q1.	How do I know whether I am eligible to receive a cash payment in the Offer to Exchange?	20
Q2.	What will the amount of the cash payment be?	20
Q3.	What will the terms and conditions of the cash payment be?	21
Q4.	When will my cash payment vest?	21
Q5.	What are the material tax consequences of receiving a cash payment?	21

Supplemental Questions and Answers for Cash Payments

If you are employed by eBay or its majority-owned subsidiaries in China, Estonia, Germany, Ireland, the Netherlands, South Korea, Switzerland, the United Kingdom or the United States and you would otherwise receive less than 100 new RSUs in exchange for all of your eligible options, you will receive a cash payment (instead of new RSUs) in exchange for the surrender of such eligible options. Except for the questions and answers that follow, the Summary Term Sheet and Questions and Answers preceding this Supplemental Questions and Answers for Cash Payments are generally applicable to the Offer to Exchange for employees eligible to receive a cash payment.

See Sections 2 and 9 of the Offer to Exchange for more information.

Questions and Answers for Cash Payments

Q1.	How do I know whether I am eligible to receive a cash payment in the Offer to Exchange?

A1.

If you are eligible to participate in the Stock Option Exchange Program, the Stock Option Exchange election site will indicate whether you are eligible to receive a cash payment in the Offer to Exchange. You are eligible to receive a cash payment in the Offer to Exchange if:

•

you are an active employee employed by eBay or its majority-owned subsidiaries in China, Estonia, Germany, Ireland, the Netherlands, South Korea, Switzerland, the United Kingdom or the United States on the commencement date;

•

you remain an active employee employed by eBay or its majority-owned subsidiaries in China, Estonia, Germany, Ireland, the Netherlands, South Korea, Switzerland, the United Kingdom or the United States through the completion date; and

•	you would otherwise receive less than 100 new RSUs in exchange for all of your eligible options.

Please note that the number of new RSUs that you would receive upon the exchange of all of your eligible options must be less than 100 in order for you to be eligible to receive a cash payment in the option exchange. This means that you will not be eligible to receive a cash payment if you hold multiple eligible option grants and could receive 100 or more RSUs in the option exchange upon exchange of all of your eligible options, but choose to exchange less than all of your eligible options, resulting in less than 100 new RSUs being granted to you on the completion date.

See also: Section 1 of the Offer to Exchange

Q2.	What will the amount of the cash payment be?

A2.

The amount of the cash payment will be determined by multiplying (i) the number of new RSUs that you would receive in exchange for your exchanged options pursuant to the exchange ratios (rounded down to the nearest whole share on a grant-by-grant basis), by (ii) the per share closing trading price of eBay’s common stock on the completion date, as reported on the Nasdaq Global Select Market and, where applicable, converting such amounts to local currency using the exchange rate for the completion date published in The Wall Street Journal.

eBay will satisfy all tax withholding obligations by deducting such obligations from the amount of the cash payment. Cash payments for exchanged options will generally be excluded from compensation for the purpose of Employee Stock Purchase Plan contributions unless local law requires otherwise.

See also:

•	Sections 9 and 14 of the Offer to Exchange

•

Schedule E (China), Schedule H (Estonia), Schedule J (Germany), Schedule M (Ireland), Schedule S (the Netherlands), Schedule Q (South Korea), Schedule Y (Switzerland) and Schedule AA (United Kingdom) of the Offer to Exchange for more information

Q3.	What will the terms and conditions of the cash payment be?

A3.

If you are eligible for a cash payment, you must remain employed by eBay in China, Estonia, Germany, Ireland, the Netherlands, South Korea, Switzerland, the United Kingdom or the United States through the completion date in order to receive a cash payment. Where applicable, eBay will convert such amounts to local currency using the exchange rate for the completion date published in The Wall Street Journal. eBay will satisfy all tax withholding and social insurance contribution obligations by deducting such obligations from the amount of the cash payment. Cash payments for exchanged options will generally be excluded from compensation for the purpose of Employee Stock Purchase Plan contributions unless local law requires otherwise. There will be no terms and conditions to your receipt of a cash payment.

See also:

•	Sections 9 and 14 of the Offer to Exchange

•

Schedule E (China), Schedule H (Estonia), Schedule J (Germany), Schedule M (Ireland), Schedule S (the Netherlands), Schedule Q (South Korea), Schedule Y (Switzerland) and Schedule AA (United Kingdom) of the Offer to Exchange for more information

Q4.	When will my cash payment vest?

A4.	In accordance with securities laws, cash payments will not be subject to any vesting, and will be paid promptly following the completion date through your local payroll.

See also: Section 9 of the Offer to Exchange

Q5.	What are the material tax consequences of receiving a cash payment?

A5.

If you are a U.S. taxpayer, you generally will recognize ordinary income in the amount of the payment at the time the cash payment is made to you, and eBay generally will have an obligation to withhold applicable federal and state income taxes as well as social security taxes. eBay will satisfy all tax withholding obligations by deducting such obligations from the amount of the cash payment. If you are employed by eBay or its majority-owned subsidiaries in China, Estonia, Germany, Ireland, the Netherlands, South Korea, Switzerland, or the United Kingdom you should consult the applicable Schedule in the Offer to Exchange for a summary of the tax consequences of receiving a cash payment. Cash payments for exchanged options will generally be excluded from compensation for the purpose of Employee Stock Purchase Plan contributions unless local law requires otherwise.

You should consult with your personal legal counsel, accountant, financial, and/or tax advisor(s) to determine the personal tax consequences to you of participating in the Stock Option Exchange Program. If you are a resident of or subject to the tax laws in more than one country, you should be aware that there may be additional or different income tax, social insurance contribution and other tax consequences that may apply to you.

See also:

•	Sections 9 and 14 of the Offer to Exchange

•

Schedule E (China), Schedule H (Estonia), Schedule J (Germany), Schedule M (Ireland), Schedule S (the Netherlands), Schedule Q (South Korea), Schedule Y (Switzerland) and Schedule AA (United Kingdom) of the Offer to Exchange for more information.

SUPPLEMENTAL QUESTIONS AND ANSWERS FOR ELIGIBLE EMPLOYEES EMPLOYED

IN CANADA

Supplemental Questions and Answers for Eligible Employees Employed in Canada

If you are employed by eBay or its majority-owned subsidiaries in Canada, you will not be granted new RSUs in the option exchange. Instead, you will be granted new options to purchase a lesser number of shares of eBay common stock for your exchanged options. Except for the questions and answers that follow, the questions and answers included in the Summary Term Sheet and Questions and Answers preceding this Supplemental Questions and Answers for Eligible Employees Employed in Canada are generally applicable to the Offer to Exchange for employees employed by eBay and its majority-owned subsidiaries in Canada. See Section 2 and 9 of the Offer to Exchange for more information.

Q1:	Why am I receiving new options instead of new RSUs in the Stock Option Exchange Program?

A1.

In Canada, an option-for-RSU exchange is subject to taxation on the date the options are cancelled in exchange for the new RSU grants. In light of the potential adverse consequences to eligible employees in Canada related to an option-for-RSU exchange, we are instead offering employees in Canada the opportunity to exchange their eligible options for new options to purchase a lesser number of shares of eBay common stock. The exchange ratios for the option-for-option exchange in Canada have been calculated to reflect the same approximate 90% discount to fair value used in calculating the number of new RSUs to be issued in the option exchange.

Q2.	How do I know whether I am eligible to receive new options in the Stock Option Exchange Program?

A2.

If you are eligible to participate in the Stock Option Exchange Program, the Stock Option Exchange election site will indicate whether you are eligible to receive new options in the option exchange. You are eligible to receive new options in the Offer to Exchange if you are an active employee employed by eBay or its majority-owned subsidiaries in Canada on the commencement date and you remain an active employee employed by eBay or its majority-owned subsidiaries in Canada through the completion date.

See also: Section 1 of the Offer to Exchange

Q3.	How many new options will I receive for the eligible options that I exchange?

A3.

If you are eligible to participate in the Stock Option Exchange Program, the Stock Option Exchange election site will indicate how many new options you are eligible to receive in exchange for your eligible options. The number of new options that you are eligible to receive in exchange for an eligible option, which we generally refer to as an “exchange ratio,” depends on the type of grant, grant date, exercise price and stock option expiration date of your eligible option.

If your eligible option was initially granted as part of a periodic broad-based focal grant, the exchange ratio will depend on the grant date of your eligible option as follows:

Focal Grant Date	Exercise Price of Eligible Options (Focal Grants)	Number of Eligible Options to be Exchanged for Each New Option
March 1, 2004	$34.61	2.5
March 1, 2005	$42.58	3.0
March 1, 2006	$39.90	3.5
September 1, 2006	$28.15	1.5
March 1, 2007	$31.93	2.0

If your eligible option was not granted as part of a periodic broad-based focal grant, the exchange ratio will depend on the exercise price and stock option expiration date of your eligible option as follows:

Exercise Price of Eligible Options	Number of Eligible Options to be Exchanged for Each New Option (by stock option expiration date)
	Stock Option Expiration Date Prior to 9/14/2013	Stock Option Expiration Date Between 9/14/2013 and 9/13/2015	Stock Option Expiration Date 9/14/2015 or Later
$27.00 and below	Not Eligible
$27.01 to $34.59	1.5	2.0	N/A
$34.60 to $42.58	3.5	2.5	2.5
$42.59 and Above	5.5	4.0	3.0

The exchange ratios apply to each of your eligible option grants separately. This means that the various eligible options you hold may be subject to different exchange ratios. For purposes of applying the exchange ratios, fractional shares subject to new options will be rounded down to the nearest whole share on a grant-by-grant basis.

Example

Using the tables above, if one of the eligible options you elect to exchange allows you to purchase 2,000 shares of eBay common stock for a per share exercise price of $40.00 and the stock option expires in April 2014 pursuant to its existing terms, you will receive a new option to purchase 800 shares of eBay common stock on the completion date. To calculate this amount, divide the 2,000 shares subject to the eligible option by 2.5 (the exchange ratio for an eligible option with an exercise price between $34.60 and $42.58 and with a stock option expiration date between 9/14/2013 and 9/13/2015) and round down to the nearest whole share.

Also using the tables above, if one of the eligible options you elect to exchange was granted as part of the March 2005 broad-based focal grant and allows you to purchase 1,000 shares of eBay common stock, you will receive 333 new options on the completion date. To calculate this amount divide the 1,000 shares subject to the eligible option by 3 (the exchange ratio for March 2005 focal grants) and round down to the nearest whole share.

Separate exchange ratios have been set for broad-based focal grants, because all of the options granted in a particular broad-based focal grant have similar terms and conditions. The exchange ratios for eligible options not granted as part of a broad-based focal grant have been set based upon the exercise price and stock option expiration date of the eligible options because these two variables have a significant influence on the fair value of the eligible options. In each case, the exchange ratios have been calculated in a manner intended to result in new options to be granted in the option exchange having approximately 90% of the fair value of the eligible options surrendered in the option exchange.

You will not have to calculate the number of new options you will receive for the eligible options you elect to exchange in the option exchange. If you are eligible to participate in the Stock Option Exchange Program, the Stock Option Exchange election site lists the number of new options you are eligible to receive for each of your eligible option grants.

See also: Section 2 of the Offer to Exchange

Q4.	Will the terms and conditions of my new options be the same as my exchanged options?

A4.	No. The vesting schedule of new options will be different from the vesting schedule of the exchanged options.

Otherwise, your new options will have substantially the same terms and conditions as your exchanged options, except that your new options will be granted under the eBay Inc. 2001 Equity Incentive Plan and a new option agreement, including the country-specific appendix thereto, and any other country-specific documentation. The 2001 Equity Incentive Plan and current form of option agreement are included on the Stock Option Exchange election site. These documents have also been included as exhibits to a document eBay filed with the SEC called a “Schedule TO,” which is available on the Stock Option Exchange Election site and the SEC website at http://www.sec.gov.

See also:

•	Section 9 of the Offer to Exchange

•	Schedule D (Canada) of the Offer to Exchange

•	Question 6 of this Supplemental Questions and Answers for Eligible Employees Employed in Canada

Q5.	Will I have to pay taxes if I participate in the Stock Option Exchange Program?

A5.

If you participate in the Stock Option Exchange Program, you generally will not be required to recognize income for income taxes, social insurance contributions or other tax purposes at the time of the exchange or when the new options are granted. You generally will recognize income for income tax and social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling) subject to any applicable income tax deferral or exemptions when you exercise your new options after they vest.

You should consult with your personal legal counsel, accountant, financial, and/or tax advisor(s) to determine the personal tax consequences to you of participating in the Stock Option Exchange Program. If you are a resident of or subject to the tax laws in more than one country, you should be aware that there may be additional or different income tax, social insurance contributions and other tax consequences that may apply to you.

If your eligible options were granted while you were employed in one jurisdiction and you now work for eBay in another jurisdiction, you may be subject to income taxes, social insurance contributions and other taxes at the time of the exchange in the jurisdiction in which the eligible option was originally granted. You should consult with your personal legal counsel, accountant, financial, and/or tax advisor(s) to determine the tax effect of your individual circumstances.

See also: Schedule D (Canada) of the Offer to Exchange

Q6.	When will my new options vest?

A6.

If you decide to exchange your eligible options, your new options will be unvested on the completion date, even if the eligible options you exchanged were completely vested. As set forth in the table below, the new options will generally have a vesting period that is one year longer than the original vesting period of your exchanged options – vesting in one, two, three, or four equal installments on each anniversary of the completion date. The number of vesting installments will be determined based on the full vesting date of your exchanged options.

If the full vesting date of your exchanged options is:*	Your new options will vest:*
Prior to September 11, 2009	In one installment: • 100% on September 11, 2010

On or after September 11, 2009 and before September 11, 2010	In two equal installments: • 50% on September 11, 2010, and • 50% on September 11, 2011

On or after September 11, 2010 and before September 11, 2011	In three equal installments: • 33.34% on September 11, 2010, • 33.33% on September 11, 2011, and • 33.33% on September 11, 2012

On or after September 11, 2011 and before September 11, 2012	In four equal installments: • 25% on September 11, 2010 • 25% on September 11, 2011 • 25% on September 11, 2012, and • 25% on September 11, 2013

*

The vesting schedules in the table above assume that the completion date is September 11, 2009. If the offering period is extended, the completion date will be correspondingly delayed and the vesting schedule will be adjusted accordingly.

If your stock options are fully vested at the time of the exchange, your new options will vest on September 11, 2010, as long as you remain an active employee eligible for vesting.

Example

Using the table above, assuming the full vesting date of your exchanged option is April 2011, your new options would become vested in three substantially equal installments on September 11, 2010, September 11, 2011, and September 11, 2012, respectively.

Also using the table above, if your exchanged option was fully vested as of the completion date (i.e., the full vesting date was prior to September 11, 2009), your new options would become vested in one installment on September 11, 2010.

New options granted in the option exchange will only vest if the holder remains an active employee who is eligible for vesting under the terms and conditions of the applicable option agreement, the relevant terms of the 2001 Equity Incentive Plan and other relevant eBay policies, as each may be amended from time to time. As such, vesting may be delayed by certain leaves of absences or changes in status, such as becoming a part-time employee, based on eBay policies and local law. Generally, new options that are not vested at termination of continuous service to eBay or one of its majority-owned subsidiaries, as determined in accordance with the 2001 Equity Incentive Plan, will be forfeited. Vested new options generally will expire three months after termination of continuous service to eBay.

You will not have to manually calculate the vesting schedule for your new options—you will be able to see the new vesting schedule for each eligible option grant you exchange on the Stock Option Exchange election site.

See also: Section 9 of the Offer to Exchange

Q7.	What will the per share exercise price of my new options be?

A7.

The per share exercise price of new options granted in the option exchange will be equal to the per share closing trading price of eBay’s common stock on the completion date, as reported on the Nasdaq Global Select Market.

Q8.	Do I have to pay for new options?

A8.

You do not have to make any cash payment to eBay to receive a grant of new options in exchange for your exchanged options. You will have to pay eBay an exercise price to receive the shares of common stock that become issuable to you upon exercise of your vested new options.

Please also note that you will incur brokerage and/or wire fees in the event you decide to sell the shares of eBay common stock issued to you upon exercise of your new options.

See also:

•	Section 9 of the Offer to Exchange

•	Schedule D of the Offer to Exchange

•	Answer to Question 6, “When will my new options vest?” of this Supplemental Questions and Answers for Eligible Employees Employed in Canada

Q9.	Do I need to exercise my new options in order to receive shares?

A9.	Yes. You must exercise your new options in order to receive the vested shares underlying the new options.

SUPPLEMENTAL QUESTIONS AND ANSWERS FOR ELIGIBLE EMPLOYEES EMPLOYED IN

FRANCE

INDEX OF SUPPLEMENTAL QUESTIONS AND ANSWERS

Except for the questions and answers that follow, the questions and answers included in the Summary Term Sheet and Questions and Answers preceding this Supplemental Questions and Answers for Eligible Employees Employed in France are generally applicable to the Offer to Exchange for employees employed by eBay and its majority-owned subsidiaries in France.

See Sections 2 and 9 of the Offer to Exchange for more information.

Q1.	When will my new RSUs vest?

A1.

If you are an eligible employee employed by eBay or one of its majority-owned subsidiaries in France and you choose to participate in the Stock Option Exchange Program, the vesting of your new RSU grant will not occur until at least the second anniversary of the completion date. The new RSUs granted to employees employed by eBay and its majority-owned subsidiaries in France will commence vesting on the second anniversary of the completion date.

If the full vesting date of your exchanged options is:*	Your new RSUs will vest:*
Prior to September 11, 2009	In one installment: • 100% on September 11, 2011

On or after September 11, 2009 and before September 11, 2010	In one installment: • 100% on September 11, 2011

On or after September 11, 2010 and before September 11, 2011	In two installments: • 66.67% on September 11, 2011 • 33.33% on September 11, 2012

On or after September 11, 2011	In three installments: • 50% on September 11, 2011 • 25% on September 11, 2012 • 25% on September 11, 2013

*

The vesting schedules disclosed in the table above assume a completion date of September 11, 2009. If the offering period is extended, the completion date will be correspondingly delayed and the vesting schedule will be adjusted accordingly.

See also:

•	Schedule I (France) of the Offer to Exchange

FORWARD-LOOKING STATEMENTS

The Offer to Exchange and the documents incorporated by reference into the Offer to Exchange contain forward-looking statements. You can identify these forward-looking statements by words such as “may,” “will,” “would,” “should,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan” and other similar expressions. These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in our forward-looking statements. We are under no obligation, and expressly disclaim any intention nor obligation, to update or alter any forward looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. We caution you not to place undue reliance on the forward-looking statements contained in this Offer to Exchange, which speak only as of the date hereof.

RISKS OF PARTICIPATING IN THE STOCK OPTION EXCHANGE PROGRAM

Participating in the Stock Option Exchange Program involves a number of risks and uncertainties, including those described below. You should carefully review these risks and uncertainties, and the other information contained in this Offer to Exchange, including the Schedules to this Offer to Exchange, and in our other filings with the SEC. You are also encouraged to speak with your personal legal counsel, accountant, financial, and/or tax advisor(s) before deciding to participate in the Stock Option Exchange Program.

Risks that are Specific to this Offer

If the price of our common stock increases after the date on which your exchanged options are cancelled, your exchanged options might be worth more than the new RSUs, new options or cash payment that you receive in exchange for them.

Because the exchange ratios of this offer are not one-for-one with respect to exchanged options, it is possible that, at some point in the future, your exchanged options could be economically more valuable than the new RSUs or new options granted to you or cash payment received by you pursuant to this offer. For example, if you exchange an eligible option to purchase 1,000 shares with an exercise price of $40 per share and a stock option expiration date of April 2014, you would receive 111 new RSUs. Assume, for illustrative purposes only, that the price of our common stock increases to $60 per share following the completion of the option exchange. Under this example, if you are a U.S. employee and had kept your exchanged options and exercised and sold the underlying shares at $60 per share, you would have realized a pre-tax gain of $20,000, but if you exchanged your eligible option grant for new RSUs, and immediately sold the shares subject to the new RSU grant upon vesting when the price of our common stock is $60 per share, you would realize a pre-tax gain of only $6,660.

If, instead, you are employed by eBay or one of its majority-owned subsidiaries in Canada and you elected to exchange the eligible option in the example above for new options, the number of shares subject to your new options would be 400. Assume, for illustrative purposes only, the per share closing trading price of eBay’s common stock on the completion date was $20, your per share exercise price would be $20. Assume further, for illustrative purposes only, that the price of our common stock increases to $60 per share following the completion of the option exchange. Under this example, if you had kept your exchanged options and exercised and sold the underlying shares at $60 per share, you would have realized a pre-tax gain of $20,000. Under the new option, if you were to exercise and sell the underlying shares at $60 per share, you would realize a pre-tax gain of $16,000.

As a further example, if (a) you are employed by eBay or one of its majority-owned subsidiaries in China, Estonia, Germany, Ireland, the Netherlands, South Korea, Switzerland, the United Kingdom or the United States, (b) you hold an eligible option to purchase 500 shares with an exercise price of $40 per share and a stock option expiration date of April 2014, and (c) it is the only eligible option that you hold, then assuming, for illustrative purposes only, the per share closing trading price of eBay’s common stock on the completion date was $20, you would be entitled to a cash payment in the amount $1,110 in exchange for your eligible option, which is calculated by multiplying $20 times the 55 new RSUs that you would have otherwise received in the option exchange. Assume further, for illustrative purposes only, that the price of our common stock increases to $60 per share following the completion of the option exchange. Under this example, if you are a U.S. employee and had kept your exchanged options and exercised and sold the underlying shares at $60 per share, you would have realized pre-tax gain of $10,000.

In addition, you may pay more taxes on your new RSUs, new options or cash payment than you would on your eligible option grant that you surrendered. For example, if you exchange an eligible option grant for 1,000 shares with an exercise price of $40 and a stock option expiration date of April 2014, you would receive 111 new RSUs. If you were a U.S. taxpayer and the eligible option grant was exercised for $40 per share while the fair market value of our common stock was $42 per share, you would recognize ordinary income on $2,000 at exercise. If you later sold the shares at $60 per share, you would have capital gain on $18 per share, which is the difference between the sale price of $60 and the $42 fair market value at exercise. If you were a U.S. taxpayer and you held the shares more than 12 months, this would be taxed at long-term capital gains rates (currently a maximum of 15% for U.S. taxpayers), and if you held the shares for 12 months or less, this would be taxed at short-term capital gains rates (currently a maximum of 35% for U.S. taxpayers). If, instead, you exchange your eligible option grant for new RSUs, you would recognize ordinary income (currently at a maximum rate of 35% for U.S. taxpayers) on the full fair market value of the shares you receive at the time you receive them (i.e., when they vested). For instance, if you are a U.S. taxpayer and vest in 37 new RSUs on a day when the fair market value of our stock is $60 per share, you will recognize ordinary income on $2,220. You then would be subject to additional long- or short-term capital gain, as applicable (depending on the length of time you have held such shares) on any additional gain when you sell the shares. For instance, if you sold the shares at $65 per share, you would have a capital gain of $5 per share. When analyzing the tax consequences to you, you should keep in mind that you do not pay a cash purchase price for new RSUs or the shares thereunder, while, in the example above, you would have paid $40 per share of post-tax dollars for the shares subject to your eligible option grant.

Your new RSUs or new options will not be vested on the grant date, and if your continuous service with eBay or one of its majority-owned subsidiaries terminates prior to the vesting of such new RSUs or new options, you will not receive full value(or potentially, any value) for your new RSUs or new options.

The new RSUs and new options (if you are employed by us in Canada) will be subject to a new vesting schedule. If your service with eBay or one of its majority-owned subsidiaries terminates (whether voluntarily or involuntarily) prior to the date your new RSUs or new options vest, you will not receive the shares subject to those new RSUs or new options. Instead, your new RSUs will expire immediately upon your termination of continuous service, within the meaning of the applicable plan and restricted stock unit agreement, and your new options will expire upon your termination of continuous service, if unvested, and shortly after your termination of continuous service, if vested. As a result, you would not receive full value (or potentially, any value) from your new RSUs or new options. See Section 9 of this Offer to Exchange entitled “Source and Amount of Consideration; Terms of New RSUs, New Options and Cash Payments” for more information.

If we are acquired by or merge with another company, your surrendered option might be worth more than the new RSUs, new options or cash payment that you receive in exchange for them.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, eligible employees who elect to participate in the Stock Option Exchange Program might receive less of a benefit from the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those eligible employees who did not participate in this offer and retained their original eligible option grant.

Furthermore, a transaction involving us, such as a merger or other acquisition, could result in a reduction in our workforce. If your provision of continuous service to us terminates for any reason before your new RSUs or new options vest, you will not receive any value from your new RSUs or new options.

Tax effects of new RSUs and cash payments for United States taxpayers.

If you are a U.S. taxpayer and participate in the Stock Option Exchange Program, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange and, with respect to new RSUs, on the grant date. However, you generally will have taxable ordinary income when the new RSUs vest and the shares underlying your new RSUs are issued to you, at which time eBay generally also will have a tax withholding obligation. We will satisfy all tax withholding obligations in the manner specified in your RSU agreement. You also may have taxable capital gains when you sell the shares underlying the new RSUs. Note that the tax treatment of new RSUs differs significantly from the tax treatment of your exchanged options, and as a result of your participation in this offer, your tax liability could be higher than if you had kept your exchanged options. Please see Section 14 and Schedules C through AA of the Offer to Exchange entitled “Material Income Tax Consequences” for a discussion of the general tax consequences associated with exchanged options.

If you are a U.S. taxpayer, any cash payment received by you in exchange for exchanged options will be taxed as ordinary income on the date of receipt and we will be required to withhold applicable taxes. Cash payments made in exchange for the surrender of eligible options will generally be excluded from compensation for the purpose of Employee Stock Purchase plan contributions unless local law requires otherwise. The cash payments made in exchange for the surrender of eligible options may be considered compensation for the purpose of any pension or retirement benefits, depending upon the terms of the applicable pension plan and local legal requirements. See Schedule E (China), Schedule H (Estonia), Schedule J (Germany), Schedule M (Ireland), Schedule S (the Netherlands), Schedule Q (South Korea), Schedule Y (Switzerland) and Schedule AA (United Kingdom) of the Offer to Exchange for more information.

Tax effects on holders of incentive stock options who choose not to participate.

If this offer is open for thirty (30) or more calendar days, as currently contemplated, eligible employees who are subject to U.S. taxes who hold eligible options that are incentive stock options granted under the Shopping.com Ltd. 2004 Equity Incentive Plan and who do not participate in the offer will have the incentive stock option holding periods of their options automatically adjusted to restart on the commencement date. As a result, if this offer is open for thirty (30) or more calendar days, to receive favorable U.S. tax treatment for such incentive stock options, an eligible employee must hold (i.e., not sell or otherwise dispose of) the shares of eBay common stock acquired upon exercise of the incentive stock options for at least two (2) years from the commencement date (that is, more than two (2) years from August 10, 2009) and one (1) year after the exercise of the option (even if you do not exchange your incentive stock options for new RSUs or, if applicable, a cash payment). If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the shares underlying the option over the exercise price of the options will be treated as long-term capital gain. The completion date of the Stock Option Exchange Program is expected to be 9:00 p.m. PDT on September 11, 2009. If the offering period expires as scheduled, the offer will have remained open for more than thirty (30) calendar days and the incentive stock option terms would be adjusted as described above. See Section 14 of the Offer to Exchange entitled “Material Income Tax Consequences” for more information.

Tax effects of new RSUs, new options or a cash payment for eligible employees subject to tax outside of the United States.

Employees employed by us in jurisdictions outside of the United States should carefully review Schedules C through AA to this Offer to Exchange and consult with their personal legal counsel, accountant, financial, and/or tax advisor(s) to determine whether participation in the Offer to Exchange could trigger any negative tax consequences. In some jurisdictions, the surrender of your eligible options or the new RSU grant will result in an immediate tax consequence to you. Please consult with you personal legal counsel, accountant, financial, and/or tax advisor(s) with regard to questions you have after reviewing Schedules C through AA.

Tax-related risks for tax residents of multiple countries.

If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social insurance contribution consequences in more than one country that may apply to you. You should consult your personal legal counsel, accountant, financial, and/or tax advisor(s) to discuss these tax consequences.

Tax-related risks for employees who have transferred employment between two or more countries.

If you have been employed by us in more than one tax jurisdiction, you should be aware that there may be tax and social insurance contribution consequences in each jurisdiction that may apply to you. For example, if you were employed by us in Israel or the Netherlands when you received an eligible option from us and you have transferred to another jurisdiction, you could face potential tax consequences in Israel or the Netherlands if you exchange your eligible options for new RSUs. See Schedule N (Israel) and Schedule S (the Netherlands) to this Offer to Exchange for more information on potential tax consequences in Israel and the Netherlands. You should consult your personal legal counsel, accountant, financial, and/or tax advisor(s) to discuss the tax consequences of your eligible options if you have transferred employment in more than one tax jurisdiction.

In addition, you are required to consent to the terms of the tax ruling in Israel or the Netherlands, as applicable in order to participate in the option exchange. If you were granted eligible options while in Israel but subsequently transferred to another jurisdiction and do not consider yourself a tax resident in Israel, you must agree to the terms of a tax ruling obtained from the Israel Tax Authorities and file a residency certificate from the tax authorities of your current country of residence (e.g., a Form 8802 from the U.S. Internal Revenue Service) confirming that you are a tax resident in said jurisdiction within 60 days following July 30, 2009 (i.e., September 28, 2009) if you do not want to be taxed on the full amount of the gain, if any, in Israel at the time you sell the shares underlying the new RSUs.

You should provide your local human resources representative with a copy of the certificate. If the Israel Tax Authorities agree that you are not a resident in Israel, you will be subject to tax on the pro-rata portion of the gain in Israel based on the time you were in Israel from the time of the grant of your eligible options until you sell the shares underlying the new RSUs. If you do not file a residency certificate with the Israel Tax Authorities within the requisite time period or the Israel Tax Authorities find that you are still a resident for Israeli tax purposes, you will be subject to tax on the full gain in Israel at the time you sell your shares underlying the new RSUs.

Risks that are Related to Our Business and Common Stock

You should carefully review the risk factors contained in our periodic and other reports filed with the SEC, including those in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and our subsequent Quarterly Reports on Form 10-Q, as well as the information provided in this Offer to Exchange (including the Schedules to this Offer to Exchange) and the other materials that we have filed with the SEC, before making a decision on whether to surrender your eligible stock options for exchange. You may access these filings electronically at the SEC’s website at http://www.sec.gov or on our Investor Relations website at http://investor.ebay.com. In addition, upon request we will provide you with a copy of any or all of the documents to which we have referred you (without charge to you). See Section 17 entitled “Additional Information” for more information regarding reports we filed with the SEC and how to obtain copies of or otherwise review these reports.

THE OFFER TO EXCHANGE

August 10, 2009

THE OFFER TO EXCHANGE

The following represents the Offer to Exchange. You should read carefully this entire Offer to Exchange, the Summary Term Sheet and Questions and Answers, the Election Form and other attached exhibits together with their associated instructions, and the other related documents referenced in this Offer to Exchange. This Offer to Exchange is made subject to the terms and conditions of these documents, which may be amended from time to time hereafter. The information in this Offer to Exchange is not complete and may not contain all of the information that is important to you. Additional important and material information is contained in the related documents referenced in this Offer to Exchange. Please review this Offer to Exchange to ensure that you are making an informed decision regarding your participation in the option exchange. Certain terms used in this Offer to Exchange are defined in the answer to Question 2 of the Summary Term Sheet and Questions and Answers, “What are some key terms used in the Stock Option Exchange Program?”

Section 1.	Eligibility.

In order to participate in the option exchange, you must be an eligible employee holding outstanding eligible options as of the commencement date and the completion date.

You are an “eligible employee” if you are an active employee in an eligible location as of the commencement date and you remain an active employee in an eligible location through the completion date. You will not be an “eligible employee” for purposes of this offer if you cease to be an active employee for any reason prior to the completion of the offer, including a termination of your employment by reason of retirement, disability, death or for cause. You will not be considered to be an “active employee” if you are (i) on a “garden leave” or other leave that will result in a termination of employment with eBay or one of eBay’s majority-owned subsidiaries, (ii) have provided a notice of resignation to eBay or one of eBay’s majority-owned subsidiaries; or (iii) have received a notice of termination of employment from eBay or one of eBay’s majority-owned subsidiaries. Our named executive officers and members of our board of directors, who are listed on Schedule A to this Offer to Exchange, are not eligible to participate in the Stock Option Exchange Program. Employees who are employed by us in Australia or the Philippines are not eligible to participate in the Stock Option Exchange Program. eBay has determined that it is inconsistent with eBay’s compensation policies and practices to offer the Stock Option Exchange Program to its employees in Australia and the Philippines due to local tax and regulatory implications, which outweighed the potential benefits of the Stock Option Exchange Program and made it cost prohibitive.

To receive a grant of new RSUs, new options or a cash payment, as applicable, you must remain in continuous service to eBay or one of eBay’s majority-owned subsidiaries through the completion date. If you do not provide continuous service to eBay or one of eBay’s majority-owned subsidiaries through the completion date, you will keep your current eligible options and they will vest and expire in accordance with their existing terms. If the offering period is extended and the completion date delayed, then the grant of new RSUs, new options and cash payments will be correspondingly delayed.

Except as provided by applicable law and/or any employment agreement between you and eBay, your employment with eBay and its majority-owned subsidiaries remains “at-will” and can be terminated by you or your employer at any time, with or without cause or notice. Participation in eBay’s equity plans is entirely voluntary, and the benefits afforded under the plans do not form an employment contract with eBay or any of its affiliates. The grant of new RSUs, new options or a cash payment in connection with the Offer to Exchange is a one-time benefit and will not provide you with the right to receive any future equity award grants or cash payments under eBay’s equity plans or otherwise. In order to vest in your new RSUs or new options and receive the shares subject to the new RSUs or purchase the shares subject to the new options, you generally must provide continuous service to eBay or one of eBay’s majority-owned subsidiaries through each relevant vesting date. If you cease providing continuous service to eBay and eBay’s majority-owned subsidiaries before your new RSUs or new options vest, your new RSUs or new options will expire unvested and you will not be issued any shares of common stock pursuant to any unvested portion of your new RSUs or new options.

Only eligible options will be accepted for exchange in the option exchange. An “eligible option” must meet all of the following criteria:

•	the option is held by an eligible employee;

•	the option was granted with a per share exercise price equal to or greater than $27.01;

•	the option was granted prior to August 10, 2008 and does not have a remaining term of less than 12 months immediately following the completion date;

•	the option is outstanding and unexercised as of the completion date;

•	the option is properly elected to be exchanged; and

•	the option is not validly withdrawn before 9:00 p.m. PDT on the completion date.

An option will not be eligible for exchange (and any election with regard to such option will be disregarded), if, on the completion date, the per share exercise price of the option is less than the per share closing trading price of eBay’s common stock on the Nasdaq Global Select Market.

Section 2.	Types of Awards Granted in the Option Exchange; Number of New RSUs or New Options or Amount of Cash Payment; Completion Date.

eBay will be granting new RSUs, new options and cash payments to eligible employees in exchange for the cancellation of eligible options. If you elect to participate in the option exchange, you will receive new RSUs in exchange for the cancellation of your eligible options except as follows:

•

eligible employees who are employed by us in Canada will receive a lesser number of new options (calculated so as to reflect the same approximate 90% discount to fair value that was used in calculating the number of RSUs to be issued) instead of RSUs in exchange for their exchanged options; and

•

eligible employees who are employed by us in China, Estonia, Germany, Ireland, the Netherlands, South Korea, Switzerland, the United Kingdom or the United States and who would otherwise be granted an aggregate of less than 100 new RSUs in exchange for all of their eligible options will receive a cash payment in exchange for their exchanged options.

The tables below set forth the exchange ratios to be used based on the type of grant, grant date, exercise price and/or stock option expiration date of your eligible options. Please note that the exchange ratios apply to each of your eligible options separately, on a grant-by-grant basis. This means that the various eligible options you have been granted may be subject to different exchange ratios.

Separate exchange ratios have been set for broad-based focal grants because all of the options granted in a particular broad-based focal grant have similar terms and conditions. If your eligible option was initially granted as part of a periodic broad-based focal grant, the exchange ratios will depend on the grant date of your eligible option as follows:

Focal Grant Date	Exercise Price of Eligible Options (Focal Grants)	Number of Eligible Options to be Exchanged for Each New RSU	Number of Eligible Options to be Exchanged for Each New Option*
March 1, 2004	$34.61	7.5	2.5
March 1, 2005	$42.58	9.0	3.0
March 1, 2006	$39.90	13.5	3.5
September 1, 2006	$28.15	6.0	1.5
March 1, 2007	$31.93	6.5	2.0

*	New options will only be granted to eligible employees employed by eBay and its majority-owned subsidiaries in Canada who elect to participate in the option exchange.

If your eligible option was not granted as part of a periodic broad-based focal grant, the exchange ratio will depend on the exercise price and stock option expiration date of your eligible option as follows:

Exercise Price of Eligible Options	Number of Eligible Options to be Exchanged for Each New RSU (by stock option expiration date)			Number of Eligible Options to be Exchanged for Each New Option* (by stock option expiration date)
	Stock Option Expiration Date Prior to 9/14/2013	Stock Option Expiration Date Between 9/14/2013 and 9/13/2015	Stock Option Expiration Date 9/14/2015 or Later	Stock Option Expiration Date Prior to 9/14/2013	Stock Option Expiration Date Between 9/14/2013 and 9/13/2015	Stock Option Expiration Date 9/14/2015 or Later
Less than $27.01	Not Eligible			Not Eligible
$27.01 to $28.15	6.0	5.0	3.0	1.5	2.0	N/A
$28.16 to $30.99	6.5	6.0	3.5	1.5	2.0	N/A
$31.00 to $31.93	8.0	6.5	4.0	1.5	2.0	N/A
$31.94 to $34.59	9.0	7.0	4.0	1.5	2.0	N/A
$34.60 to $36.99	10.0	7.5	5.0	3.5	2.5	2.5
$37.00 to $42.58	13.5	9.0	6.5	3.5	2.5	2.5
$42.59 to $51.99	21.5	10.5	8.0	5.5	4.0	3.0
$52.00 and above	N/A	14.5	12.0	5.5	4.0	3.0

*	New options will only be granted to eligible employees employed by eBay and its majority-owned subsidiaries in Canada who elect to participate in the option exchange.

For purposes of applying the exchange ratios, fractional RSUs will be rounded down to the nearest whole RSU on a grant-by-grant basis. New option grants will be rounded down to the nearest share on a grant-by-grant basis. Fractional RSUs and options will not be granted in the option exchange.

The amount of any cash payment to be made to you will be determined by multiplying (i) the number of new RSUs that you would receive in exchange for your exchanged options pursuant to the exchange ratios above, rounded down to the nearest whole share on a grant-by-grant basis, by (ii) the per share closing trading price of our common stock on the completion date, as reported on the Nasdaq Global Select Market and, where applicable, converting such amounts to local currency using the exchange rate for the completion date published in The Wall Street Journal.

Example

Using the table above, if one of the eligible options you elect to exchange allows you to purchase 1,000 shares of eBay common stock for a per share exercise price of $40.00 and the eligible option expires in April 2014 pursuant to its existing terms, you will receive 111 new RSUs on the completion date. To calculate this amount, divide the 1,000 shares subject to the eligible option by 9 (the exchange ratio for an eligible option with an exercise price between $37.00 and $42.58 and with a stock option expiration date between 9/14/2013 and 9/13/2015) and rounded down to the nearest whole RSU.

If you (i) are employed by eBay or one of its majority-owned subsidiaries in China, Estonia, Germany, Ireland, the Netherlands, South Korea, Switzerland, the United Kingdom or the United States (ii) hold an eligible option to purchase 250 shares of eBay common stock for a per share exercise price of $40.00, which expires in April 2014, and (iii) this is the only eligible option that you hold, you would be entitled to a cash payment based on 27 new RSUs. To calculate this amount, divide the 250 shares subject to the eligible option by 9 (the exchange ratio for an eligible option with an exercise price between $37.00 and $42.58 and with a stock option expiration date between 9/14/2013 and 9/13/2015) and rounded down to the nearest whole RSU. The amount of the cash payment would be calculated by multiplying 27 times the per share closing trading price of eBay’s common stock as reported on the Nasdaq Global Select Market as of the completion date.

If, instead, you are employed by eBay or one of its majority-owned subsidiaries in Canada and one of the eligible options you elect to exchange allows you to purchase 1,000 shares of eBay common stock for a per share exercise price of $40.00 and the eligible option expires in April 2014 pursuant to its existing terms, in this example for new options, the number of shares subject to your new options would be 400. To calculate this amount, divide the 1,000 shares subject to the eligible option by 2.5 (the exchange ratio for an eligible option with an exercise price between $37.00 and $42.58 and with a stock option expiration date between 9/14/2013 and 9/13/2015) and rounded down to the nearest whole share.

Participation in this offer is completely voluntary. You may decide which of your eligible options you wish to exchange. If you hold more than one eligible option, you may choose to exchange one or more eligible options without having to exchange all of your eligible options. If you elect to participate in this offer, you must exchange all of the shares subject to any individual eligible option grant that you choose to exchange. We are not accepting partial tenders of eligible option grants. However, if you elect to participate in this offer with respect to any partially exercised eligible option grant, you must exchange the entire remaining portion of such eligible option grant.

For example (and except as otherwise described below), if you hold (1) an eligible option grant to purchase 1,000 shares, 700 of which you have already exercised, (2) an eligible option grant to purchase 1,000 shares, and (3) an eligible option grant to purchase 3,000 shares, you may choose to exchange all three eligible option grants, or only two of the three eligible option grants, or only one of the three grants, or none at all. However, you may not elect to exchange a partial amount under any eligible option grant (such as an election to exchange only 150 shares of the remaining 300 shares under the first eligible option grant).

All eligible options that are properly surrendered in the option exchange and accepted by us for exchange pursuant to this offer will be cancelled as of the completion date, and eligible options elected for exchange will no longer be exercisable after that time. The new RSUs or new options will be granted in exchange for the exchanged options as of the completion date.

The completion date will be 9:00 p.m. PDT on September 11, 2009, unless we extend the offer at our sole discretion. If we extend the offer, the completion date will refer to the latest time and date at which the extended offer expires. See Section 15 of this Offer to Exchange for a description of our rights to extend, terminate and amend the offer.

Section 3.	Purposes of the Offer and Reasons for Structure of the Offer.

The purpose of this offer is to restore the retention and incentive benefits of our equity awards. We believe this offer will foster retention of our valuable employees and better align the interests of our employees and stockholders to maximize stockholder value. We granted the currently outstanding options to attract and retain the best available personnel and to provide additional incentive to our employees. We and other technology companies have been impacted by the global economic downturn, as well as other macroeconomic factors. As a result of these factors, some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price for our stock. These options are commonly referred to as being “underwater.” The new RSUs and new options may have greater employee retention value than the exchanged options and therefore benefit eBay in its efforts to retain valuable employees.

In determining how to increase the retentive and motivational value of equity awards for employees, different alternatives were considered. The structure of the offer was chosen as it provides the further benefit of reducing the overhang represented by the outstanding eligible options. Although these options are not likely to be exercised as long as our stock price is lower than the applicable exercise price, they will remain on our books with the potential to dilute stockholders’ interests for up to the full term of the options unless they are surrendered or cancelled. The Stock Option Exchange Program will help to remedy the fact that we are obligated to recognize compensation expense for the underwater options, even though they are not providing their intended incentive and retention benefits, which we feel is not an efficient use of our resources. We also believe that the structure of the offer is in accordance with our current compensation philosophy to align equity incentives with current compensation.

Since the offer is structured to replace underwater options with new RSUs or new options (for employees employed by us in Canada) with a fair value of approximately 90% of the surrendered underwater options, we expect to recognize minimal incremental compensation expense. The only compensation expense we may incur would result from (i) the effect of the varying exchange ratio bands we have developed for the program, which may result in a modest amount of compensation expense in connection with the exchange of certain options and (ii) fluctuations in our stock price between the time the exchange ratios were set, shortly before the option exchange commenced, and the time when the new RSUs or new options are issued on the completion date of the option exchange. As a result, the option exchange will allow us to realize real incentive and retention benefits from the new RSUs and new options granted, while recognizing essentially the same amount of compensation expense as we would have recognized for the eligible options that are surrendered.

Except as otherwise disclosed in this Offer to Exchange, we presently have no plans, proposals, or negotiations that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or our subsidiaries;

•	any purchase, sale or transfer of a material amount of our or our subsidiaries’ assets;

•	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•

any change in our present board of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing board vacancies or to change any named executive officer’s material terms of employment;

•	any other material change in our corporate structure or business;

•	our common stock being delisted from the any national securities exchange or ceasing to be authorized for quotation in an automated quotation system operated by a national securities association;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of an additional amount of our securities or the disposition of an amount of any of our securities; or

•	any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

On April 14, 2009, we announced plans to separate Skype into an independent company. In addition, in the ordinary course of business, from time to time, eBay evaluates acquisition or investment opportunities. At the present time, we are reviewing a number of opportunities. These transactions may be announced or completed in the ordinary course of business during the pendency of this offer, but there can be no assurance that an opportunity will be available to us or that we will choose to take advantage of an opportunity.

In the ordinary course of business, eBay makes changes in the composition and structure of its board of directors and/or management. eBay expects that it will continue to make changes in this regard.

Section 4.	Procedures for Electing to Exchange Options.

Proper election to exchange options.

Participation in this offer is voluntary. If you choose to participate in this offer, you must do the following before 9:00 p.m. PDT on the completion date, which is expected to be September 11, 2009.

1.	Use your login name, login password and employee identification number to access the Stock Option Exchange election site at the Internet address: http://www.eBayStockOptionExchange.com; and

2.	Complete and submit your Election Form.

If you are employed by eBay or one of its majority-owned subsidiaries in Israel or the Netherlands or were granted eligible options while employed by eBay or one of its majority-owned subsidiaries in Israel or the Netherlands, in addition to completing an Election Form, you must complete a consent agreement to the terms of a tax ruling if you decide to participate in the option exchange. You must print and sign a copy of your consent agreement and provide it to your local human resources representative by 9:00 p.m. PDT on the completion date. If you are employed by us in France, Italy or Israel, you must also provide a signed copy of your Election Form to your local human resources representative by 9:00 p.m. PDT on the completion date.

If you were granted eligible options while in Israel but subsequently transferred to another jurisdiction and do not consider yourself a tax resident in Israel, you must agree to the terms of a tax ruling obtained from the Israel Tax Authorities and file a residency certificate from the tax authorities of your current country of residence (e.g., a Form 8802 from the U.S. Internal Revenue Service) confirming that you are a tax resident in said jurisdiction within 60 days following July 30, 2009 (i.e., September 28, 2009) if you do not want to be taxed on the full amount of the gain, if any, in Israel at the time you sell the shares underlying the new RSUs. You should provide your local human resources representative with a copy of the certificate. If the Israel Tax Authorities agree that you are not a resident in Israel, you will be subject to tax on the pro-rata portion of the gain in Israel based on the time you were in Israel from the time of the grant of your eligible options until you sell the shares underlying the new RSUs. If you do not file a residency certificate with the Israel Tax Authorities within the requisite time period or the Israel Tax Authorities find that you are still a resident for Israeli tax purposes, you will be subject to tax on the full gain in Israel at the time you sell your shares underlying the new RSUs.

If for any reason you are unable to access eBay’s Stock Option Exchange election site, you may submit a paper copy of your Election Form and, if applicable, consent agreement by facsimile to (212) 809-8838 but it must be completed, signed and received by 9:00 p.m. PDT on the completion date. You may request a paper election form (and consent agreement, if applicable), by calling D.F. King & Co., Inc. (“D.F. King”) at 1-888-795-8691 or 1-718-559-4078 (call collect).

“D.F. King” must receive your properly submitted Election Form and, if applicable, consent agreement through the Stock Option Exchange election site or your properly completed and signed Election Form by facsimile before 9:00 p.m. PDT on the completion date. If you are employed by eBay in Israel or the Netherlands, your local human resources representative must receive a signed copy of your consent agreement before 9:00 p.m. PDT on the completion date. If you are employed by eBay in Italy or Israel, your local human resources representative must receive a signed copy of your Election Form by 9:00 p.m. PDT on the completion date.

If you elect to exchange any portion of an individual eligible option grant in this offer, you must elect to exchange the entire individual eligible option grant. If you hold more than one individual eligible option grant, however, you may choose to exchange one or more of such individual eligible option grants, on a grant-by-grant basis, without having to exchange all of your individual eligible option grants. No partial exchanges of an eligible option grant will be permitted. For a summary of your outstanding eligible options please refer to the Stock Option Exchange election site, which, among other things, lists your outstanding eligible option grants, the grant date of your eligible options, the exercise price of your eligible options, the number of outstanding shares subject to your outstanding eligible options, the type of award you are eligible to receive in the option exchange, the number of new RSUs or new options (if you are employed by us in Canada) you would receive in exchange for each eligible option and the vesting schedule applicable to your new RSUs or new options (if you are employed by us in Canada).

Your election to participate becomes irrevocable at 9:00 p.m. PDT on the completion date, which is September 11, 2009 unless the offer is extended, in which case your election will become irrevocable after the new completion date. You may change your mind after you have submitted an Election Form and withdraw from the offer at any time before 9:00 p.m. PDT on the completion date, as described in Section 5. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form we receive before 9:00 p.m. PDT on the completion date.

You also may change your mind about which of your eligible options you wish to have exchanged. If you wish to add additional individual eligible option grants to your election, you must complete and submit a new Election Form before 9:00 p.m. PDT on the completion date by following the procedures described above. Any prior Election Form will be disregarded. If you wish to withdraw some or all of the eligible options you elected for exchange, you may do so at any time before 9:00 p.m. PDT on the completion date by submitting a new Election Form that indicates which individual eligible option grants you wish to withdraw and which individual eligible option grants, if any, you wish to elect to exchange in the offer.

Confirmation statements for submissions through the Stock Option Exchange election site may be obtained by clicking on the “Print Confirmation” button after submitting your Election Form and, if applicable, consent agreement. You should print and save a copy of the confirmation and, if applicable, consent agreement for your records.

If your Election Form and, if applicable, consent agreement are received by eBay via facsimile, eBay intends to confirm the receipt of your Election Form and, if applicable, consent agreement by email, or, if you do not have a corporate email address, to mail you a confirmation, within 48 hours of receipt. If you do not receive a confirmation, it is your responsibility to confirm that eBay has received your Election Form.

Only Election Forms and, if applicable, consent agreements that are complete and actually received by eBay by 9:00 p.m. PDT on the completion date will be accepted. Election Forms and, if applicable, consent agreements may be submitted only via eBay’s Stock Option Exchange election site or by facsimile. Election Forms and consent agreements submitted by any other means, including, email, hand delivery, United States mail (or other post) and Federal Express (or similar delivery service), are not permitted, and will not be accepted. Notwithstanding the foregoing, if you are employed by eBay or one of its majority-owned subsidiaries in Israel or the Netherlands, your local human resources representative must receive a signed copy of your consent agreement before 9:00 p.m. PDT on the completion date, and if you are employed by eBay or one of its majority-owned subsidiaries in France, Italy or Israel, your local human resources representative must receive a signed copy of your Election Form by 9:00 p.m. PDT on the completion date.

This is a one-time offer, and we will strictly enforce the offering period, subject only to any extension, which we may grant in our sole discretion.

Our receipt of your Election Form is not by itself an acceptance of your eligible options for exchange. For purposes of this offer, we will be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of options for exchange. We may issue this notice of acceptance by press release, email or other form of communication. Eligible options accepted for exchange will be cancelled as of the completion date.

We will determine, in our sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any eligible option grants. We reserve the right to reject any Election Form or any eligible option grants elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. Neither we nor any other person is obligated to give notice of any defects or irregularities in any Election Forms, nor will anyone incur any liability for failure to give any notice. No surrender of eligible option grants will be deemed to have been properly made until all defects or irregularities have been cured by the tendering holder of the eligible option grants or waived by us. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. Subject to Rule 13e-4 under the U.S. Securities Exchange Act of 1934, as amended, we also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any surrender with respect to any particular eligible options or any particular eligible employee.

Our acceptance constitutes an agreement.

Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of this offer, and will be controlling, absolute and final, subject to your withdrawal rights under the offer as described in Section 5 of this Offer to Exchange and our acceptance of your surrendered eligible options in accordance with the offer as described in Section 6 of the Offer to Exchange. Our acceptance of your options for exchange will constitute a binding agreement between eBay and you upon the terms and subject to the conditions of this offer.

Section 5.	Withdrawal Rights and Change of Election.

You may withdraw some or all of the options that you previously elected to exchange only in accordance with the provisions of this section.

You may withdraw some or all of the options that you previously elected to exchange at any time before 9:00 p.m. PDT on the completion date, which is expected to be September 11, 2009. If we extend the offer, you may withdraw your options at any time until the extended completion date.

To withdraw some or all of the options that you previously elected to exchange, you must submit a new Election Form using the procedures set forth in Section 4 of this Offer to Exchange. D.F. King must receive your properly submitted Election Form through the Stock Option Exchange election site or your properly completed and signed Election Form by facsimile before 9:00 p.m. PDT on the completion date. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form we receive before 9:00 p.m. PDT on the completion date.

If you withdraw some or all of your eligible option grants, you may re-elect to exchange the withdrawn eligible option grants again at any time before 9:00 p.m. PDT on the completion date. All eligible option grants that you withdraw will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange such eligible option grants before 9:00 p.m. PDT on the completion date. To re-elect to exchange some or all of your eligible option grants, you must submit a new Election Form to eBay before 9:00 p.m. PDT on the completion date by following the procedures described in Section 4 of this Offer to Exchange. This new Election Form must be properly completed and submitted and must list all eligible option grants you wish to exchange. Any prior Election Form will be disregarded.

We will determine, in our sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any eligible option grants. We reserve the right to reject any Election Form or any eligible option grants elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. Neither we nor any other person is obligated to give notice of any defects or irregularities in any Election Forms, nor will anyone incur any liability for failure to give any notice. No surrender of eligible option grants will be deemed to have been properly made until all defects or irregularities have been cured by the tendering holder of the eligible option grants or waived by us. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. Subject to Rule 13e-4 under the Exchange Act we also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any surrender with respect to any particular eligible stock options or any particular eligible employee. Although we intend to accept all validly tendered options promptly after the expiration of this offer, if we have not accepted your options within 40 business days of the commencement of this offer, you may withdraw your tendered options at any time thereafter.

Section 6.	Acceptance of Options for Exchange; Grant of New RSUs, New Options and Cash Payments.

Upon the terms and conditions of this offer, effective as of the completion date, we will accept for exchange and cancel all eligible option grants properly elected for exchange and not validly withdrawn before 9:00 p.m. PDT on the completion date, which is expected to be September 11, 2009. Once the eligible options are cancelled, you no longer will have any rights with respect to those options. Subject to the terms and conditions of this offer, if your eligible options are properly tendered by you for exchange and accepted by us, these options will be cancelled as of the completion date.

Subject to our rights to terminate the offer, discussed in Section 15 of this Offer to Exchange, effective as of the completion date, we will accept all properly tendered options that are not validly withdrawn. We will give oral or written notice to the option holders generally of our acceptance for exchange of eligible options. This notice may be made by press release, email or other method of communication.

We will grant new RSUs or new options (if you are employed by us in Canada) on the completion date. We expect the completion date to be September 11, 2009. However, if the offer is extended and the completion date delayed, the grant of new RSUs and new options will be correspondingly delayed. Please note that it may take a few weeks from the completion date for the grant of new RSUs or new options to be reflected in your online brokerage account. If your account does not appear to have been updated for the new RSUs or new options within a few weeks following the grant date, please contact Global Stock Plan Services at stocks@ebay.com.

All new RSUs will be granted under the 2008 Plan or the 2003 Plan and will be subject to the terms and conditions of a restricted stock unit agreement between you and eBay, and any country-specific terms and conditions set forth in an appendix to the restricted stock unit agreement or the relevant plan. All new options (if you are employed by us in Canada) will be granted under the 2001 Plan and will be subject to the terms and conditions of an option agreement between you and eBay, and any country-specific terms and conditions set forth in an appendix to the option agreement. The number of new RSUs or new options you will receive will be determined in accordance with the type of grant, date of grant, exercise price and/or the stock option expiration date of your exchanged options as described in Section 2 of this Offer to Exchange. You will receive your documentation of your new RSUs or new options within a few weeks after the expiration of the offer. You will receive the shares subject to the new RSUs when and if your new RSUs vest or the shares subject to your new options when and if you exercise your new options after vesting, in accordance with the vesting schedule described in Section 9 of this Offer to Exchange.

Eligible employees who are employed by us in China, Estonia, Germany, Ireland, the Netherlands, South Korea, Switzerland, the United Kingdom or the United States and who would otherwise be granted an aggregate of less than 100 new RSUs in exchange for all of their eligible options will receive a cash payment instead of new RSUs. Any cash payments made in exchange for eligible options will be made, less applicable withholdings and/or deductions and without interest, promptly following the expiration of this offer.

Options that we do not accept for exchange will remain outstanding until they are exercised or expire by their existing terms and will retain their current exercise price, current vesting schedule and other current terms and conditions.

Section 7.	Conditions of the Offer.

Notwithstanding any other provision of this offer, we will not be required to accept any options tendered for exchange, and we may terminate the offer or postpone our acceptance and cancellation of any options tendered for exchange (in each case, subject to Rule 13e-4(f)(5) under the Exchange Act), if at any time on or after the commencement date and before the completion date, any of the following events shall have occurred, or shall have been determined by us, in our reasonable judgment, to have occurred:

•	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the United States;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or abroad;

•

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States or abroad;

•

in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including without limitation a decline of at least 10% in either the Dow Jones Industrial Average, the Nasdaq Index or the Standard & Poor’s 500 Index measured during any time period after the date of commencement of the offer;

•

any significant change in the market price of the shares of our common stock or any changes in the general political, market, economic or financial conditions in the United States or abroad that have resulted or are reasonably likely to result in a material adverse effect on our business, condition (financial or other), operating results, operations or prospects or on the trading in our common stock;

•

the commencement, continuation, or escalation of a war or other national or international calamity which reasonably could be expected to affect materially or adversely, or to delay materially, the completion of the offer;

•

if any of the situations described above existed at the time of commencement of the offer and that situation, in our reasonable judgment, deteriorates or worsens materially after commencement of the offer;

•	a written threat, instituted or pending action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;

•

any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction will have been proposed, enacted, enforced or deemed applicable to us or the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us);

•

a tender or exchange offer, other than this offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, will have been proposed, announced or made by another person or entity or will have been disclosed publicly or we will have learned that:

•

any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding shares of stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the offer,

•	any such person, entity or group which had publicly disclosed such ownership prior to such date will acquire additional shares constituting more than 1% of our outstanding shares, or

•

any new group will have been formed that beneficially owns more than 5% of our outstanding shares that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the offer or with such acceptance for exchange of eligible options;

•

there will have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer, other than as contemplated as of the commencement date of this offer (as described in Section 12 of this Offer to Exchange);

•

any event or events occur that have resulted or may result, in our reasonable judgment in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us);

•	the closing trading price of our shares on the Nasdaq Global Select Market shall have exceeded $27.01 per share; or

•

any rules or regulations by any governmental authority, Nasdaq, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to eBay.

If any of the above events occur, we may, in our sole discretion:

•	terminate the offer and promptly return all tendered eligible options to tendering holders;

•	complete and/or extend the offer and, subject to your withdrawal rights, retain all tendered eligible options until the extended offer expires;

•	amend the terms of the offer; or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the offer is open, complete the offer.

The conditions to this offer are for our benefit. We may assert them in our sole discretion regardless of the circumstances giving rise to them before the completion date. We may waive any condition to this offer, in whole or in part, at any time and from time to time before the completion date, in our discretion, whether or not we waive any other condition to this offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 may be challenged only in a court of competent jurisdiction. A nonappealable determination with respect to such matter by a court of competent jurisdiction will be final and binding upon all persons.

Section 8.	Price Range of Shares Underlying the Options.

The shares of eBay common stock underlying your options are traded on the Nasdaq Global Select Market under the symbol “EBAY.” The following table shows, for the periods indicated, the high and low intraday sales price per share of our shares as reported on the Nasdaq Global Select Market.

	HIGH	LOW
Fiscal Year Ended December 31, 2009
Third Quarter (through August 3, 2009)	$22.22	$15.77
Second Quarter	18.39	12.28
First Quarter	15.48	9.91

Fiscal Year Ended December 31, 2008
Fourth Quarter	$22.23	$10.91
Third Quarter	29.13	19.95
Second Quarter	33.47	26.89
First Quarter	33.53	25.10

Fiscal Year Ended December 31, 2007
Fourth Quarter	$40.73	$30.94
Third Quarter	39.54	31.87
Second Quarter	35.41	30.41
First Quarter	34.35	28.60

As of August 3, 2009, the last sale price of our shares, as reported on the Nasdaq Global Select Market, was $22.04 per share. As of August 3, 2009, there were 1,290,922,731 outstanding shares of eBay common stock.

Among other things, you should evaluate current market quotations for shares of our common stock before deciding whether or not to accept this offer.

Section 9.	Source and Amount of Consideration; Terms of New RSUs, New Options and Cash Payments.

Consideration.

We will grant new RSUs, new options or a cash payment in exchange for eligible options properly elected to be exchanged by you and accepted by us for exchange. New RSUs are equity awards under which eBay promises to issue shares in the future, provided the vesting criteria are satisfied. Subject to the terms and conditions of this offer, upon our acceptance of your properly tendered eligible options, you will be entitled to receive new RSUs or new options based on the type of grant, date of grant, exercise price and/or stock option expiration date of your exchanged options as described in Section 2 of this Offer to Exchange. Fractional RSUs and new options will be rounded down to the nearest whole RSU or nearest whole share on a grant-by-grant basis. Fractional RSUs and options will not be granted in the option exchange. You do not have to make any cash payment to eBay to receive your new RSUs, new options or cash payment. You also do not have to make any cash payment to eBay to receive the shares subject to RSUs upon vesting. You must pay the exercise price of a new option to receive the shares subject to the new option upon vesting. The receipt of shares upon vesting of new RSUs or exercise of new options, as well as the receipt of a cash payment, may be subject to taxation as described in Section 14 of this Offer to Exchange. In addition, you may incur brokerage and/or wire fees if you decide to sell shares of eBay common stock issued to you upon vesting of new RSUs or exercise of new options.

If we receive and accept tenders from eligible employees of all options eligible to be tendered, options to purchase an aggregate of 57,333,362 shares would be surrendered and we will grant new RSUs covering a total of approximately 7,034,090 shares of eBay common stock and new options to purchase approximately 128,904 shares of eBay common stock, which would be approximately 0.55% of the total shares of eBay common stock outstanding as of August 3, 2009.

General Terms of new RSUs and new options.

New RSUs will be granted under the 2008 Plan or the 2003 Plan and will be subject to a restricted stock unit agreement between you and eBay, including any country-specific terms and conditions set forth in an appendix to the restricted stock unit agreement or applicable plan. RSUs are a different type of equity award than stock options and therefore, the terms and conditions of the RSUs will vary from the terms and conditions of the eligible options that you tendered for exchange, but such changes generally will not substantially and adversely affect your rights. The current plan document and form of restricted stock unit agreement for each of the 2008 Plan and 2003 Plan is included as an exhibit to the Schedule TO, which is available on the SEC website at www.sec.gov. However, you should note that the vesting schedule of your new RSUs will differ from your exchanged options, as described below.

New options (if you are employed by us in Canada) will be subject to terms and conditions substantially similar to those of your exchanged options except that your new options will be granted under the 2001 Plan and a new option agreement between you and eBay, including the country-specific terms and conditions set forth in an appendix to the option agreement. The current plan document and form of option agreement for the 2001 Plan is included as an exhibit to the Schedule TO, which is available on the SEC website at www.sec.gov. Further, the vesting schedule of your new options will be different from the vesting schedule of your exchanged options, as described below.

The following description summarizes the material terms of the 2008 Plan, the 2003 Plan and 2001 Plan. Our statements in this Offer to Exchange concerning the 2008 Plan, the 2003 Plan, the 2001 Plan, new RSUs and new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the 2008 Plan, the 2003 Plan, the 2001 Plan, the form of restricted stock unit agreement under the 2008 Plan and 2003 Plan and the form of option agreement under the 2001 Plan, including, in each case, any country-specific appendix thereto, and any other country-specific documentation. Each of these documents is included as an exhibit to the Schedule TO, which is available on the SEC website at www.sec.gov. You may also visit the eBay Global Stock Plan Services site on the intranet to download a copy of the 2008 Plan, the 2003 Plan, the 2001 Plan, the form of restricted stock unit agreement and/or the form of option agreement. We will promptly furnish to you copies of these documents upon request at our expense.

General Terms of Cash Payments

Active employees employed by eBay or its majority-owned subsidiaries in China, Estonia, Germany, Ireland, the Netherlands, South Korea, Switzerland, the United Kingdom or the United States on the commencement date who remain active employees employed by eBay or its majority-owned subsidiaries in China, Estonia, Germany, Ireland, the Netherlands, South Korea, Switzerland, the United Kingdom or the United States through the completion date and who would otherwise be granted less than 100 new RSUs in exchange for all of their eligible options will receive a cash payment in the option exchange instead of new RSUs.

The number of new RSUs that would be granted to you upon the exchange of all of your eligible options must be less than 100 in order for you to be eligible to receive a cash payment in the option exchange. This means that you will not be eligible to receive a cash payment if you hold multiple eligible option grants and could receive 100 or more RSUs in the option exchange upon exchange of all of your eligible options, but choose to exchange less than all of your eligible options, resulting in less than 100 new RSUs being granted to you on the completion date.

Cash payments will not be subject to vesting. Where applicable, eBay will convert such amounts to local currency using the exchange rate for the completion date published in The Wall Street Journal. eBay will satisfy all tax withholding and social insurance contribution obligations by deducting such obligations from the amount of the cash payment. Cash payments made in exchange for the surrender of eligible options will generally be excluded from compensation for the purpose of Employee Stock Purchase Plan contribution unless local law requires otherwise.

Any cash payment received by you in exchange for exchanged options will be taxed as ordinary income on the date of receipt and we will be required to withhold applicable taxes. Cash payments will generally be excluded from the Employee Stock Purchase Plan contributions except where local law requires they be included. The cash payments made in exchange for the surrender of eligible options may be considered compensation for the purpose of any pension or retirement benefits depending on the terms of the applicable pension plan and local legal requirements. See Section 14, Schedule E (China), Schedule H (Estonia), Schedule J (Germany), Schedule M (Ireland), Schedule S (the Netherlands), Schedule Q (South Korea), Schedule Y (Switzerland) and Schedule AA (United Kingdom) of this Offer to Exchange for more information.

2008 Equity Incentive Award Plan, 2003 Deferred Stock Unit Plan and 2001 Equity Incentive Plan.

The 2008 Plan permits the granting of incentive stock options, nonqualified stock options, restricted stock, RSUs, stock appreciation rights, performance shares, performance stock units, dividend equivalents, stock payments, deferred stock units, other stock-based awards, and performance-based awards. The 2003 Plan permits the granting of deferred stock units, including RSUs, and dividend equivalents. The 2001 Plan permits the granting of incentive stock options and nonqualified stock options. As of July 31, 2009, the number of shares subject to equity awards outstanding under the 2008 Plan was 27,767,890, the number of shares subject to equity awards outstanding under the 2003 Plan was 2,363,943 and the number of shares subject to options outstanding under the 2001 Plan was 71,955,860. The maximum number of shares reserved for issuance under the 2008 Plan, 2003 Plan and 2001 Plan will be reduced by one share for every share subject to an award granted under the 2008 Plan, 2003 Plan or 2001 Plan, respectively. The 2008 Plan, 2003 Plan and 2001 Plan are administered by the Compensation Committee of our board of directors. Subject to the other provisions of the 2008 Plan, 2003 Plan and 2001 Plan, our Compensation Committee has the power to determine the terms, conditions and restrictions of the awards granted under the plans, including the number of shares subject to an award and the vesting criteria. Our Compensation Committee also has the authority to delegate such responsibilities.

Purchase Price or Exercise Price.

The purchase price, if any, of an RSU granted under the 2008 Plan or 2003 Plan generally is determined by the Compensation Committee. For purposes of this offer, the purchase price of a new RSU will be the par value of our shares, which is equal to $0.001 per share, and the par value will be deemed paid by your services rendered to eBay as the new RSUs vest. As a result, you do not have to make any cash payment to eBay to receive your new RSUs or the shares upon vesting, though the receipt of shares may be subject to taxation and withholding requirements. See Section 14 and Schedules C through AA of this Offer to Exchange.

The exercise price of an option granted under the 2001 Plan generally is determined by the Compensation Committee. For the purposes of this offer, the exercise price of a new option will be the per share closing trading price of a share of our common stock on the completion date, as reported on the Nasdaq Global Select Market.

Vesting.

Each new RSU will represent a right to receive one share of eBay’s common stock on a specified future date but only if the new RSU vests. Each new option will represent a right to purchase shares of eBay’s common stock in the future for the exercise price but only if the new options vest.

New RSUs and new options (if you are employed by us in Canada) granted in the option exchange will not be vested on their date of grant regardless of whether the surrendered option was fully vested. Instead, the new RSUs and new options granted in the option exchange will generally have a vesting period that is one year longer than the original vesting period of your exchanged options – vesting in one, two, three, or four equal installments on each anniversary of the completion date. The number of vesting installments will be determined based on the full vesting date of your exchanged options.

If the full vesting date of your exchanged options is:*	Your new RSUs or new options+ will vest:
Prior to September 11, 2009	In one installment: • 100% on September 11, 2010

On or after September 11, 2009 and before September 11, 2010	In two equal installments: • 50% on September 11, 2010, and • 50% on September 11, 2011

On or after September 11, 2010 and before September 11, 2011	In three equal installments: • 33.34% on September 11, 2010, • 33.33% on September 11, 2011, and • 33.33% on September 11, 2012

On or after September 11, 2011 and before September 11, 2012	In four equal installments: • 25% on September 11, 2010 • 25% on September 11, 2011 • 25% on September 11, 2012, and • 25% on September 11, 2013

*	The vesting schedules disclosed in the table above assume that the completion date will be September 11, 2009.
+	New options will only be granted in the option exchange to employees employed by us in Canada.

If your stock options are fully vested at the time of the exchange, your new RSUs or new options (if you are employed by us in Canada) will vest on September 11, 2010, as long as you remain an active employee eligible for vesting.

Example

Using the table above, assuming the full vesting date of your exchanged option is April 2011, your new RSUs would become vested in three substantially equal installments on September 11, 2010, September 11, 2011, and September 11, 2012, respectively.

Also using the table above, if your exchanged option was fully vested as of the completion date (i.e., the full vesting date was prior to September 11, 2009), your new RSUs would become vested in one installment on September 11, 2010.

New RSUs and new options (if you are employed by us in Canada) granted in the option exchange will only vest if the holder remains an active employee who is eligible for vesting under the terms and conditions of the applicable option agreement, the relevant terms of the applicable equity plan and other relevant eBay policies, as each may be amended from time to time. As such, vesting may be delayed by certain leaves of absences or changes in status, such as becoming a part-time employee, based on eBay policies and local law. In addition, subject to applicable law, eligible employees who are on a leave of absence on the completion date will have their vesting schedules adjusted to reflect such leave of absence. Generally, new options that are not vested at termination of continuous service to eBay and its majority-owned subsidiaries, as determined in accordance with the applicable equity plan, will be forfeited. Vested new options generally will expire three months after termination of continuous service to eBay.

The new vesting schedule for the new RSUs or new options (if you are employed by us in Canada) will be listed with your eligible options, on a grant-by-grant basis, on the Stock Option Exchange election site.

If you are employed by eBay or one of its majority-owned subsidiaries in France, the vesting of your new RSU grant may not occur until at least the second anniversary of the completion date. The new RSUs granted to employees employed by eBay and its majority-owned subsidiaries in France will commence vesting on the second anniversary of the completion date, with the number of vesting installments for each new RSU grant determined using the stock option expiration date and the full vesting date of the exchanged option. The table below illustrates the vesting of new RSUs granted to employees employed by us in France. See Schedule I to the Offer to Exchange for more information.

If you are employed by eBay in France and the full vesting date of your exchanged options is:*	Your new RSUs will vest:*
Prior to September 11, 2010	In one installment: • 100% on September 11, 2011

On or after September 11, 2010 and before September 11, 2011	In two installments: • 66.66% on September 11, 2011, and • 33.34% on September 11, 2012

On or after September 11, 2011 and before September 11, 2012	In three installments: • 50% on September 11, 2011, • 25% on September 11, 2012, and • 25% on September 11, 2013

*	The vesting schedules disclosed in the table above assume that the completion date will be September 11, 2009.

If you are employed by us in Israel and elect to exchange your eligible options, you will be subject to a 24-month lock-up period in order to obtain favorable tax treatment. See Schedule N to this Offer to Exchange for more information.

Form of payout.

New RSUs granted under this offer and subsequently vested based on the eligible employee’s continued service will be paid out in shares of eBay common stock. We will satisfy all tax withholding and social insurance contribution obligations in the manner specified in your restricted stock unit agreement.

New options granted under this offer that subsequently vest based on the eligible employee’s continued service will be exercisable for shares of eBay common stock. We will satisfy all tax withholding and social insurance contribution obligations in the manner specified in your option agreement.

Cash payments are not subject to vesting.

Adjustments upon certain events.

Events Occurring Before the Grant Date. If we merge or consolidate with or are acquired by another entity prior to the completion date, you may choose to withdraw any options which you tendered for exchange and your options will be treated in accordance with the applicable plan and option agreement under which they were granted. Further, if eBay is acquired prior to the completion date, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement and you will receive no new RSUs, new options or cash payment in exchange for them. If eBay is acquired prior to the completion date but does not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the new RSUs, new options or cash payment, including any adjustments to the purchase price or exercise price and number of shares that will be subject to the new RSUs and new options. Under such circumstances, the type of security and the number of shares covered by your new RSUs and new options would be adjusted based on the consideration per share given to holders of our shares in connection with the acquisition. Because of this adjustment, you may receive new RSUs or new options covering more or fewer shares of the acquiror’s shares than the number of shares subject to the eligible options that you tendered for exchange or than the number you would have received pursuant to the new RSUs or new options if no acquisition had occurred.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our shares. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our shares resulting from the merger or acquisition. This could result in a greater financial benefit for those eligible employees who did not participate in this offer and retained their original options.

Finally, if another company acquires us, that company, as part of the transaction or otherwise, may decide to terminate some or all of our employees before the completion of this Stock Option Exchange Program. Termination of your employment for this or any other reason before the grant date means that the tender of your eligible options will not be accepted, you will keep your tendered options in accordance with their existing terms, and you will not receive any new RSUs, new options, cash payment or other benefit for your tendered options.

Events Occurring After the Grant Date. In the event of any change resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of our shares, or any other change in the number of issued shares of eBay common stock effected without receipt of consideration by us, our Compensation Committee shall proportionately adjust the number of shares subject to outstanding RSUs granted under the 2008 Plan, 2003 Plan and outstanding shares subject to and the exercise price of options granted under the 2001 Plan, as well as the number of shares that have been authorized for issuance under the 2008 Plan, 2003 Plan and 2001 Plan but as to which no awards have been granted.

In the event of a transaction described in the 2008 Plan, 2003 Plan or 2001 Plan, such as a merger, consolidation, sale of all or substantially all of our assets or our liquidation or dissolution, our Compensation Committee, may in its discretion determine the effect that such a transaction may have upon each outstanding award or option granted under the 2008 Plan, 2003 Plan or 2001 Plan, respectively. Our Compensation Committee may determine that upon such a transaction, an outstanding award granted under the 2008 Plan or 2003 Plan or an outstanding option under the 2001 Plan: (i) shall become fully vested and, if applicable, exercisable either for a limited period following such a transaction or for the remainder of its term; (ii) shall terminate upon or after such a transaction; (iii) shall be cancelled in exchange for cash in the amount of the excess of the fair market value of the shares subject to the award or option over any applicable exercise price upon termination; or (iv) shall be treated as provided under a combination of the above, or shall be so treated only if not adequately assumed or substituted for by a surviving or successor entity in such a transaction.

Transferability of new RSUs and new options.

New RSUs and new options generally may not be transferred, other than by will or the laws of descent and distribution, unless our Compensation Committee indicates otherwise in your restricted stock unit agreement or option agreement. In the event of your death, any person who acquires your new RSUs or new options by bequest or inheritance may be issued the shares subject to the new RSUs or the new options if vested or exercised, respectively.

Registration and sale of shares underlying new RSUs and new options.

All of the shares of our common stock issuable upon the vesting of the new RSUs or the exercise of the new options have been registered under the U.S. Securities Act of 1933, as amended, or the Securities Act on registration statements on Form S-8 filed with the SEC. Unless you are an employee who is considered an affiliate of eBay for purposes of the Securities Act, you will be able to sell the shares issuable upon vesting of your RSUs free of any transfer restrictions under applicable U.S. securities laws. Employees employed by us in certain countries outside of the U.S., including China, India and South Korea, may be required to repatriate the proceeds of the sale of shares, and employees receiving tax-qualified RSUs who are employed by us in France or new RSUs who are employed by us in Hong Kong need to refrain from selling shares for a period of time to meet certain sale restrictions. Please see Schedules E (China), I (France), K (Hong Kong), L (India) and Q (South Korea) for additional details.

U.S. Federal income tax consequences.

You should refer to Section 14 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences of the new RSUs, new options, cash payments and exchanged options, as well as the consequences of accepting or rejecting this offer. We strongly recommend that you consult with your personal legal counsel, accountant, financial, and/or tax advisor(s) to discuss the consequences to you of this transaction.

U.S. Federal income tax consequences in multiple jurisdictions.

If you are a citizen or tax resident of the United States, and are also subject to the tax laws of another non-United States jurisdiction, you should be aware that there might be other tax and social insurance contribution consequences that may apply to you. Certain eligible employees may be subject to the tax laws in the United States and to the tax laws in other jurisdictions. If you are subject to the tax laws in other jurisdictions, please see the description of the tax consequences under the tax laws of such jurisdiction, which is included in Schedules C through AA to this Offer to Exchange.

Note that if you were granted eligible options while employed in Israel or the Netherlands but subsequently transferred to another jurisdiction, you may be subject to tax at the time of the exchange. Please see the description of the tax consequences included in Schedule N (for Israel) or Schedule S (for the Netherlands) to this Offer to Exchange. If you were granted eligible options while in Israel but subsequently transferred to another jurisdiction and do not consider yourself a tax resident in Israel, you must agree to the terms of a tax ruling obtained from the Israel Tax Authorities and file a residency certificate from the tax authorities of your current country of residence (e.g., a Form 8802 from the U.S. Internal Revenue Service) confirming that you are a tax resident in said jurisdiction within 60 days following July 30, 2009 (i.e., September 28, 2009) if you do not want to be taxed on the full amount of the gain, if any, in Israel at the time you sell the shares underlying the new RSUs. You should provide your local human resources representative with a copy of the certificate. If the Israel Tax Authorities agree that you are not a resident in Israel, you will be subject to tax on the pro-rata portion of the gain in Israel based on the time you were in Israel from the time of the grant of your eligible options until you sell the shares underlying the new RSUs. If you do not file a residency certificate with the Israel Tax Authorities within the requisite time period or the Israel Tax Authorities find that you are still a resident for Israeli tax purposes, you will be subject to tax on the full gain in Israel at the time you sell your shares underlying the new RSUs. We strongly recommend that you consult with your personal legal counsel, accountant, financial, and/or tax advisor(s) to discuss the consequences to you of participating or not participating in this offer.

Section 10.    Information Concerning eBay.

We are a global leader in Internet commerce and online payments and communications. Our purpose is to pioneer new communities around the world, built on commerce, sustained by trust and inspired by opportunity. We provide online marketplaces for the sale of goods and services as well as other online commerce, platforms, online payments services and online communications offerings to a diverse community of individuals and businesses. Since its inception, eBay Inc. has expanded to include eBay, PayPal, Inc., Skype Technologies SA, Shopping.com Inc., StubHub, Inc. and others.

eBay has three operating segments: Marketplaces, Payments and Communications. The Marketplaces segment enables online commerce through a variety of platforms, including the Marketplaces site comprising auction-style and fixed price formats, our classifieds websites, our comparison shopping site, Shopping.com, our secondary tickets platform, StubHub, our fixed price media marketplace, Half.com and our apartment listing service platform, Rent.com. The Payments segment, which consists of our PayPal business, enables individuals and businesses to securely, easily and quickly send and receive payments online. The Communications segment, which consists of our Skype business, enables Internet communications between Skype users, and provides low-cost connectivity to traditional fixed-line and mobile telephones.

The financial information included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2009 and June 30, 2009 are incorporated herein by reference. Schedule B of this Offer to Exchange is a summary of our financial statements from our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 17 of this Offer to Exchange.

We had a book value of $9.22 per share as of June 30, 2009 (calculated using the book value of $11.9 billion as of June 30, 2009, divided by the number of outstanding shares of 1.29 billion as of June 30, 2009).

The following table sets forth our ratio of earnings to fixed charges for the periods specified:

Ratio of Earnings to Fixed Charges

	Year Ended			Six Months Ended
(in thousands, except of ratios of earnings to fixed charges)	December 31, 2008	December 31, 2007		June 30, 2009 (Unaudited)
Income Before Income Taxes, Minority Interest and Income/Loss of Equity Investees	$2,193,530	$757,388	(3)	$851,540
Add: Fixed Charges	34,232	31,437		19,863

Earnings (1)	$2,227,762	$788,825		$871,403

Fixed Charges (2)	$34,232	$31,437		$19,863

Ratio of Earnings to Fixed Charges	65.1	25.1		43.9

(1)	Earnings consist of income before income taxes, minority interest and equity in gains and losses of equity-method investees plus Fixed Charges.

(2)

Fixed Charges consist of interest expense and our estimate of an appropriate portion of rentals representative of the interest factor. The estimate of interest within rental expense is estimated to be one-third of rental expense.

(3)

For the year ended December 31, 2007, Income Before Income Taxes, Minority Interest and Income/Loss of Equity Investees includes an impairment loss of $1.4 billion related to our Communications reporting unit.

Section 11.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities.

A list of our current directors and named executive officers as of July 31, 2009 is attached to this Offer to Exchange as Schedule A. Our named executive officers and members of our board of directors may not participate in this offer. As of July 31, 2009, our executive officers and directors (21 persons) as a group held options unexercised and outstanding under our equity incentive plans to purchase a total of 13,300,507 of our shares and 2,495,102 RSUs, which collectively represented approximately 11.02% of the shares subject to all equity awards outstanding under our equity incentive plans as of that date.

The table below sets forth the beneficial ownership of each of our executive officers and members of our board of directors of options and RSUs outstanding as of July 31, 2009. The percentages in the tables below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase our shares and RSUs under all of our equity incentive plans, which was 143,323,873 as of July 31, 2009. Our named executive officers and members of our board of directors are not eligible to participate in the offer.

Name of Beneficial Owner	Number of Options and RSUs Outstanding	Percentage of Total Outstanding Options and RSUs
Executive Officers
John J. Donahoe, President and Chief Executive Officer	4,151,868	2.90%
Elizabeth L. Axelrod, Senior Vice President, Human Resources	1,397,833	0.98%
Mark T. Carges, Senior Vice President, Technology	467,500	0.33%
Michael R. Jacobson, Senior Vice President, Legal Affairs, General Counsel and Secretary	3,212,969	2.24%
Alan L. Marks, Senior Vice President, Corporate Communications	231,500	0.16%
Lorrie M. Norrington, President, eBay Marketplaces	1,192,623	0.83%
Robert H. Swan, Senior Vice President, Finance and Chief Financial Officer	1,808,890	1.26%
Scott Thompson, President, PayPal	1,509,099	1.05%
Margaret C. Whitman, Former President and Chief Executive Officer*	0	0.00%
Rajiv Dutta, Former President, eBay Marketplaces**	0	0.00%

Directors
Fred D. Anderson	117,529	0.08%
Marc L. Andreessen	31,709	0.02%
Edward W. Barnholt	95,580	0.07%
Philippe Bourguignon	172, 972	0.12%
Scott D. Cook	540,901	0.38%
William C. Ford, Jr.	78,007	0.05%
Dawn G. Lepore	450, 085	0.31%
David M. Moffett	44,222	0.03%
Pierre M. Omidyar	0	0.00%
Richard T. Schlosberg, III	116,411	0.08%
Thomas J. Tierney	175,911	0.12%

All directors and executive officers as a group (21 persons)	15,795,609	11.02%

*

Ms. Whitman is our former President and CEO, and subsequently served as a special advisor to the President and CEO and a member of the Board until December 31, 2008. Ms. Whitman is no longer affiliated with eBay.

**	Mr. Dutta is our former President, eBay Marketplaces. Mr. Dutta is no longer affiliated with eBay.

Except as otherwise described in this Offer to Exchange or in our filings with the SEC, and other than outstanding options to purchase our shares of common stock or RSUs granted from time to time to our executive officers and directors under our equity incentive plans, neither we nor, to the best of our knowledge, any of our executive officers or directors is a party to any agreement, arrangement or understanding with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

Transaction Date	Name	Type	Shares	Price
7/30/2009	Michael R. Jacobson	Disposition	15,000	$21.8448
7/30/2009	Michael R. Jacobson	Stock Option Exercise	110,000	$10.0157
7/30/2009	Michael R. Jacobson	Disposition	110,000	$21.8448
7/13/2009	Scott Thompson	RSU Vesting	50,000	$0.0000
7/13/2009	Scott Thompson	Disposition to Cover Tax Withholdings	18,186	$16.7600

Except as otherwise described in the table above, to the best of our knowledge, no other executive officers or directors, nor any affiliates of ours, were engaged in transactions involving our common stock, options to purchase our shares of common stock or RSUs during the past 60 days before and including July 31, 2009.

Section 12.    Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer.

Options that we accept for exchange through the offer will be cancelled and will not be returned to the pool of shares available for grants of new awards under our equity incentive plans.

As of January 1, 2006, we implemented the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised) (share-based payment (“SFAS 123(R)”)). Under SFAS 123(R), we will recognize the incremental compensation cost of the new RSUs and new options granted in the offer, if any. If there is any incremental compensation cost, it will be measured as the excess, if any, of the fair value of each new RSU and new option granted to employees in exchange for exchanged options, measured as of the date the new RSUs and new options are granted, over the fair value of the exchanged options, measured immediately prior to the completion date of the offer. The unamortized compensation expense from the exchanged options and incremental compensation expense, if any, associated with the new awards under the option exchange will be recognized over the vesting period of the new RSUs and new options. In the event that any of the new RSUs or new options are forfeited prior to their vesting due to termination of continuous service, the compensation cost for the forfeited RSUs or options generally will not be recognized.

Since the offer has been structured to replace underwater options with new RSUs and new options of lesser value, we do not expect to recognize any material compensation expense. The only compensation expense we are likely to incur will result from the number of options within each band that are surrendered, fluctuations in our stock price between the time the exchange ratios were set, July 29, 2009, and when the exchange actually occurs on the completion date, and any cash payments made by us over the fair value of the exchanged options. Remaining unrecognized compensation expense with respect to any eligible options that are exchanged for cash payments will be accelerated. As a result, the option exchange will allow us to realize real incentive and retention benefits from the new RSUs and new options issued and cash payments made, while recognizing approximately the same amount of compensation expense as we would have recognized for the exchanged options.

Section 13.	Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be affected adversely by our exchange of options and grant of new RSUs, new options and cash payments as contemplated by the offer, or any Nasdaq listing requirements that would be required for the acquisition or ownership of new RSUs, new options or the shares subject thereto as contemplated herein. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to grant new RSUs, new options or cash payments for exchanged options is subject to the conditions described in Section 7 of this Offer to Exchange.

If we are prohibited by applicable laws or regulations from granting new RSUs, new options or cash payments on the grant date, we will not grant such new RSUs, new options or cash payments. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited on the grant date we will not grant the new RSUs, new options and cash payments and you will not receive any other benefit for the options you tendered and your eligible options will not be accepted for exchange.

Section 14.	Material Income Tax Consequences.

Material U.S. federal income tax consequences.

The following is a summary of the material U.S. federal income tax consequences of the exchange of options for new RSUs or cash payments pursuant to the offer for those eligible employees subject to U.S. federal income tax. This discussion is based on the United States Internal Revenue Code, its legislative history, treasury regulations promulgated thereunder, and administrative and judicial interpretations as of the date of this Offer to Exchange, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. This summary does not address applicable state or local taxes to which you may be subject.

If you are a citizen or a resident of the United States, but also are subject to the tax laws of another country, you should be aware that there might be other tax and social insurance consequences that may apply to you. In addition, if you are a citizen or a resident of the United States but were granted options while employed by eBay in Israel or the Netherlands, please refer to Schedule N (for Israel) or Schedule S (for the Netherlands) to this Offer to Exchange for more information on the tax consequences of the option exchange. If you were granted eligible options while in Israel but subsequently transferred to another jurisdiction and do not consider yourself a tax resident in Israel, you must file a residency certificate from the tax authorities of your current country of residence (i.e., a Form 8802 from the U.S. Internal Revenue Service) confirming that you are a tax resident in said jurisdiction within 60 days following July 30, 2009 (i.e., September 28, 2009) if you do not want to be taxed on the full amount of the gain, if any, in Israel at the time you sell the shares underlying the new RSUs. You should provide your local human resources representative with a copy of the certificate. See Schedule N (Israel) if you were granted eligible options in Israel but subsequently transferred to another jurisdiction.

Eligible employees who exchange outstanding options for new RSUs or cash payments generally will not be required to recognize income for U.S. federal income tax purposes on the exchanged options at the time of the exchange. However, please refer to the tax discussion below regarding a discussion of the tax consequences of receiving new RSUs or a cash payment in connection with the option exchange.

We strongly recommend that you consult your personal legal counsel, accountant, financial, and/or tax advisor(s) with respect to the federal, state, local and foreign tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation.

Restricted stock units.

If you are a U.S. taxpayer, you generally will not have taxable income at the time you are granted an RSU. Instead, you will recognize ordinary income as the RSUs vest and we deliver the shares to you, at which time eBay generally will have an obligation to withhold applicable federal and state income taxes as well as social security taxes. The amount of ordinary income you recognize will equal the fair market value of the shares. We will satisfy all tax withholding obligations in the manner specified in your restricted stock unit agreement. Any gain or loss you recognize upon the sale or exchange of shares that you acquire through a grant of RSUs generally will be treated as capital gain or loss and will be long-term or short-term depending upon how long you hold the shares. Shares held more than 12 months are subject to long-term capital gain or loss, while shares held 12 months or less are subject to short-term capital gain or loss.

Cash payments.

If you are a U.S. taxpayer, you generally will recognize ordinary income at the time the cash payment is made to you, and we generally will have an obligation to withhold applicable federal and state income taxes as well as social security taxes. The amount of ordinary income you recognize will equal the amount of the cash payment. We will satisfy all tax withholding obligations by deducting such obligations from the amount of the cash payment. Cash payments will generally be excluded from the Employee Stock Purchase Plan contributions except where local law requires they be included. The cash payments made in exchange for the surrender of eligible options may be considered compensation for the purpose of any pension or retirement benefits depending on the terms of the applicable pension plan and local law requirements. See Schedule E (China), Schedule H (Estonia), Schedule J (Germany), Schedule M (Ireland), Schedule S (the Netherlands), Schedule Q (South Korea), Schedule Y (Switzerland) and Schedule AA (United Kingdom) and of the Offer to Exchange for more information.

We strongly recommend that you consult your personal legal counsel, accountant, financial, and/or tax advisor(s) with respect to the federal, state, and local tax consequences of participating in the offer.

In addition, if you are a resident of more than one country, you should be aware that there might be tax and social insurance consequences for more than one country that may apply to you. We strongly recommend that you consult with your personal legal counsel, accountant, financial, and/or tax advisor(s) to discuss the consequences to you of this transaction.

Stock options.

If you are employed by us in Canada and participate in this offer, you will be granted new options instead of new RSUs. The tax consequences in Canada of the exchange as well as the grant of new options are discussed in Schedule D to this Offer to Exchange.

If you are employed by us in the United States and participate in this offer, your eligible options will be exchanged for new RSUs or a cash payment. So that you are able to compare the tax consequences of new RSUs or a cash payment to that of your eligible options, we have included the following summary as a reminder of the tax consequences generally applicable to options under U.S. federal tax law.

Incentive stock options.

Incentive stock options that constitute eligible options have only been granted under the Shopping.com Ltd. 2004 Equity Incentive Plan. Under current U.S. tax law, if you are a U.S. taxpayer, you will not realize taxable income upon the grant of an incentive stock option. In addition, you generally will not realize taxable income upon the exercise of an incentive stock option. However, your alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares received upon exercise of the stock option exceeds the aggregate exercise price of the option, unless the disposition of the shares occurs in the same taxable year as the exercise of the option. Except in the case of your death or disability, if an option is exercised more than three (3) months after your termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to nonstatutory stock options.

If you sell the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

•	more than two years after the date the incentive stock option was granted; and

•	more than one year after the date the incentive stock option was exercised.

If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to you at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale.

If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the following tax treatment can result:

•	For a sale below the amount you paid for the shares (or the adjusted basis of the shares if higher), you don't report any compensation income. Your loss on this sale is reported as a capital loss.

•

For a sale above the amount you paid for the shares (or the adjusted basis of the shares if higher) but no higher than the value of the shares as of the date you exercised the option, report your gain on the sale as compensation income (not capital gain).

•

If you sell your shares at a price that is higher than the value of the shares as of the date you exercised the option you report two different items. The bargain element when you exercised the shares (the difference between the value of the shares as of that date and the amount you paid for the share (or the adjusted basis of the shares if higher) is reported as compensation income. Any additional gain is reported as capital gain (which may be long-term or short-term depending on how long you held the stock).

Unless you engage in a disqualifying disposition, we will not be entitled to a corporate tax deduction with respect to an incentive stock option. If you engage in a disqualifying disposition, we generally will be entitled to a corporate tax deduction equal to the amount of ordinary income taxable to you.

If this offer is open for thirty (30) calendar days or more, as is currently contemplated, incentive stock options held by eligible employees who do not participate in this offer will be considered to have been modified as of the date this offer commenced, which will be considered a new date of grant for purposes of determining whether the employee will receive favorable U.S. tax treatment with respect to the incentive stock options. As a result, if this offer is open for thirty (30) calendar days or more in order to receive favorable U.S. tax treatment with respect to any such incentive stock option, you must not dispose of any shares acquired with respect to the incentive stock option until the passage of more than two years from the commencement date (that is, more than two years from August 10, 2009) and more than one (1) year after the exercise of the option (even if you do not exchange your incentive stock options for new RSUs or a cash payment). If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain. For more detailed information, please see the information regarding nonstatutory stock options below.

Nonstatutory stock options.

Under current law, an option holder who is a U.S. taxpayer generally will not realize taxable income upon the grant of a nonstatutory stock option. When you exercise a nonstatutory stock option, you generally will have ordinary income to the extent the fair market value of the shares on the date of exercise you receive is greater than the exercise price you pay. If the exercise price of a nonstatutory stock option is paid in shares of eBay common stock or a combination of cash and shares, the excess of the value (on the date of exercise) of the shares received on the date of exercise over the value of the shares surrendered or the cash and shares surrendered, less any cash paid upon exercise, generally will be ordinary income taxable to you.

Upon disposition of the shares, any gain or loss is treated as capital gain or loss. The capital gain or loss will be long-term or short-term depending on whether the shares were held for more than 1 year. The holding period for the shares generally will begin just after the time you recognized income. The amount of such gain or loss will be the difference between: (i) the amount realized upon the sale or exchange of the shares, and (ii) the value of the shares at the time the ordinary income was recognized.

If you were an employee at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option generally will constitute wages for which applicable federal, state and local income taxes and social security tax withholdings will be required.

Material Non-U.S. tax consequences.

The tax consequences for employees employed by us outside of the United States and employees otherwise subject to income tax and social insurance contributions outside of the United States may differ from the U.S. federal income tax consequences summarized above and will depend on the tax rules and regulations in the applicable jurisdiction. Please see Schedules C through AA to this Offer to Exchange for more information.

We strongly recommend that you consult your personal legal counsel, accountant, financial, and/or tax advisor(s) with respect to the federal, state, local and foreign tax consequences of participating in the offer.

In addition, if you are a resident of more than one country, you should be aware that there might be tax and social insurance consequences for more than one country that may apply to you. We strongly recommend that you consult with your personal legal counsel, accountant, financial, and/or tax advisor(s) to discuss the consequences to you of this transaction.

Section 15.	Extension of Offer; Termination; Amendment.

We reserve the right, in our sole discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any surrendered eligible options. If we elect to extend the period of time during which this offer is open, we will give you written notice of the extension and delay, as described below. If we extend the offer and delay the completion date, we also will extend your right to withdraw tenders of eligible options until such delayed completion date. In the case of an extension, we will issue a press release, email or other form of communication no later than 6:00 a.m. PDT on the next U.S. business day following the previously scheduled completion date.

We also reserve the right, in our discretion, before the completion date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this Offer to Exchange occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, before the completion date, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer. As a reminder, if a particular option is scheduled to expire within 12 months following the completion date of the offer, that particular option is not eligible for exchange in the offer. Therefore, if we extend the offer for any reason and if a particular option that was tendered before the originally scheduled expiration of the offer is scheduled to expire more than 12 months after such originally scheduled completion date but within 12 months following the new completion date under the extended offer, that option would not be eligible for exchange in the offer.

The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in this offer or the consideration being offered by us for the eligible options in this offer, the offer will remain open for at least ten U.S. business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we promptly will disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offer’s period so that at least ten U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Daylight Time.

Section 16.	Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting the surrender of eligible options to be exchanged through this offer. You will be responsible for any expenses incurred by you in connection with your election to participate in the offer, including, but not limited to, any expenses associated with any personal legal counsel, accountant, financial, and/or tax advisor(s) consulted or retained by you in connection with this offer.

Section 17.	Additional Information.

This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

1.	Our Annual Report on Form 10-K for our fiscal year ended December 31, 2008, filed with the SEC on February 19, 2009.

2.	Our definitive Proxy Statement on Schedule 14A for our 2009 annual meeting of stockholders, filed with the SEC on March 19, 2009;

3.	Our Quarterly Report on Form 10-Q for our fiscal quarter ended March 31, 2009, filed with the SEC on April 28, 2009;

4.	Our Quarterly Report on Form 10-Q for our fiscal quarter ended June 30, 2009, filed with the SEC on July 29, 2009;

5.	Our Current Reports on Form 8-K filed with the SEC on March 12, 2009, April 1, 2009, April 16, 2009 and May 1, 2009; and

6.

The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on August 20, 1998, and any further amendment or report filed thereafter for the purpose of updating such description.

These filings, our other annual, quarterly, and current reports, our proxy statements, and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available to the public on the SEC’s Internet site at www.sec.gov.

Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at eBay Inc., 2145 Hamilton Avenue, San Jose, California 95125, Attention: Secretary or by calling us at 1-866-696-3229.

The information contained in this Offer to Exchange about us should be read together with the information contained in the documents to which we have referred you in making your decision as to whether or not to participate in this offer.

Section 18.	Miscellaneous.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will any eligible options be accepted from the option holders employed by us in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange or refrain from exchanging your options pursuant to the offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Exchange and in the related offer documents. If anyone makes any recommendation or representation to you or gives you any information, you should not rely upon that recommendation, representation, or information as having been authorized by us.

eBay Inc.

August 10, 2009

SCHEDULE A

INFORMATION CONCERNING THE NAMED EXECUTIVE OFFICERS

AND DIRECTORS OF EBAY INC.

Our named executive officers and directors are set forth in the following table:

Name
John J. Donahoe	President and Chief Executive Officer; Director
Robert H. Swan	Senior Vice President, Finance and Chief Financial Officer
Elizabeth L. Axelrod	Senior Vice President, Human Resources
Lorrie M. Norrington	President, eBay Marketplaces
Scott Thompson	President, PayPal
Margaret C. Whitman	Former President and Chief Executive Officer
Rajiv Dutta	Former President, eBay Marketplaces
Fred D. Anderson	Director
Marc L. Andreessen	Director
Edward W. Barnholt	Director
Philippe Bourguignon	Director
Scott D. Cook	Director
William C. Ford, Jr.	Director
Dawn G. Lepore	Director
David Moffett	Director
Pierre M. Omidyar	Director; Chairman of the Board
Richard T. Schlosberg, III	Director
Thomas J. Tierney	Director

The address of each named executive officer and director is:

eBay Inc.

2145 Hamilton Avenue

San Jose, California 95125

Our named executive officers and members of our board of directors are not eligible to participate in this offer.

A-1

SCHEDULE B

SUMMARY FINANCIAL INFORMATION OF

EBAY INC.

The following summary financial information has been derived from and should be read in conjunction with our audited consolidated financial statements for the year ended December 31, 2008 and the quarter ended June 30, 2009 that are incorporated by reference in this document.

CONSOLIDATED STATEMENTS OF INCOME INFORMATION

(In thousands, except per share amounts)

	Year Ended	Year Ended	Quarter Ended	Quarter Ended
	December 31, 2008	December 31, 2007	June 30, 2009 (Unaudited)	June 30, 2008 (Unaudited)
Net Revenues	$8,541,261	$7,672,329	$2,097,992	$2,195,661
Gross Profit	6,313,192	5,909,357	1,506,219	1,633,558
Income from Operations	2,075,682	613,180	411,689	545,367
Income Before Income Taxes	2,183,564	750,851	407,160	568,133
Net Income	$1,779,474	$348,251	$327,342	$460,345

Net Income per Share:
Basic	$1.37	$0.26	$0.25	$0.35

Diluted	$1.36	$0.25	$0.25	$0.35

Weighted Average Shares:
Basic	1,303,454	1,358,797	1,288,815	1,312,007

Diluted	1,312,608	1,376,174	1,300,434	1,325,136

CONSOLIDATED BALANCE SHEET INFORMATION

(In thousands, except per share amounts)

	June 30, 2009 (Unaudited)	December 31, 2008	December 31, 2007
Current Assets	$6,249,900	$6,286,590	$7,122,505
Non-Current Assets	10,316,389	9,305,849	8,243,532

Total Assets	$16,566,289	$15,592,439	$15,366,037

Current Liabilities	$3,730,364	$3,705,087	$3,099,579
Non-Current Liabilities	914,353	803,494	561,856

Total Liabilities	$4,644,717	$4,508,581	$3,661,435
Total Stockholders’ Equity	11,921,572	11,083,858	11,704,602

Total Liabilities and Stockholders’ Equity	$16,566,289	$15,592,439	$15,366,037

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SCHEDULE C

GUIDE TO TAX ISSUES IN BELGIUM

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of new RSUs pursuant to the Offer to Exchange for eligible employees subject to tax in Belgium. This summary is based on the tax laws in effect in Belgium as of July 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out-of-date at grant or vesting of the new RSUs or when you sell shares acquired upon settlement of your new RSUs. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) regarding the tax consequences of the option exchange and grant of new RSUs in Belgium.

Please note that the information contained in this summary related to withholding and reporting requirements for any income you receive as a result of your new RSUs is based on the laws in effect as of July 2009 and eBay’s current practice in relation to recharging costs of its equity awards in Belgium. The withholding and reporting requirements may change in the future due to tax law changes or to accommodate eBay’s recharge of its cost related to the new RSUs to the local employer.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You generally will receive grant documentation for your new RSUs based on the country where you are physically employed by eBay or one of its majority–owned subsidiaries on the grant date of the new RSUs. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange

You will not be subject to tax as a result of the exchange of eligible options for the grant of new RSUs pursuant to the Offer to Exchange, although there is no clear guidance set forth in the Belgian tax regulations.

If you accepted your eligible options within 60 days of the offer date of the eligible options (as defined in your Belgian offer documents received at the time the eligible options were granted to you), you were taxed at the time of offer. If you elect to participate in the option exchange and exchange your eligible options for new RSUs, you will not receive a credit against the future tax liability of the new RSUs or a refund with respect to taxes you paid in connection with the acceptance of your eligible options. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial, and/or tax advisor(s) regarding your decision to exchange your eligible options for new RSUs.

Grant of New RSUs

You will not be subject to tax when the new RSUs are granted to you.

Vesting of New RSUs

You will be subject to income tax but you will not be subject to social insurance contributions when the new RSUs vest on the fair market value of the shares issued to you at vesting.

Sale of Shares

When you subsequently sell any shares acquired at vesting of the new RSUs, you will not be subject to capital gains tax on the proceeds of the sale of shares.

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Withholding and Reporting

Your employer is not required to report or withhold income tax when the new RSUs vest. You will be responsible for reporting and paying all applicable taxes that arise from the vesting of your new RSUs by June 30 of the year following the year in which a portion of your new RSUs vest.

You will be notified if, prior to the vesting date of your new RSUs, there is a change in the tax withholding and reporting requirements in relation to your new RSUs to accommodate eBay’s recharge of its cost related to the new RSUs to the local employer.

If you are a Belgian resident, you are required to report any security or bank account (including brokerage accounts) you maintain outside of Belgium on your annual tax return.

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SCHEDULE D

GUIDE TO TAX ISSUES IN CANADA

The following is a general summary of the material federal tax consequences of the voluntary cancellation of eligible options in exchange for the grant of new options pursuant to the Offer to Exchange for eligible employees subject to tax in Canada. This summary is based on the federal tax laws in effect in Canada as of July 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. In particular, you should note that, although most provinces use the same definitions of income and taxable income as are used at the federal level, Quebec imposes its own income tax through comprehensive tax legislation. Also, please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out-of-date at grant or exercise of the new options, or when you sell shares acquired upon exercise of the new options. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) regarding the tax consequences of the option exchange and grant of new options in Canada.

Please note that the information contained in this summary related to withholding and reporting requirements for any income you receive as a result of your new options is based on the laws in effect as of July 2009 and eBay’s current practice in relation to recharging costs of its equity awards in Canada. The withholding and reporting requirements may change in the future due to tax law changes or to accommodate eBay’s recharge of its cost related to the new options to the local employer.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You generally will receive grant documentation for your new options based on the country where you are physically employed by eBay or one of its majority–owned subsidiaries on the grant date of the new options. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) as to how the tax or other laws in your country apply to your specific situation.

Tax Information1

Set forth below is a description of the Canadian federal tax consequences of voluntarily exchanging eligible options for new options and the grant of new options.

Option Exchange

The tax treatment as a result of the exchange of eligible options for the grant of new options is uncertain. It is possible that the Canada Revenue Agency (the “CRA”) will treat the exchange as: (i) a tax-neutral exchange of options; (ii) a taxable exchange of options; or (iii) two separate transactions (i.e., a tender of eligible options for cancellation, followed by a grant of new options), whereby the tender is viewed as a disposition for no consideration and no taxable income arises. The tax authorities should view the transaction as described in (iii), but no definitive guidance has been issued in this regard. For the purposes of this summary, however, we assume that the transactions will be treated as described above in (iii), although we cannot guarantee this result.

Grant of New Options

Assuming the tax authorities treat the exchange as described in (iii) above, you will not be subject to tax when the new options are granted to you.

Exercise of New Options

You will be subject to income tax and Canada Pension Plan (“CPP”) contributions (to the extent you have not exceeded the applicable contribution ceiling) when you exercise the new options on one-half of the difference (or “spread”) between the fair market value of the shares at exercise and the exercise price (i.e., you can permanently exclude one-half of the spread from the taxable amount).

[1]	The tax information herein is for employees of eBay or its majority-owned subsidiaries in the provinces of Ontario and British Columbia only.

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You may be able to defer income taxation (but not CPP) on the remaining one-half of the spread at exercise until the earliest of the time that you sell the shares purchased at exercise, die or become a non-resident of Canada. You can defer the income tax on the spread at exercise only on the first CAD100,000 worth of the new options that vest in any one year. For the purpose of calculating this limit, the value of the new options is the fair market value of the underlying shares at the time the new options were granted. To be eligible for this deferral, you must file an election with your employer on or before January 15th of the year following the year in which you exercise the new options.

Sale of Shares

When you sell the shares acquired upon exercise of the new options, you will be subject to capital gains tax on any gains. The taxable amount of capital gain will be one-half of the difference between the sale price and the adjusted cost basis of the shares (i.e., the fair market value of the shares on the date of acquisition of the shares upon exercise plus any brokerage fees related to the acquisition) less any brokerage fees related to the disposal of the shares. In addition, any amount on which taxation was deferred at exercise will become taxable as ordinary income when the shares are sold. Income tax will be assessed on the taxable income at your marginal income tax rate.

If you own other eBay shares which you have acquired from the exercise of other options or outside of the 2001 Plan, your adjusted cost base may be different from described above. In order to preserve the cost basis of shares sold in a cashless exercise, you must specifically identify any such shares in your annual tax return. Shares acquired upon the exercise of options for which a taxation deferral election has been filed will also retain their own, unique cost base. You are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) in any of these situations.

One-half of any loss arising on the sale of the shares (including any brokerage fees) may be deducted from any taxable capital gain for the year, the previous three taxation years, or any subsequent year.

Withholding and Reporting

Your employer is required to withhold income tax and CPP contributions (to the extent you have not exceeded the applicable contribution ceiling) when you exercise the new options. Your employer is also required to report the income recognized at exercise, including the full amount of the spread and the value of any deferred stock option benefit to the CRA.

You are responsible for paying any difference between your actual tax liability and the amount withheld by your employer at exercise. You are also responsible for reporting and paying any tax resulting from the sale of your shares.

Please note that if you intend to defer any tax due at exercise (as described in the “Exercise of New Options” section, above), you must notify eBay and your employer prior to the exercise of the new options so that your employer does not withhold tax on that amount. This is in addition to filing an election with your employer on or before January 15th of the year following the year in which you exercise your new options (as described above). Your employer will not be required to withhold income tax when you exercise your new options if you file a deferral election with your employer prior to exercise. You are required to report and pay tax on any deferred stock option income at the time you sell the shares acquired at exercise. In addition, for every year you have a balance of deferred stock option income outstanding, you must also file a Form T1212 with the CRA together with your annual tax return.

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SCHEDULE E

GUIDE TO TAX ISSUES IN THE PEOPLE’S REPUBLIC OF CHINA

The following is a general summary of the material tax and other consequences of the voluntary cancellation of eligible options in exchange for the grant of new RSUs or a cash payment pursuant to the Offer to Exchange for eligible employees subject to tax in the People’s Republic of China (“PRC”). This summary is based on the tax laws in effect in the PRC as of July 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out-of-date at grant or vesting of the new RSUs, when you sell shares acquired upon settlement of your new RSUs or the cash payment is made. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) regarding the tax consequences of the option exchange and grant of new RSUs or a cash payment in China.

Please note that the information contained in this summary related to withholding and reporting requirements for any income you receive as a result of your new RSUs is based on the laws in effect as of July 2009 and eBay’s current practice in relation to recharging costs of its equity awards in China. The withholding and reporting requirements may change in the future due to tax law changes or to accommodate eBay’s recharge of its cost related to the new RSUs to the local employer.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You generally will receive grant documentation for your new RSUs based on the country where you are physically employed by eBay or one of its majority–owned subsidiaries on the grant date of the new RSUs. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Exchange of Eligible Options for New RSUs

Option Exchange

You will not be subject to tax as a result of the exchange of eligible options for the grant of new RSUs pursuant to the Offer to Exchange, although there is no clear guidance set forth in the PRC’s individual income tax (“IIT”) regulations.

Grant of New RSUs

You will not be subject to tax when the new RSUs are granted to you.

Vesting of New RSUs

You will be subject to income tax and may be subject to social insurance contributions (to the extent you have not exceeded the applicable ceiling) when the new RSUs vest on the fair market value of the shares issued to you at vesting.

Sale of Shares

When you subsequently sell any shares acquired at vesting of the new RSUs, you will be subject to capital gains tax on any capital gains. You will be taxed on the difference between the sale price and the fair market value of the shares at vesting.

Withholding and Reporting

Your employer is required to withhold and report income tax and social insurance contributions, if applicable when the new RSUs vest. You employer treats the income as subject to Circular 35 and will withhold taxes at a reduced rate from your salary income. If your actual tax liability differs from the amount withheld, you are responsible for paying any additional tax. You are also responsible for reporting and paying any tax resulting from the sale of your shares.

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Other Information for New RSUs

Exchange Control Restriction

You agree to comply with exchange control laws in the PRC and to immediately repatriate the proceeds from the sale of your shares to the PRC. You further understand and agree that such repatriation of the sale proceeds may need to be effected through a special foreign exchange control account established by eBay or a subsidiary and you hereby consent and agree that the proceeds from the sale of shares may be transferred to such special account prior to being delivered to you.

Furthermore, to facilitate compliance with any applicable laws or regulations in the PRC, eBay reserves the right to (i) mandate the immediate sale of shares to which you are entitled on any applicable vesting date, or (ii) mandate the sale of shares in the event of the termination of your employment. In either case, the proceeds of the sale of such shares, less any tax-related items and broker’s fees or commissions, will be remitted to you in accordance with applicable exchange control laws and regulations, as described above.

Exchange of Eligible Options for Cash Payment

Option Exchange

You will not be subject to tax as a result of the option exchange.

Receipt of Cash Payment

The cash payment will be treated as salary and will be subject to IIT at your marginal rate and may be subject to any applicable social insurance contributions (to the extent you have not exceeded any applicable contribution ceilings). You will be subject to tax when the cash payment is made to you through your regular paycheck.

Subject to meeting certain conditions, the cash payment may be treated as a year-end bonus, and subject to IIT based on a more preferential calculation as compared to salary. Please note that the year-end bonus IIT calculation method may be used only once a year.

Your cash payment will not be considered compensation for the purpose of any pension or retirement benefits.

Withholding and Reporting

Your employer is required to report the cash payment as salary and withhold any taxes due on the cash payment. Under the current laws in the PRC it is unclear whether your employer is required to withhold and report any applicable social insurance contributions on the cash payment. You will be responsible for paying any difference between the actual tax liability and the amount withheld.

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SCHEDULE F

GUIDE TO TAX ISSUES IN THE CZECH REPUBLIC

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of new RSUs pursuant to the Offer to Exchange for eligible employees subject to tax in the Czech Republic. This summary is based on the tax laws in effect in the Czech Republic as of July 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out-of-date at grant or vesting of the new RSUs or when you sell shares acquired upon settlement of your new RSUs. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) regarding the tax consequences of the option exchange and grant of new RSUs in the Czech Republic.

Please note that the information contained in this summary related to withholding and reporting requirements for any income you receive as a result of your new RSUs is based on the laws in effect as of July 2009 and eBay’s current practice in relation to recharging costs of its equity awards in the Czech Republic. The withholding and reporting requirements may change in the future due to tax law changes or to accommodate eBay’s recharge of its cost related to the new RSUs to the local employer.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You generally will receive grant documentation for your new RSUs based on the country where you are physically employed by eBay or one of its majority–owned subsidiaries on the grant date of the new RSUs. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) as to how the tax or other laws in your country apply to your specific situation

Tax Information

Option Exchange

You will not be subject to tax as a result of the exchange of eligible options for the grant of new RSUs pursuant to the Offer to Exchange, although there is no clear guidance set forth in the Czech Republic Income Tax Act.

Grant of New RSUs

You will not be subject to tax when the new RSUs are granted to you.

Vesting of New RSUs

You will be subject to income tax when the new RSUs vest, but you will not be subject to social security or health insurance contributions on the fair market value of the shares issued to you at vesting.

Sale of Shares

When you subsequently sell or otherwise dispose of any shares acquired at vesting of the new RSUs, you will be subject to additional taxation on the gain if you sell your shares within six months of purchase (or if you hold more than 5% of eBay’s shares or voting rights in the 24- month period before you sell your shares, and the shares are sold within 5 years of purchase). In this instance, the taxable amount will equal the difference between the sale proceeds and your tax basis in the shares (i.e., the fair market value of the shares at vesting that you included in your taxable income at the time of vesting), and this amount generally will be subject to taxation at general income tax rates.

If you hold your shares acquired at vesting of the new RSUs for more than six months (and if you hold 5% or less of eBay’s registered capital or voting rights in the 24-month period before the sale), you will not be subject to additional taxation when you sell your shares.

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Withholding and Reporting

Your employer is not required to withhold or report income tax when the new RSUs vest. You are responsible for reporting and paying any tax resulting from the vesting of the new RSUs and the sale of your shares in your personal tax return by March 31 of the year following the vesting/sale, as applicable.

You will be notified if, prior to the vesting date of your new RSUs, there is a change in the tax withholding and reporting requirements in relation to your new RSUs to accommodate eBay’s recharge of its cost related to the new RSUs to the local employer.

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SCHEDULE G

GUIDE TO TAX ISSUES IN DENMARK

The following is a general summary of the material tax and other consequences of the voluntary cancellation of eligible options in exchange for the grant of new RSUs pursuant to the Offer to Exchange for eligible employees subject to tax in Denmark. This summary is based on the tax laws in effect in Denmark as of July 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out-of-date at grant or vesting of the new RSUs or when you sell shares acquired upon settlement of your new RSUs. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) regarding the tax consequences of the option exchange and grant of new RSUs in Denmark.

Please note that the information contained in this summary related to withholding and reporting requirements for any income you receive as a result of your new RSUs is based on the laws in effect as of July 2009 and eBay’s current practice in relation to recharging costs of its equity awards in Denmark. The withholding and reporting requirements may change in the future due to tax law changes or to accommodate eBay’s recharge of its cost related to the new RSUs to the local employer.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You generally will receive grant documentation for your new RSUs based on the country where you are physically employed by eBay or one of its majority–owned subsidiaries on the grant date of the new RSUs. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange and Grant of New RSUs

You will be subject to income tax as a result of the exchange of eligible options for the grant of new RSUs pursuant to the Offer to Exchange because the option exchange will be considered a disposal of the eligible options. The taxable amount will be the value of the new RSUs less the amount you paid to receive the eligible options (which will be zero). The value of the new RSUs is not certain. The tax authorities likely will consider the value to be equal to the market value of the eBay shares underlying the new RSUs at the time of option exchange reduced by a factor which takes into account the risk of forfeiture of the RSU prior to vesting into account. You must consult with your personal legal counsel, accountant, financial and/or tax advisor(s) regarding the taxable amount at the time of the exchange. Because of the taxable nature of the option exchange, we strongly encourage you to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) to determine how the tax rules apply to your specific situation.

Note Regarding Beneficial Tax Regime for Eligible Options

You should note that your eligible options may qualify for beneficial tax treatment in Denmark if certain conditions are met. Therefore, before you decide to participate in the option exchange and elect to exchange your eligible options for new RSUs, you should carefully consider the difference between the tax treatment of your eligible options and of the exchange of the eligible options for new RSUs as discussed herein. Your new RSUs will not be eligible for beneficial tax treatment in Denmark. You are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) regarding your decision to exchange your eligible options for new RSUs.

Vesting of New RSUs

You will most likely not be subject to additional income tax or social insurance contributions when the new RSUs vest.

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Sale of Shares

When you subsequently sell the shares acquired at vesting of the new RSUs, you will be subject to capital gains tax on any gains. The taxable amount likely will be the difference between the proceeds of the sale of the shares and the value of the new RSUs at grant, which likely will be calculated as the market value of the shares at the time of the option exchange, reduced by a factor to take into account the risk of forfeiture, as described above.

Withholding and Reporting

Your employer is not required to withhold income tax or social insurance contributions upon the exchange of eligible options, grant or vesting of your new RSUs or when you sell your shares acquired at vesting. However, your employer is required to report the taxable amount at the disposal of the eligible options (i.e., the value of the new RSUs at the time of grant as discussed above) to the Danish tax authorities. Based on past forfeiture rates, eBay will obtain a valuation of the eBay shares underlying the new RSUs using a standard valuation model (i.e. Black-Scholes) for purposes of reporting the taxable income to the Danish tax authorities. Your employer will inform you of the amounts reported to the Danish tax authorities, prior to e Bay’s reporting obligation. Note, however, that the amount reported to the tax authorities by eBay may be different than the taxable amount due by you at the time of the option exchange and you should consult with your tax advisor regarding the taxable amount due by you at the time of the option exchange. You will be responsible for paying any taxes that are due (including social insurance contributions) in connection with the exchange of your eligible options and any gain realized from the sale of the shares. You are liable for the difference, if any, between the taxable amount reported by eBay and the taxable amount due by you at the time of the option exchange. You are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) regarding the tax consequences of the option exchange of your eligible options for new RSUs.

Other Information

Danish Stock Options Act

Stock options and restricted stock units granted over company stock to salaried employees in Denmark are subject to the Danish Stock Option Act. The Danish Stock Option Act gives employees who receive such equity awards certain rights including, among other things, a right to continue to vest in the award following an involuntary termination of employment for any reason other than for cause.

Your eligible options may be subject to the terms of the Danish Stock Option Act. If so, you would have received a special statement in Danish explaining your rights under the Act. Please review this statement carefully as it may be relevant to your decision concerning whether to participate in the option exchange.

Your new RSUs also may be subject to the terms of the Danish Stock Option Act provided you are a salaried employee working in Denmark at the time of grant. If so, you will be provided with a special statement describing your rights under the Danish Stock Option Act.

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SCHEDULE H

GUIDE TO TAX ISSUES IN ESTONIA

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of new RSUs pursuant to the Offer to Exchange for eligible employees subject to tax in Estonia. This summary is based on the tax laws in effect in Estonia as of July 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out-of-date at grant or vesting of the new RSUs, or when you sell shares acquired upon settlement of your new RSUs or the cash payment is made. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) regarding the tax consequences of the option exchange and grant of new RSUs or a cash payment in Estonia.

Please note that the information contained in this summary related to withholding and reporting requirements for any income you receive as a result of your new RSUs is based on the laws in effect as of July 2009 and eBay’s current practice in relation to recharging costs of its equity awards in Estonia. The withholding and reporting requirements may change in the future due to tax law changes or to accommodate eBay’s recharge of its cost related to the new RSUs to the local employer.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You generally will receive grant documentation for your new RSUs based on the country where you are physically employed by eBay or one of its majority–owned subsidiaries on the grant date of the new RSUs. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Exchange of Eligible Options for New RSUs

Option Exchange

You will not be subject to tax as a result of the exchange of eligible options for the grant of new RSUs pursuant to the Offer to Exchange, although there is no clear guidance set forth in the Estonia Taxation Act.

Grant of New RSUs

You will not be subject to tax when the new RSUs are granted to you.

Vesting of New RSUs

You likely will not be subject to income tax and social insurance contributions when your new RSUs vest. Based on recent clarifications from the Estonian tax authorities, you will not be subject to tax on the receipt of non-monetary gains (such as the value of the shares issued to you upon vesting of the new RSUs). Rather you would be subject to tax upon sale of the shares acquired at vesting.

Sale of Shares

When you subsequently sell any shares acquired at vesting of the new RSUs, you will be subject to tax on the full amount gained from the sale (less any expenses made in relation to the acquisition and sale of the shares, e.g., broker’s fees).

Withholding and Reporting

Your employer is not required to report or withhold any income tax when the new RSUs vest or when you sell your shares acquired at vesting. You will be responsible for reporting and paying any taxes that are due when the new RSUs vest or when you sell any shares acquired at vesting.

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You will be notified if, prior to the vesting date of your new RSUs, there is a change in the tax withholding and reporting requirements in relation to your new RSUs to accommodate eBay’s recharge of its cost related to the new RSUs to the local employer.

Exchange of Eligible Options for Cash Payment

Option Exchange

You will not be subject to tax as a result of the option exchange.

Receipt of Cash Payment

The cash payment is a one-time payment and it is an extraordinary item that does not constitute compensation or regular salary of any kind. The cash payment will be considered income from the transfer of property (your surrendered options) and subject to income tax but not social insurance contributions. You will be subject to tax when the cash payment is made to you through your paycheck.

Your cash payment will not be considered compensation for the purpose of any ESPP contributions, pension or retirement benefits.

Withholding and Reporting

Your employer is not required to report the cash payment as salary and withhold any taxes and due on the cash payment. You are responsible for reporting and paying any taxes due on your cash payment.

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SCHEDULE I

GUIDE TO TAX ISSUES IN FRANCE

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of new RSUs pursuant to the Offer to Exchange for eligible employees subject to tax in France. This summary is based on the tax laws in effect in France as of July 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out-of-date at grant or vesting of the new RSUs or when you sell shares acquired upon settlement of your new RSUs. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) regarding the tax consequences of the option exchange and grant of new RSUs in France.

Please note that the information contained in this summary related to withholding and reporting requirements for any income you receive as a result of your new RSUs is based on the laws in effect as of July 2009 and eBay’s current practice in relation to recharging costs of its equity awards in France. The withholding and reporting requirements may change in the future due to tax law changes or to accommodate eBay’s recharge of its cost related to the new RSUs to the local employer.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You generally will receive grant documentation for your new RSUs based on the country where you are physically employed by eBay or one of its majority–owned subsidiaries on the grant date of the new RSUs. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Notification Regarding French Tax-Qualified Status

The new RSUs will be granted under the 2003 Plan. The new RSUs are intended to qualify for favorable tax and social security contribution treatment pursuant to sections L. 225-197-1 to L. 225-197-6 of the French Commercial Code, as amended (“French-qualified RSUs”). Your eligible options also may have been granted under a French sub-plan which was intended to qualify the awards for favorable tax and social security contribution treatment.

To be treated as French-qualified RSUs, your new RSUs will not vest for two years, or such minimum period required under French law, after the grant date, provided you continue to be employed by eBay through that date. In addition, you will not be permitted to sell the shares issued to you upon the vesting of the new RSUs for two years, or such minimum period required under French law, from the date of share issuance. There are limited exceptions to these holding period restrictions which apply if you die or become disabled and in certain other circumstances.

Please carefully consider the terms and tax treatment of the new RSUs and the terms of your eligible options before deciding to participate in the option exchange. If your eligible options were French-qualified options and you have met certain holding periods under those awards, you will not receive any credit as a result of meeting those holding periods towards the vesting or holding periods of the new RSU grant.

Further, eBay and your employer do not assume any responsibility for maintaining the favorable tax and social security contribution treatment of the new RSUs. Certain events may affect the status of the new RSUs as French-qualified RSUs and the new RSUs may be disqualified in the future. eBay does not make any undertaking or representation to maintain the qualified status of the new RSUs. If the new RSUs no longer qualify as French-qualified RSUs, the favorable tax and social security treatment will not apply and you will be required to report and pay income tax on the value of the shares at vesting by reporting this income in your annual tax return. In addition your employer will withhold your portion of social security contributions on the value of the shares at vesting of the new RSUs.

Option Exchange

You will not be subject to tax as a result of the exchange of eligible options for the grant of new RSUs pursuant to the Offer to Exchange.

Grant of New RSUs

You will not be subject to tax when the new RSUs are granted to you.

Vesting of New RSUs

As mentioned above, as a term of your new RSUs, your new RSUs will not vest for two years, or such minimum periods as required under French law, from the grant date and you will not be permitted to sell any shares acquired upon vesting for two years, or such minimum period required under French law, from the share issuance, except in certain circumstances. Assuming that the French-qualified status of your new RSUs is maintained and these holding periods are met, you will not be subject to income tax or social security contributions at vesting.

If the new RSUs do not retain their French tax-qualified status, the gain at vesting (i.e., the fair market value of the shares at vesting) will be taxed as salary at your personal income tax rate and employee and employer social security contributions will be due.

Please note that if you qualify as a managing corporate officer under French law (“mandataires sociaux,” i.e., Président du Conseil d’Administration, Directeur Général, Directeur Général Délégué, Membre du Directoire, Gérant de Sociétés par actions) and if you are subject to shareholding restrictions under French law, you must hold 20% of the shares acquired upon vesting of the new RSUs until you cease to serve as a managing corporate officer. To ensure compliance with any applicable shareholding restrictions, eBay may require that such shares be held by the transfer agent in a book-entry account (or according to any procedure implemented by eBay) until you are no longer subject to the shareholding restrictions.

Wealth Tax

Shares acquired upon vesting of the new RSUs are included in your personal estate and must be declared to the tax authorities if the total value of your taxable personal estate (including your household) exceeds a certain amount (€790,000 for 2009), as valued on January 1.

Sale of Shares

As mentioned above, you will not be able to sell the shares you acquire at vesting for two years, or such minimum period required under French law, from the date of issuance. When you subsequently sell any shares acquired at vesting of the new RSUs, you will be subject to tax. Your gain will be divided into two portions: the gain at vesting (i.e., the fair market value of the shares at vesting) and any capital gain (i.e., the difference between the net sale price and the fair market value of the shares at vesting).

(1) Gain at vesting: Provided the new RSUs retain their French tax-qualified status, the following tax treatment will apply: The fair market value of the shares at vesting will be taxed at the rate of 30% income tax, plus social tax contributions of 14.6% (including the 2.5% employee social contribution on French-qualified RSUs). Alternatively, you may elect for the gain at vesting to be taxed as salary at your personal income tax rate, plus 14.6% in social tax contributions.

(2) Capital gain: The capital gain will be taxed at the rate of 18% income tax, plus 12.1% additional social tax contributions.

However, you will be subject to income tax and social security contributions on the capital gain only if the total proceeds from the sale of securities (realized by you and your household) during a calendar year exceeds a certain amount (€25,730 for 2009), in which case you will be subject to income tax and social taxes on the entire capital gain.

If the net sale price is less than the fair market value of the shares at vesting, you will realize a capital loss. This capital loss can be offset against the gain at vesting and, provided the relevant threshold (€25,730 for 2009) is exceeded, against capital gain of the same nature realized by you and your household from the sale of securities during the same year or during the ten following years. This capital loss cannot be offset against other types of income.

Withholding and Reporting

Your employer is not required to withhold income tax nor any of the social tax contributions described above in connection with the French-qualified RSUs. However, your employer is required to report the details of the vesting of the new RSUs to the social security administration in the year following the year of vesting. You are responsible for reporting and paying any tax resulting from the vesting of the new RSUs and the sale of your shares.

SCHEDULE J

GUIDE TO TAX ISSUES IN GERMANY

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of new RSUs or a cash payment pursuant to the Offer to Exchange for eligible employees subject to tax in Germany. This summary is based on the tax laws in effect in Germany as of July 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out-of-date at grant or vesting of the new RSUs, when you sell shares acquired upon settlement of your new RSUs or the cash payment is made. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) regarding the tax consequences of the option exchange and grant of new RSUs or a cash payment in Germany.

Please note that the information contained in this summary related to withholding and reporting requirements for any income you receive as a result of your new RSUs is based on the laws in effect as of July 2009 and eBay’s current practice in relation to recharging costs of its equity awards in Germany. The withholding and reporting requirements may change in the future due to tax law changes or to accommodate eBay’s recharge of its cost related to the new RSUs to the local employer.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You generally will receive grant documentation for your new RSUs based on the country where you are physically employed by eBay or one of its majority–owned subsidiaries on the grant date of the new RSUs. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Exchange of Eligible Options for New RSUs

Option Exchange

You will not be subject to tax as a result of the exchange of eligible options for the grant of new RSUs pursuant to the Offer to Exchange, although there is no clear guidance set forth in the Germany Income Tax Act.

Grant of New RSUs

You will not be subject to tax when the new RSUs are granted to you.

Vesting of New RSUs

You will be subject to income tax and social insurance contributions, including a solidarity surcharge and church tax (to the extent you have not already reached the applicable contribution ceiling) when the new RSUs vest on the fair market value of the shares issued to you at vesting.

The new RSUs may not be eligible for any favorable tax treatment. By contrast, your eligible options may have been eligible for a tax deduction pursuant to Section 19a of the German Income Tax Act (Einkommensteuergesetz), provided they met certain conditions. Therefore, you should carefully consider the tax impact of participating in the option exchange. Please consult with your personal legal counsel, accountant, financial and/or tax advisor(s) to determine whether this deduction may apply at vesting of the new RSUs.

Sale of Shares

When you subsequently sell any shares acquired at vesting of the new RSUs, you will be subject to capital gains tax on any gains at a flat rate of 25% (plus 5.5% solidarity surcharge and church tax, if applicable), provided you do not own 1% or more of eBay’s stated capital (and have not owned 1% or more at any time in the last five years) and the shares are not held as a business asset. Please note that you may elect to be taxed at your marginal tax rate if the 25% flat rate exceeds your marginal tax rate. The amount subject to tax, whether at the flat rate or at your marginal tax rate, will be the difference between the sale price and the fair market value of the

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shares issued at vesting. A savers’ allowance (Sparer-Pauschbetrag) of €801 for unmarried persons, or €1,602 for married couples filing jointly, will be applicable for all investment income (including the taxable gain from the sale of shares). This saver’s allowance covers expenses related to the generation of income (Werbungskosten), such as securities account fees, which will not be deductible from the final withholding tax or tax assessment procedures.

Withholding and Reporting

Your employer will withhold and report income tax, and social insurance contributions, including a solidarity surcharge and church tax, (to the extent applicable) when the new RSUs vest. If your actual tax liability differs from the amount withheld, you are responsible for paying any additional tax. You are also responsible for reporting and paying any tax resulting from the sale of your shares.

Exchange of Eligible Options for Cash Payment

Option Exchange

You will not be subject to tax as a result of the option exchange.

Receipt of Cash Payment

The cash payment will be treated as salary and you will be subject to income tax at your marginal rate and to any applicable social insurance contributions, including a solidarity surcharge and church tax (to the extent you have not exceeded any applicable contribution ceilings) on the amount of the cash payment. You will be subject to tax when the cash payment is made to you through your regular paycheck.

Note that the cash payment will not be eligible for any favorable tax treatment. By contrast, your eligible options may have been eligible for a tax deduction pursuant to Section 19a of the German Income Tax Act (Einkommensteuergesetz), provided they met certain conditions. Therefore, you should carefully consider the tax impact of participating in the option exchange and we recommend that you consult your personal legal counsel, accountant, financial and/or tax advisor(s).

Your cash payment will be considered compensation for purposes of contributions to the ESPP, and any pension or retirement benefits offered to you in Germany. Please consult with your personal legal counsel, accountant, financial and/or tax advisor(s) regarding any questions you may have regarding the deductions to your cash payment.

Withholding and Reporting

Your employer is required to report the cash payment as salary and withhold any taxes and applicable social insurance contributions, including a solidarity surcharge and church tax (to the extent you have not exceeded any applicable contribution ceiling) due on the cash payment. You will be responsible for paying any difference between the actual tax liability and the amount withheld. You may also be entitled to a refund in case the amount withheld exceeds the actual tax liability at the time of your annual income tax filing and assessment.

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SCHEDULE K

GUIDE TO TAX ISSUES IN HONG KONG

The following is a general summary of the material tax and other consequences of the voluntary cancellation of eligible options in exchange for the grant of new RSUs pursuant to the Offer to Exchange for eligible employees subject to tax in Hong Kong. This summary is based on the tax laws in effect in Hong Kong as of July 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out-of-date at grant or vesting of the new RSU or when you sell shares acquired upon settlement of your new RSUs. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) regarding the tax consequences of the option exchange and grant of new RSUs in Hong Kong.

Please note that the information contained in this summary related to withholding and reporting requirements for any income you receive as a result of your new RSUs is based on the laws in effect as of July 2009 and eBay’s current practice in relation to recharging costs of its equity awards in Hong Kong. The withholding and reporting requirements may change in the future due to tax law changes or to accommodate eBay’s recharge of its cost related to the new RSUs to the local employer.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You generally will receive grant documentation for your new RSUs based on the country where you are physically employed by eBay or one of its majority–owned subsidiaries on the grant date of the new RSUs. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) as to how the tax or other laws in your country apply to your specific situation.

SECURITIES WARNING:

The Offer to Exchange, any grant of new RSUs that you may receive in exchange for exchanged options and any shares of eBay’s shares issued to you at vesting of such new RSUs do not constitute a public offering of securities under Hong Kong law and are available only to eligible employees of eBay or affiliates of eBay. The Restricted Stock Unit Agreement for Participants Outside the U.S., including any country-specific exhibit thereto, the Offer to Exchange, the 2008 Plan and any incidental communications that you may receive have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, nor have the documents been reviewed by any regulatory authority in Hong Kong. The Offer to Exchange, any new RSUs that you may receive for the exchange of eligible options and any documentation related thereto are intended solely for the personal use of each eligible employee and may not be distributed to any other person. If you are in doubt about any of the contents of the Offer to Exchange, the 2008 Plan, the Restricted Stock Unit Agreement for Participants Outside the U.S., including any country-specific appendix thereto, you should consult with your personal legal counsel, accountant, financial and/or tax advisor(s) .

Tax Information

Option Exchange

You will not be subject to tax as a result of the exchange of eligible options for the grant of new RSUs pursuant to the Offer to Exchange, although there is no clear guidance from the Inland Revenue Department.

Grant of New RSUs

You likely will not be subject to tax when the new RSUs are granted to you.

Vesting of New RSUs

You likely will be subject to income tax, but not Mandatory Provident Fund (“MPF”) contributions, when the new RSUs vest on the fair market value of the shares issued to you at vesting.

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Please note that if you leave Hong Kong permanently and subsequently vest in your new RSUs, all or a portion of any income you receive at vesting may still be considered Hong Kong-source employment income and subject to tax in Hong Kong. You may elect to settle your tax liability prior to leaving Hong Kong, thereby removing any continuing filing obligations. In such case, you will be taxed on the “notional” income based on the assumption that all your unvested RSUs at the time of permanent departure vested within seven days before the date of submission of your tax return for the year in which you permanently depart Hong Kong. If the value of the shares increases so that the actual gain at vesting is greater than the deemed gain at the time of your departure from Hong Kong, there will be no additional tax. If the value of the shares decreases so that the actual gain at vesting is less than the deemed gain at the time of your departure from Hong Kong, or all or a portion of your RSUs do not eventually vest, you can request a refund of any tax overpayment so long as the tax assessment is objected to within the statutory time allowed.

Please consult your personal legal counsel, accountant, financial and/or tax advisor(s) if you are planning to permanently leave Hong Kong and are considering settling your tax liability prior to departure as described above.

Sale of Shares

When you subsequently sell any shares acquired at vesting of the new RSUs, you will not be subject to capital gains tax or salaries tax on any gain you realize.

Sale Restriction

Due to securities laws in Hong Kong, you will be restricted from selling the eBay shares underlying new RSUs for a period of six (6) months from the date of grant of the new RSUs. It is unlikely that your new RSUs will vest within six (6) months of the grant date; however, in the event of a change in control or termination of employment resulting in any acceleration of your vesting, you will not be permitted to sell the shares until six (6) months from the new RSU grant date.

Withholding and Reporting

Your employer is not required to withhold income tax at the vesting of the new RSUs. However, because the fair market value of the shares at vesting qualifies as additional salary under Hong Kong law, your employer will report the income recognized at vesting on its annual return. You are responsible for reporting and paying any tax resulting from the vesting of the new RSUs.

You and your employer should disclose details of the option exchange to the Hong Kong tax authorities on the respective annual tax returns for the year in which the exchange took place.

Please note that there are special rules which apply to employees who will depart or have departed from Hong Kong. You are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) in this situation.

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SCHEDULE L

GUIDE TO TAX ISSUES IN INDIA

The following is a general summary of the material tax and other consequences of the voluntary cancellation of eligible options in exchange for the grant of new RSUs pursuant to the Offer to Exchange for eligible employees subject to tax in India. This summary is based on the tax laws in effect in India as of July 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out-of-date at grant or vesting of the new RSU or when you sell shares acquired upon settlement of your new RSUs. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) regarding the tax consequences of the option exchange and grant of new RSUs in India.

Please note that the information contained in this summary related to withholding and reporting requirements for any income you receive as a result of your new RSUs is based on the laws in effect as of July 2009 and eBay’s current practice in relation to recharging costs of its equity awards in India. The withholding and reporting requirements may change in the future due to tax law changes or to accommodate eBay’s recharge of its cost related to the new RSUs to the local employer.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You generally will receive grant documentation for your new RSUs based on the country where you are physically employed by eBay or one of its majority–owned subsidiaries on the grant date of the new RSUs. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) as to how the tax or other laws in your country apply to your specific situation.

IMPORTANT NOTE ON BUDGET IN INDIA: The Budget for India for 2009-2010 which was published July 6, 2009 contains a proposal that, if enacted, will significantly change the tax treatment of the new RSUs that may be granted to you if you participate in the option exchange, as further described below. While it is expected that the Budget will pass as proposed, it is not certain when the Budget will be enacted or whether it will be amended while under review by the Parliament in India. Accordingly, the tax treatment of the new RSUs that may be granted to you if you participate in the option exchange is uncertain and in deciding whether to participate, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) as to how the proposed measures will affect you.

Tax Information

Option Exchange and the Grant of New RSUs

The tax treatment of the exchange of eligible options for the grant of new RSUs is uncertain. The Indian tax authorities may treat the exchange as the disposal of a capital asset (i.e., the eligible option) which is subject to capital gains tax. In this case, the capital gain would likely be calculated based on the difference between the full value of consideration received in exchange for the eligible option (i.e., the value of the new RSUs) reduced by the cost paid to acquire the eligible options.

In the present case, the cost of acquisition of the eligible options that are being exchanged for new RSUs (and/or the value of the new RSUs) may be considered as “indeterminable,” in which case the capital gains computation mechanism fails. Under existing judicial precedent no capital gains tax liability arises where the computation mechanism for capital gains fails. As a result, there are reasonable arguments that you will not be subject to capital gains tax as a result of the exchange of eligible options for the new RSUs pursuant to the Offer to Exchange. However, this position is based on judicial precedents and there is no statutory guidance on this point. It is possible that the Indian tax authorities could ascribe determinable values to eligible options and new RSUs, in which case, capital gains could be computed and due on the awards. As a result, taking the position that no tax is due on the exchange is not risk free and eBay takes no responsibility for the tax position that you take/claim regarding the option exchange. Accordingly, we recommend that you consult your personal legal counsel, accountant, financial and/or tax advisor(s) regarding the potential tax consequences of participating in the option exchange.

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Vesting of New RSUs

Please note that the Finance Minister for India presented budget proposals (the “Budget”) to the Parliament related to the taxation of equity benefits in India on July 6, 2009. If the Budget passes the Parliament and the President provides his assent thereto, the fringe benefit tax (“FBT”) regime on equity awards will be abolished, retroactive to April 1, 2009. You will accordingly be subject to income tax when the new RSUs vest (i.e., when the RSUs are allotted to you) on the market value1 of the shares issued to you at vesting. You likely will not be subject to social insurance contributions when the new RSUs vest.

Please note if the Budget proposal does not pass, the FBT is technically payable by your employer but, as permitted under current laws governing the FBT regimes, your employer’s liability for the FBT in connection with the new RSUs will be transferred to you as a term of your new award.

While the law has not passed Parliament and received assent from the President, it is expected to come into law as proposed. However, due to the uncertainty of the timing of the Budget’s passage, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) regarding the tax consequences of your new RSUs.

If you are subject to tax at the time of the option exchange, the tax consequences at vesting of your new RSUs may differ. If you are subject to tax at the time of the option exchange, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) regarding the tax consequences of your new RSUs at vesting.

Sale of Shares

When you subsequently sell any shares acquired at vesting of the new RSUs, you will be subject to capital gains tax on any gain you realize. Assuming the Budget comes into law as proposed, the taxable gain will be the difference between the sale price and the fair market value of the shares at vesting, as determined under the tax laws in India.

If you hold the shares for more than 12 months, you will be taxed at the more favorable long-term capital gains tax rate. If you hold the shares for 12 months or less, you will be taxed at the short-term capital gains tax rate (which is the same as your marginal income tax rate).

Withholding and Reporting

Assuming the Budget comes into law as proposed, your employer will be required to report and withhold income tax when your new RSUs vest. You are responsible for reporting and paying any tax resulting from the sale of shares.

Other Information

Exchange Control Information

You agree to comply with exchange control laws in India and to repatriate all proceeds resulting from the sale of your shares to India. You must obtain a foreign inward remittance certificate (“FIRC”) from the bank where you deposit the foreign currency and maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation.

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It is unclear from the Budget proposals whether the fair market value of the shares will be the market price of eBay’s shares on the Nasdaq Global Select Market or if eBay will be required to obtain a valuation of the shares from a Merchant Bank in India.

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SCHEDULE M

GUIDE TO TAX ISSUES IN IRELAND

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of new RSUs or a cash payment pursuant to the Offer to Exchange for eligible employees subject to tax in Ireland. This summary is based on the tax laws in effect in Ireland as of July 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out-of-date at grant or vesting of the new RSUs, when you sell shares acquired upon settlement of your new RSUs, or a cash payment is made. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) regarding the tax consequences of the option exchange and grant of new RSUs or cash payment in Ireland.

Please note that the information contained in this summary related to withholding and reporting requirements for any income you receive as a result of your new RSUs is based on the laws in effect as of July 2009 and eBay’s current practice in relation to recharging costs of its equity awards in Ireland. The withholding and reporting requirements may change in the future due to tax law changes or to accommodate eBay’s recharge of its cost related to the new RSUs to the local employer.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You generally will receive grant documentation for your new RSUs based on the country where you are physically employed by eBay or one of its majority–owned subsidiaries on the grant date of the new RSUs. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Exchange of Eligible Options for New RSUs

Option Exchange

You will not be subject to tax as a result of the exchange of eligible options for the grant of new RSUs pursuant to the Offer to Exchange, although there is no clear guidance set forth in the in the Taxes Consolidation Act, 1997 or by the Ireland Revenue Commissioners.

Grant of New RSUs

You will not be subject to tax when the new RSUs are granted to you.

Vesting of New RSUs

You likely will be subject to income tax when the new RSUs vest on the fair market value of the shares issued to you at vesting. You will not be subject to social insurance contributions on this amount.

In addition, an “income levy” of 1.67% to 5% (depending on your annual income) applies to your gross income from all sources, including the income at vesting of new RSUs. Certain limited exemptions apply. Please consult your personal legal counsel, accountant, financial and/or tax advisor(s) for further details about the income levy.

Sale of Shares

When you subsequently sell any shares acquired at vesting of the new RSUs, you will be subject to capital gains tax to the extent any gain exceeds the annual exemption (currently €1,270). The taxable amount will be the difference between the net sale price and the cost basis of the shares. The cost basis of the shares will be the income reported on your tax return for the new RSU value on the date of vesting.

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Withholding and Reporting

Your employer is not required to withhold income tax or the income levy when the new RSUs vest. Your employer is required to report the details of the option exchange and may be required to report the details of the new RSUs to the Revenue Commissioners at grant and at vesting (on Form P11D). You are responsible for reporting and paying any tax and income levies due on your new RSUs and the sale of shares by October 31 of the year the new RSUs vest or you sell your shares.

Other Information for New RSUs

Director Notification Obligation

If you are a director, shadow director1 or secretary of one of eBay’s majority-owned subsidiaries in Ireland, you must notify the Irish subsidiary in writing within five business days of (i) disposing of an interest in eBay (e.g., exchange of eligible options.), (ii) becoming aware of the event giving rise to the notification requirement, or (iii) becoming a director or secretary if such an interest exists at the time. This notification requirement also applies with respect to the interests of a spouse or minor child (whose interests will be attributed to the director, shadow director or secretary, as the case may be).

Exchange of Eligible Options for Cash Payment

Option Exchange

You will not be subject to tax as a result of the option exchange.

Receipt of Cash Payment

The cash payment will be treated as salary and will be subject to income tax at your marginal rate and to applicable social insurance contributions (to the extent you have not exceeded any applicable contribution ceilings) on the amount of the cash payment. You will be subject to tax when the cash payment is made to you through your regular paycheck.

In addition, an “income levy” of 1.67% to 5% (depending on your annual income) applies to your gross income from all sources, including the cash payment. Certain limited exemptions apply. Please consult your personal legal counsel, accountant, financial and/or tax advisor(s) for further details about the income levy.

Your cash payment will be considered compensation for purposes of contributions to the ESPP. Your cash payment will not be considered compensation for any pension or retirement benefits. Please consult with your personal legal counsel, accountant, financial and/or tax advisor(s) regarding any questions you may have regarding the deductions to your cash payment

Withholding and Reporting

Your employer is required to report the cash payment as salary and withhold any income tax and applicable social insurance contributions (to the extent you have not exceeded any applicable contribution ceiling) due on the cash payment. You will be responsible for paying any difference between the actual tax liability and the amount withheld and paying and reporting any income levies on the cash payment by October 31 of the year you received the cash payment.

Other Information for Cash Payment

Director Notification Obligation

If you are a director, shadow director or secretary of one of eBay’s majority-owned subsidiaries in Ireland, you must notify the Irish subsidiary in writing within five business days of (i) disposing of an interest in eBay (e.g., receiving the cash payment in exchange for the eligible options), (ii) becoming aware of the event giving rise to the notification requirement, or (iii) becoming a director or secretary if such an interest exists at the time. This notification requirement also applies with respect to the interests of a spouse or minor child (whose interests will be attributed to the director, shadow director or secretary, as the case may be).

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A shadow director is an individual who is not on the board of directors of the Irish subsidiary but who has sufficient control so that the board of directors of the Irish subsidiary acts in accordance with the directions or instructions of the individual.

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GUIDE TO TAX ISSUES IN ISRAEL

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of new RSUs pursuant to the Offer to Exchange for eligible employees subject to tax in Israel. This summary is based on the tax laws in effect in Israel as of July 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out-of-date at grant or vesting of the new RSU or when you sell shares acquired upon settlement of your new RSUs. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) regarding the tax consequences of the option exchange and grant of new RSUs in Israel.

Please note that the information contained in this summary related to withholding and reporting requirements for any income you receive as a result of your new RSUs is based on the laws in effect as of July 2009 and eBay’s current practice in relation to recharging costs of its equity awards in Israel. The withholding and reporting requirements may change in the future due to tax law changes or to accommodate eBay’s recharge of its cost related to the new RSUs to the local employer.

If you are a citizen or resident of more than one country, are considered a resident of more than one country for local law purposes, or intend to change your residency before the vesting of the new RSUs or sale of shares issued upon vesting of your new RSUs, the information contained in this summary may not be applicable to you. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange

Under general tax principles in Israel, the exchange of eligible vested options for the grant of new RSUs results in a taxable event. Accordingly, eBay sought and has obtained a tax ruling from the Israel Tax Authorities (“ITA”) which states that employees will not be subject to tax as a result of the exchange of eligible vested options for the new RSUs (the “Israel Tax Ruling”). To participate in the option exchange with regard to eligible options granted to you in Israel and to take advantage of the benefit of the Israel Tax Ruling, you must agree in writing to the terms of the Israel Tax Ruling.

You are not eligible to participate in the option exchange unless you agree to the terms of the Israel Tax Ruling at the time you elect to participate in the option exchange. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) regarding the consequences of agreeing to the terms of the Israel Tax Ruling and your participation in the option exchange.

Terms of New RSU Grant

Your new RSUs will be granted under the terms of the eBay Inc. Appendix for Israeli Tax Payers for the 2008 Plan. The new RSUs will be granted under the “capital gains route” of Section 102 of the Israeli Income Tax Ordinance (New Version), 1961 (“Section 102”) pursuant to which the new RSUs and any shares acquired at vesting of the new RSUs will be held in trust by the trustee designated by eBay for at least 24 months from the date of grant of the new RSUs to comply with the required holding period set forth in Section 102 (the “Required Holding Period”). Your eligible options may also have been granted under the “capital gains route” of Section 102. (Please note that you will not receive any holding period credit on your new RSU grants for the time period your eligible options were held in trust prior to the option exchange; rather, the Required Holding Period will start over on the date the new RSUs are granted.)

Grant of New RSUs

You will not be subject to tax when the new RSUs are granted to you.

Vesting of New RSUs

You will not be subject to tax when your new RSUs vest, provided that the shares issued at vesting are held by the Trustee.

Exit Tax

If you cease to be a resident of Israel, your assets (including any new RSUs and/or shares) will be deemed to be sold and you will be subject to tax on the deemed sales proceeds (the “Exit Tax”). However, payment of the Exit Tax may be deferred until the actual sale of the assets. Please consult your personal legal counsel, accountant, financial and/or tax advisor(s) regarding the tax treatment of your new RSUs and/or shares if you cease to be a resident of Israel.

Sale of Shares

Provided you do not sell or have the shares transferred from the trustee prior to the expiration of the Required Holding Period and have otherwise complied with the requirements of the capital gains route, when you subsequently sell the shares acquired upon vesting, the gain from the sale of shares will be taxed as follows:

(a) On the date of sale, you will be subject to ordinary income tax (at your progressive income tax rate) and social insurance contributions on the Israeli fair market value of the shares on the date of grant, less any expenses incurred in connection with the sale, but not more than the actual gain derived upon sale. For this purpose, the Israeli fair market value of the shares on the date of grant is deemed to be the average price of eBay’s shares over the 30 trading days preceding the date of grant.

(b) In addition, if the sale price (i.e., the fair market value of the shares on the date of sale) of the shares is greater than the fair market value of the shares at grant (determined as described above under (a)), you will realize a capital gain. The capital gain will be taxed at a flat rate of 25%.

If you sell the shares or elect to have the shares transferred to you from the trustee prior to the expiration of the Required Holding Period, you will be subject to ordinary income tax (at your progressive income tax rate) and social insurance contributions on the entire gain received from sale of the shares.

Cross-border Tax Implications for Employees Who Transferred Out of Israel

In a scenario in which the eligible options were granted while you were in Israel and you subsequently transferred to another country but did not elect to pay exit tax in Israel upon your transfer, you will be not be subject to tax at the time of the exchange under the terms and conditions of the Israel Tax Ruling.

You are not eligible to participate in the option exchange unless you agree to the terms of the Israel Tax Ruling at the time you elect to participate in the option exchange with regard to any eligible options you received while in Israel. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) regarding the consequences of agreeing to the terms of the Israel Tax Ruling and your participation in the option exchange.

Your new RSUs will be granted under Section 102 and subject to a new Required Holding Period (see the “Terms of New RSU Grant” section, above). The consent to the Israel Tax Ruling requires, among other things, that the gain realized upon the sale of the shares underlying the new RSUs be taxed in Israel and may limit your ability to receive a credit for Israeli tax purposes for any non-Israeli taxes that may be paid by you on the same income. If you are no longer a resident in Israel, the portion of the gain subject to tax in Israel is not certain. Under the terms of the Israel Tax Ruling, you must obtain a residency certificate from your current country of residence and file the residency certificate with the ITA within sixty (60) days of the ITA’s issuance of the Israel Tax Ruling. The Israel Tax Ruling was issued on July 30, 2009; therefore, you must file the residency certificate with the ITA on or before September 28, 2009. At the time you sell the shares underlying the new RSUs, the ITA will determine if you are a resident for Israeli tax purposes based on the residency certificate. If the ITA finds that you are not a tax resident, you will be taxed in Israel only on the pro-rata portion of the gain that is attributable to the time you resided in Israel from the time the eligible options were granted until you sold the shares underlying the new RSUs. If you do not file a residency certificate on or before September 28, 2009 or the ITA finds that you are a resident under Israeli law; you will be taxed in Israel on the full amount of the gain realized upon the sale of the shares underlying the new RSUs in Israel. Depending on your current country of residence, you may be subject to tax in both your current country of residence and Israel on the income from the new RSUs. Accordingly, you are strongly encouraged to consult with personal legal counsel, accountant, financial and/or tax advisor(s) regarding the tax implications of your voluntary participation in the option exchange and agreeing to the terms of the Israel Tax Ruling.

Withholding and Reporting

The trustee is required to report the grant of new RSUs, as well as the sale of shares (or the transfer of shares, if the shares are transferred to you prior to sale), to the ITA. The trustee is also required withhold any applicable tax and social insurance contributions when you sell the shares (or when the shares are transferred to you, unless you have otherwise settled your tax liability with the ITA and the trustee has received acknowledgement thereof).

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GUIDE TO TAX ISSUES IN ITALY

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of new RSUs pursuant to the Offer to Exchange for eligible employees subject to tax in Italy. This summary is based on the tax laws in effect in Italy as of July 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out-of-date at grant or vesting of the new RSU or when you sell shares acquired upon settlement of your new RSUs. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) regarding the tax consequences of the option exchange and grant of new RSUs in Italy.

Please note that the information contained in this summary related to withholding and reporting requirements for any income you receive as a result of your new RSUs is based on the laws in effect as of July 2009 and eBay’s current practice in relation to recharging costs of its equity awards in Italy. The withholding and reporting requirements may change in the future due to tax law changes or to accommodate eBay’s recharge of its cost related to the new RSUs to the local employer.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You generally will receive grant documentation for your new RSUs based on the country where you are physically employed by eBay or one of its majority–owned subsidiaries on the grant date of the new RSUs. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange

You will not be subject to tax as a result of the exchange of eligible options for the grant of new RSUs pursuant to the Offer to Exchange, although there is no clear guidance from the Ministry of Finance.

Grant of New RSUs

You will not be subject to tax when the new RSUs are granted to you.

Vesting of New RSUs

You will be subject to income tax and social insurance contributions when the new RSUs vest on the fair market value of the shares1 issued to you at vesting.

You should note that, for stock options exercised on or after June 25, 2008, social insurance contributions are not due on the income recognized at exercise. You should also note that your eligible options may have been subject to a cashless sell-all exercise restriction to avoid certain Italian financial intermediary requirements. Therefore, before you decide whether to participate in the option exchange, you should consider carefully the difference between the Italian social insurance treatment of your eligible options and the new RSUs that you will receive in exchange for any eligible options and we recommend that you seek advice from your personal legal counsel, accountant, financial and/or tax advisor(s) regarding your participation in the option exchange.

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Please note that, for Italian tax purposes, the fair market value of a share is defined as the average price per share on the official stock exchange on which eBay’s shares are traded (i.e., the Nasdaq Global Select Market) during the month immediately preceding and including the date the new RSUs are settled.

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Sale of Shares

When you subsequently sell any shares acquired at vesting of the new RSUs, you will be subject to capital gains tax on any gain you realize. The taxable gain will be the difference between the sale price and the fair market value (as defined under Italian tax law) of the shares issued to you at vesting.

The capital gain will be taxed at a rate of 12.5% provided the shares are a non-qualified shareholding. Your shares will be a “non-qualified shareholding” if the shares represent 2% or less of the voting rights and 5% or less of eBay’s outstanding shares, which is highly likely to be the case with your shares. In calculating your capital gain, you may subtract certain capital losses and any expenses incurred to produce the gain, except interest. If losses exceed gains, the difference can be carried forward for the next four years.

Provided the shares are a non-qualified shareholding, you also may elect to be taxed at sale under one of the following two alternative tax regimes. To be eligible for either of these methods, you must deposit the shares with a broker authorized by the Italian Ministry of Finance.

Administered Savings Method

Under the administered savings method, you deposit shares with an authorized broker, but you retain the right to make investment decisions. Under this method, the shares are sold by the broker and a 12.5% flat withholding tax is levied on the capital gain for each transaction. The gain is calculated using the same method described in the “Sale of Shares” section, above. Losses from the sale of the shares may be subtracted from the related gain and, where losses exceed gains, the difference can be carried forward for the next four years. Under this method, your broker pays the tax at the time of the transaction, so that capital gain is not included on your individual tax return.

Managed Savings Method

Under the managed savings method, you deposit shares with an authorized broker and leave the administration and investment decisions to the broker. In this case, the 12.5% flat withholding tax is levied not on the capital gain actually realized through the sale of the shares but on the net result of the investment portfolio at the end of the year and the value of the portfolio. Once again, the broker pays the tax at the end of the year using the funds in your managed savings account and the capital gain is not included on your individual tax return.

Withholding and Reporting

Your employer is required to withhold and report income tax and social insurance contributions at the vesting of the new RSUs. However, you are responsible for paying any additional taxes due if your tax liability exceeds the amount withheld and for reporting and paying any taxes resulting from the sale of your shares on your individual tax return.

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GUIDE TO TAX ISSUES IN JAPAN

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of new RSUs pursuant to the Offer to Exchange for eligible employees subject to tax in Japan. This summary is based on the tax laws in effect in Japan as of July 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out-of-date at grant or vesting of the new RSU or when you sell shares acquired upon settlement of your new RSUs. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) regarding the tax consequences of the option exchange and grant of new RSUs in Japan.

Please note that the information contained in this summary related to withholding and reporting requirements for any income you receive as a result of your new RSUs is based on the laws in effect as of July 2009 and eBay’s current practice in relation to recharging costs of its equity awards in Japan. The withholding and reporting requirements may change in the future due to tax law changes or to accommodate eBay’s recharge of its cost related to the new RSUs to the local employer.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You generally will receive grant documentation for your new RSUs based on the country where you are physically employed by eBay or one of its majority–owned subsidiaries on the grant date of the new RSUs. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange

The Japanese tax treatment of the exchange of eligible options for new RSUs is uncertain because there are no specific tax provisions related to such an exchange. You likely will not be subject to tax as a result of the exchange of eligible options for the grant of new RSUs pursuant to the Offer to Exchange. However, we recommend that you consult your personal legal counsel, accountant, financial and/or tax advisor(s) regarding the potential tax consequences of the option exchange.

Grant of New RSUs

Although the tax treatment of new RSUs is uncertain in Japan, under the current practice of the tax authorities, you likely will not be subject to tax when the new RSUs are granted to you.

Vesting of New RSUs

You will be subject to income tax, but no social insurance contributions, when the new RSUs vest on the fair market value of the shares issued to you at vesting, but there is no clear guidance on this tax treatment under Japanese tax rules. This income likely will be characterized as remuneration income.

Sale of Shares

When you subsequently sell any shares acquired at vesting of the new RSUs, you will be subject to capital gains tax on any gain you realize. The taxable gain will be the difference between the sale price and your tax basis in the shares (the tax basis will be the fair market value of the shares issued to you at vesting if the shares were treated as remuneration income at vesting). Generally, you will be subject to capital gains tax at a flat rate of 20%. However, you may be eligible for a reduced tax rate if certain conditions are met. Please consult your personal legal counsel, accountant, financial and/or tax advisor(s) to determine whether you may be eligible for a reduced capital gains rate.

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Withholding and Reporting

Your employer is not required to withhold or report tax at the vesting of the new RSUs or subsequent sale of the shares because your employer is not significantly involved in the administration of the new RSUs or the 2008 Plan. You are responsible for reporting and paying any tax resulting from the exchange of eligible options, the grant and vesting of the new RSUs and the sale of shares.

You will be notified if, prior to the vesting date of your new RSUs, there is a change in the tax withholding and reporting requirements in relation to your new RSUs to accommodate eBay’s recharge of its cost related to the new RSUs to the local employer.

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GUIDE TO TAX ISSUES IN SOUTH KOREA

The following is a general summary of the material tax and other consequences of the voluntary cancellation of eligible options in exchange for the grant of new RSUs or a cash payment pursuant to the Offer to Exchange for eligible employees subject to tax in Korea. This summary is based on the tax laws in effect in Korea as of July 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out-of-date at grant or vesting of the new RSUs, when you sell shares acquired upon settlement of your new RSUs, or a cash payment is made to you. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) regarding the tax consequences of the option exchange and grant of new RSUs or a cash payment in Korea.

Please note that the information contained in this summary related to withholding and reporting requirements for any income you receive as a result of your new RSUs is based on the laws in effect as of July 2009 and eBay’s current practice in relation to recharging costs of its equity awards in Korea. The withholding and reporting requirements may change in the future due to tax law changes or to accommodate eBay’s recharge of its cost related to the new RSUs to the local employer.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You generally will receive grant documentation for your new RSUs based on the country where you are physically employed by eBay or one of its majority–owned subsidiaries on the grant date of the new RSUs. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Exchange of Eligible Options for New RSUs

Option Exchange

You will not be subject to tax as a result of the exchange of eligible options for the grant of new RSUs pursuant to the Offer to Exchange, although there is no clear guidance set forth in the Korean tax regulations.

Grant of New RSUs

You will not be subject to tax when the new RSUs are granted to you.

Vesting of New RSUs

You will be subject to income tax and social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling) when the new RSUs vest on the fair market value of the shares issued to you at vesting.

Sale of Shares

When you subsequently sell any shares acquired at vesting of the new RSUs, you will be subject to capital gains tax, unless the gain you have realized from the sale of shares that year is less than the exempt amount which is currently set at KRW2,500,000 per year per type of asset sold. Thus, any gain you realize on stock assets that exceeds KRW2,500,000 will be subject to capital gains tax. If you are subject to capital gains tax, the taxable amount will be the difference between the sale price and the fair market value of the shares at vesting. You will not be subject to the securities transaction tax when you sell the shares.

Withholding and Reporting

Your employer is not required to withhold or report income tax when the new RSUs vest, but may be required to withhold social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling).

You are responsible for reporting and paying any income tax resulting from the vesting of the new RSUs and the sale of your shares.

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You will be notified if, prior to the vesting date of your new RSUs, there is a change in the tax withholding and reporting requirements in relation to your new RSUs to accommodate eBay’s recharge of its cost related to the new RSUs to the local employer.

You must file a tax return with the National Tax Service and pay any applicable tax by May 31 of the year following the year the income is received. Alternatively, you may join a taxpayer’s association whereby you routinely report your overseas income, in which case you will be eligible for a 10% tax deduction.

Other Information for New RSUs

Exchange Control Information

Exchange control laws require Korean residents who realize US$500,000 or more from the sale of shares to repatriate the proceeds to Korea within eighteen months of the sale.

Exchange of Eligible Options for Cash Payment

Option Exchange

You will not be subject to tax as a result of the option exchange.

Receipt of Cash Payment

The cash payment will be treated as salary and you will be subject to income tax at your marginal rate and to any applicable social insurance contributions (to the extent you have not exceeded any applicable contribution ceilings) on the amount of the cash payment. You will be subject to tax when the cash payment is made to you through your regular paycheck.

Your cash payment will not be considered compensation for the purpose of any ESPP contributions. Your cash payment will be considered compensation for national pension plan contributions in Korea and your contributions, if any, will be deducted from the cash payment. Please consult with your legal counsel, accountant, financial and/or tax advisor(s) regarding any questions you may have regarding the deductions to your cash payment.

Withholding and Reporting

Your employer is required to report the cash payment as salary and withhold any taxes and applicable social insurance contributions (to the extent you have not exceeded any applicable contribution ceiling) due on the cash payment. You will be responsible for paying any difference between the actual tax liability and the amount withheld.

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GUIDE TO TAX ISSUES IN LUXEMBOURG

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of new RSUs pursuant to the Offer to Exchange for eligible employees subject to tax in Luxembourg. This summary is based on the tax laws in effect in Luxembourg as of July 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out-of-date at grant or vesting of the new RSU or when you sell shares acquired upon settlement of your new RSUs. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) regarding the tax consequences of the option exchange and grant of new RSUs in Luxembourg.

Please note that the information contained in this summary related to withholding and reporting requirements for any income you receive as a result of your new RSUs is based on the laws in effect as of July 2009 and eBay’s current practice in relation to recharging costs of its equity awards in Luxembourg. The withholding and reporting requirements may change in the future due to tax law changes or to accommodate eBay’s recharge of its cost related to the new RSUs to the local employer.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You generally will receive grant documentation for your new RSUs based on the country where you are physically employed by eBay or one of its majority–owned subsidiaries on the grant date of the new RSUs. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange

You will not be subject to tax as a result of the exchange of eligible options for the grant of new RSUs pursuant to the Offer to Exchange, although there is no clear guidance set forth in the tax regulations for Luxembourg.

Grant of New RSUs

You will not be subject to tax when the new RSUs are granted to you.

Vesting of New RSUs

You will be subject to income tax and social security contributions (to the extent you have not exceeded the applicable wage ceiling) when the new RSUs vest on the fair market value of the shares at vesting.

Sale of Shares

When you subsequently sell the shares acquired at vesting of the new RSUs, you will not be subject to capital gains tax on any gains realized as long as you have held the shares for six months or more and you have not held, at any time within the five years preceding the sale, directly or indirectly, 10% or more of the eBay’s share capital. If you are subject to capital gains tax, the taxable amount will be the difference between the sale price and the fair market value of the shares at vesting.

Withholding and Reporting

Your employer is required to withhold and report tax and social security contributions (to the extent you have not reached the annual contribution ceiling) when your new RSUs vest. You are also responsible for reporting any income (if you have an individual income tax return filing obligation) resulting from the vesting of your new RSUs and for paying any tax if the tax authorities determine that an insufficient amount was withheld by your employer by March 31 of the year following the year of vesting. You are responsible for reporting and paying any applicable taxes resulting from the sale of shares.

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GUIDE TO TAX ISSUES IN THE NETHERLANDS

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of new RSUs or a cash payment pursuant to the Offer to Exchange for eligible employees subject to tax in the Netherlands. This summary is based on the tax laws in effect in the Netherlands as of July 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out-of-date at grant or vesting of the new RSUs, when you sell shares acquired upon settlement of your new RSUs, or a cash payment is made. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) regarding the tax consequences of the option exchange and grant of new RSUs in the Netherlands.

Please note that the information contained in this summary related to withholding and reporting requirements for any income you receive as a result of your new RSUs is based on the laws in effect as of July 2009 and eBay’s current practice in relation to recharging costs of its equity awards in the Netherlands. The withholding and reporting requirements may change in the future due to tax law changes or to accommodate eBay’s recharge of its cost related to the new RSUs to the local employer.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Exchange of Eligible Options for New RSUs

Option Exchange

The taxation of the exchange of stock options in the Netherlands is not certain. Accordingly, eBay sought and has obtained a tax ruling from the Randmeren Tax and Customs Administration confirming that employees will not be subject to tax as a result of the exchange of eligible options for the new RSUs (the “Dutch Tax Ruling”). To participate in the option exchange with regard to eligible options granted to you in the Netherlands and to take advantage of the benefit of the Dutch Tax Ruling, you must agree in writing to the terms of the Dutch Tax Ruling. In addition, you should notify your competent personal income tax inspector in the Netherlands of the Dutch Tax Ruling and your agreement to its terms.

You are not eligible to participate in the option exchange unless you agree to the terms of the Dutch Tax Ruling at the time you elect to participate in the option exchange. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) regarding the consequences of agreeing to the terms of the Dutch Tax Ruling and your participation in the option exchange.

Grant of New RSUs

You will not be subject to tax when the new RSUs are granted to you.

Vesting of New RSUs

You will be subject to income tax and social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling) when the new RSUs vest on the fair market value of the shares issued to you at vesting.

Investment Tax

You will be subject to an investment yield tax at an effective rate of 1.2% based on the average of the value of all assets that you own at the end of the year (including eBay shares). An exemption is available on the first €20,661 (for 2009) of the average value of the assets held during the relevant calendar year.

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Sale of Shares

When you subsequently sell any shares acquired at vesting of the new RSUs, you will not be subject to capital gains tax (provided you are not determined to have a so-called “lucrative interest” and you hold less than a 5% interest in eBay as a private investment).

Cross-border Tax Implications for Employees Who Transferred Out of the Netherlands

To participate in the option exchange with regard to eligible options granted to you in the Netherlands and to take advantage of the benefit of the Dutch Tax Ruling, you must agree in writing to the terms of the Dutch Tax Ruling. Based on the Dutch Tax Ruling, you will not be subject to tax on the exchange of your eligible options for new RSUs in a scenario in which your exchanged options were granted while you were in the Netherlands and you subsequently transferred to another country. Instead you will be subject to Dutch income tax and social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling) when the new RSUs vest on the fair market value of the shares issued to you at vesting on a pro-rata basis. The pro-ration will be based on the percentage of time you spent working in the Netherlands as compared to the time you worked outside of the Netherlands between the grant of the exchanged options and the vesting date of the new RSUs.

You are not eligible to participate in the Exchange Offer unless you provide confirmation that you agree to the terms of the Dutch Tax Ruling at the time you elect to participate in the option exchange. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) regarding the consequences of agreeing to the terms of the Dutch Tax Ruling and your participation in the option exchange.

Withholding and Reporting

Your employer is required to withhold and report income tax and social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling) when the new RSUs vest. You are responsible for reporting and paying any investment tax resulting from the acquisition of shares under the 2008 Plan on your individual tax return.

Exchange of Eligible Options for Cash Payment

Option Exchange

You will not be subject to tax as a result of the option exchange. Note that you are not required to agree to the terms of the Dutch Tax Ruling in order to participate in the option exchange if you are exchanging your eligible options for a cash payment.

Receipt of Cash Payment

The cash payment will be treated as salary and you will be subject to income tax at your marginal rate and to any applicable social insurance contributions (to the extent you have not exceeded any applicable contribution ceilings) on the amount of the cash payment. You will be subject to tax when the cash payment is made to you through your regular paycheck.

Your cash payment is a one-time payment and therefore will not be considered compensation for the purpose of any ESPP contributions, pension or retirement benefits.

Withholding and Reporting

Your employer is required to report the cash payment as salary and withhold any taxes and applicable social insurance contributions (to the extent you have not exceeded any applicable contribution ceiling) due on the cash payment. You will be responsible for paying any difference between the actual tax liability and the amount withheld.

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SCHEDULE T

GUIDE TO TAX ISSUES IN NORWAY

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of new RSUs pursuant to the Offer to Exchange for eligible employees subject to tax in Norway. This summary is based on the tax laws in effect in Norway as of July 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out-of-date at grant or vesting of the new RSUs or when you sell shares acquired upon settlement of your new RSUs. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) regarding the tax consequences of the option exchange and grant of new RSUs in Norway.

Please note that the information contained in this summary related to withholding and reporting requirements for any income you receive as a result of your new RSUs is based on the laws in effect as of July 2009 and eBay’s current practice in relation to recharging costs of its equity awards in Norway. The withholding and reporting requirements may change in the future due to tax law changes or to accommodate eBay’s recharge of its cost related to the new RSUs to the local employer.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You generally will receive grant documentation for your new RSUs based on the country where you are physically employed by eBay or one of its majority–owned subsidiaries on the grant date of the new RSUs. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange

You will not be subject to tax as a result of the exchange of eligible options for the grant of new RSUs pursuant to the Offer to Exchange, although there is no clear guidance set forth in the Norwegian tax regulations.

Grant of New RSUs

You will not be subject to tax when the new RSUs are granted to you.

Vesting of New RSUs

You will be subject to income tax and social insurance contributions when the new RSUs vest based on the fair market value of the shares issued to you at vesting.

It may be possible to reduce the effective income tax rate that applies to the income at vesting by allocating the taxable amount at vesting over the period between the grant date and the vesting date for calculation purposes. You should consult with your personal legal counsel, accountant, financial and/or tax advisor(s) regarding this possibility.

Wealth Tax

You will not be subject to wealth tax on any unvested RSUs. You will be subject to wealth tax on any shares held at year-end. The taxable amount is the fair market value of the shares on January 1 of the year following the relevant tax year.

Exit Tax

You may be subject to income and/or capital gains tax on the new RSUs and/or shares, respectively, held at the time of emigration if you emigrate from Norway. You should consult with your personal legal counsel, accountant, financial and/or tax advisor(s) regarding your tax obligations if you are emigrating from Norway.

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Sale of Shares

When you subsequently sell any shares acquired at vesting of the new RSUs, you will be subject to capital gains tax on any gains realized. The taxable amount will be the difference between the sales price and the fair market value of the shares at vesting (when the shares are issued to you). You may be entitled to deduct a calculated allowance when calculating your taxable income. Any loss generated by the sale of shares will be deductible.

Withholding and Reporting

Your employer is required to withhold and report income tax and social insurance contributions when the new RSUs vest.

If your new RSUs have vested and you are holding the shares issued to you in respect of such new RSUs at year-end, you must report the wealth tax on your personal tax return and pay wealth tax on the value of the shares. If your new RSUs are not vested, your employer must report the RSUs for wealth tax purposes and will attach a memorandum to the annual payroll deduction statement explaining that because your new RSUs are not vested, they are not yet subject to wealth tax. A copy of this memorandum will be given to you to file with your personal tax return.

You are responsible for reporting any income resulting from the vesting of the new RSUs on your annual tax return and for paying any tax not otherwise withheld by your employer. You are also responsible for reporting and paying any tax resulting from the sale of your shares.

T-2

SCHEDULE U

GUIDE TO TAX ISSUES IN POLAND

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of new RSUs pursuant to the Offer to Exchange for eligible employees subject to tax in Poland. This summary is based on the tax laws in effect in Poland as of July 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out-of-date at grant or vesting of the new RSUs or when you sell shares acquired upon settlement of your new RSUs. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) regarding the tax consequences of the option exchange and grant of new RSUs in Poland.

Please note that the information contained in this summary related to withholding and reporting requirements for any income you receive as a result of your new RSUs is based on the laws in effect as of July 2009 and eBay’s current practice in relation to recharging costs of its equity awards in Poland. The withholding and reporting requirements may change in the future due to tax law changes or to accommodate eBay’s recharge of its cost related to the new RSUs to the local employer.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You generally will receive grant documentation for your new RSUs based on the country where you are physically employed by eBay or one of its majority–owned subsidiaries on the grant date of the new RSUs. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange

You will not be subject to tax as a result of the exchange of eligible options for the grant of new RSUs pursuant to the Offer to Exchange, although there is no clear guidance set forth in the Polish Personal Income Tax Act or other tax regulations.

Grant of New RSUs

It is not clear if the grant of the new RSUs will be considered a taxable event under Polish personal income tax regulations. However, you likely will not be subject to tax when the new RSUs are granted to you.

Vesting of New RSUs

You likely will be subject to income tax when the new RSUs vest on the fair market value of the shares issued to you at vesting at your progressive income tax rate. You likely will not be subject to social insurance contributions when the new RSUs vest.

Sale of Shares

When you subsequently sell any shares acquired at vesting of the new RSUs, you will be subject to capital gains tax. The taxable amount likely will be the difference between the sale price and your tax basis. Your tax basis will be the fair market value of the shares at vesting if this amount was included in taxable income.

Withholding and Reporting

Your employer is not required to withhold or report income tax in connection with the new RSUs. You are responsible for reporting and paying any tax resulting from the vesting of the new RSUs and the sale of your shares.

You will be notified if, prior to the vesting date of your new RSUs, there is a change in the tax withholding and reporting requirements in relation to your new RSUs to accommodate eBay’s recharge of its cost related to the new RSUs to the local employer.

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SCHEDULE V

GUIDE TO TAX ISSUES IN SINGAPORE

The following is a general summary of the material tax and other consequences of the voluntary cancellation of eligible options in exchange for the grant of new RSUs pursuant to the Offer to Exchange for eligible employees subject to tax in Singapore. This summary is based on the tax laws in effect in Singapore as of July 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out-of-date at grant or vesting of the new RSUs or when you sell shares acquired upon settlement of your new RSUs. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) regarding the tax consequences of the option exchange and grant of new RSUs in Singapore.

Please note that the information contained in this summary related to withholding and reporting requirements for any income you receive as a result of your new RSUs is based on the laws in effect as of July 2009 and eBay’s current practice in relation to recharging costs of its equity awards in Singapore. The withholding and reporting requirements may change in the future due to tax law changes or to accommodate eBay’s recharge of its cost related to the new RSUs to the local employer.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You generally will receive grant documentation for your new RSUs based on the country where you are physically employed by eBay or one of its majority–owned subsidiaries on the grant date of the new RSUs. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) as to how the tax or other laws in your country apply to your specific situation.

Securities Exemption: The new RSUs that you will receive if you choose to participate in the option exchange are being granted to you pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (SFA). You should note that such RSU grant is hence subject to the general resale restriction under section 257 of the SFA and you shall not be able to make any subsequent sale in Singapore, or any offer of such subsequent sale of the shares in Singapore, of any of the shares underlying the new RSUs unless such sale or offer in Singapore is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the Securities and Futures Act (Cap 289, 2006 Ed.)

Tax Information

Option Exchange

The Inland Revenue Authority of Singapore (“IRAS”) has issued a ruling with regard to the tax consequences of the option exchange which states, among other things, that the exchange of eligible options for new RSUs will be taxable. The taxable amount will be the difference between the open market price of the underlying shares on the date of the option exchange and the exercise price of the eligible options. In addition, you will not receive a credit for the tax paid at the time of the option exchange, if any, when the RSUs subsequently vest. However, since the eligible options that may be exchanged will have an exercise price equal to or greater than the highest per share trading price of eBay's common stock for the 52-week period immediately prior to the start of the option exchange, the taxable amount, will be zero or a negative amount so no taxes will be due at the time of the option exchange. The IRAS also agreed that your employer need not report the option exchange as there will be no taxable amount to report.

Grant Of New RSUs

You will not be subject to tax when the new RSUs are granted to you.

Vesting of New RSUs

You will be subject to income tax but not Central Provident Fund contributions when the new RSUs vest on the fair market value of the shares at vesting.

You will be subject to tax in Singapore on the new RSU income if you are exercising employment in Singapore when the new RSUs are granted to you, even if your new RSUs vest after you are employed outside of Singapore or after you have permanently departed Singapore.

In addition, if you are neither a Singapore citizen nor a Singapore permanent resident, or if you are a Singapore permanent resident who intends to leave Singapore on a permanent basis, you may be subject to tax on the deemed income at vesting if you cease to be employed in Singapore, even if the new RSUs have not vested as of that time. In this case, you may be deemed to have vested in the new RSUs one month before the date you cease employment or the date on which the new RSUs are granted, whichever is later. However, if you forfeit the new RSUs when you cease employment in Singapore, IRAS likely will not apply this “deemed vesting” rule to you. If you are subject to tax under the “deemed vesting” rule and the actual income, when you vest in the new RSUs, is lower than what was earlier deemed, you may apply to the IRAS for a refund of the excess tax paid within four years of assessment after the “deemed vesting” year.

Your tax treatment may be different if one of the following schemes applies. Please consult with your personal legal counsel, accountant, financial and/or tax advisor(s) to determine whether one or both of the favorable tax schemes apply and which portion, if any, of the new RSUs income may qualify for the favorable tax treatment.

(a)	Incentive Scheme: Employee Remuneration Incentive Scheme (All Corporations) (“ERIS (All Corporations) Scheme”)

Please note that the ERIS (All Corporations) Scheme is available only if new RSUs are granted to at least 25% of the employees employed by eBay’s Singapore subsidiaries (i.e., your employer). Additionally, the new RSUs must not vest until after the first anniversary of the grant date (which should be the case for all of the new RSUs).

Provided certain conditions are met (including the minimum vesting period highlighted above), you may qualify for a tax exemption on the first S$2,000 of the gain at vesting each year. This means that under the ERIS (All Corporations) Scheme, you will have to pay tax only on 75% of the remaining gain (after the S$2,000 exemption) for each year. However, tax exemptions under this scheme are limited to S$1,000,000 of gains over a ten-year period.

(b)	Tax Deferment Scheme: Qualified Employee Equity-Based Remuneration Scheme (“QEEBR Scheme”)

Under the QEEBR Scheme, you may apply to the IRAS for a deferral of the tax payable on the gain at vesting that was not exempt from tax at vesting under the ERIS (All Corporations) Scheme (if applicable) for up to a maximum of five years. If you qualify for deferral under the QEEBR Scheme, interest will accrue on the deferred tax as explained below.

To qualify for tax deferral under the QEEBR Scheme, you must satisfy the following conditions:

(i)	you must be employed in Singapore at the time the new RSUs vest;

(ii)	the new RSUs must have been granted to you by the company for whom you are working when the new RSUs vest or an associated company of that company; and

(iii)	the tax payable on the QEEBR gains must not be borne by your employer.

You will not qualify for the QEEBR Scheme if:

(i)	you are an undischarged bankrupt;

(ii)	IRAS records show that you are a delinquent taxpayer; or

(iii)	the tax on the QEEBR gains is less than S$200.

If you qualify, you may apply for tax deferral by submitting the appropriate application form to the IRAS, together with your employer’s certification on the application form that the 2008 Plan qualifies under the QEEBR Scheme. You must file your tax return no later than the April 15 following the year for which tax is due.

The interest chargeable on the deferred tax will start to accrue only after the expiration of the one-month period allowed for payment of tax assessed and will be computed annually based on the average prime rate on April 15 of the big three banks in Singapore (DBS Bank, OCBC Bank and the United Overseas Bank), using the simple-interest method. The tax deferred and the corresponding amount of interest will be due upon the expiration of the deferral period. You may pay the deferred tax, together with the pro-rata amount of interest, before the end of the deferral period by a lump-sum payment.

Tax payment deferral will cease and payment of the tax plus the appropriate amount of interest charge will become due immediately in the following circumstances:

(i)	if you are a foreign employee (including a Singapore permanent resident), when you:

(A)	terminate your employment in Singapore and leave Singapore;

(B)	are posted overseas; or

(C)	leave Singapore for any period exceeding three months;

(ii)	if you become bankrupt; or

(iii)	if you die (the deferred tax and appropriate interest charge would be recovered from your estate).

Sale of Shares

When you subsequently sell any shares acquired at vesting of the new RSUs, you will not be subject to tax.

Withholding and Reporting

Generally, your employer will not withhold income tax at vesting of the new RSUs, in the absence of a specific directive from the IRAS. However, your employer will prepare a Form IR8A, which will state the salary or benefits paid to you by your employer during the year, including the income at vesting of your new RSUs. Your employer is not required to report the option exchange as there will be no taxable amount to report.

However, if you are neither a Singapore citizen nor a Singapore permanent resident, different rules may apply to you, and you are strongly encourage to consult with your personal legal counsel, accountant, financial and/or tax advisor(s).

You are responsible for reporting the taxable benefit you have derived from the vesting of the new RSUs for the year in which vesting occurs and paying any income tax that is due. You must file a completed Form IR8A, which is prepared by your employer, together with your annual tax return, with the IRAS.

Other Information

Director Notification Obligation

If you are a director, associate director or shadow director1 of one of eBay’s majority-owned subsidiaries in Singapore, you are subject to certain notification requirements under the Singapore Companies Act, regardless of whether you are a Singapore resident or employed in Singapore. Among these requirements is the obligation to notify the Singapore subsidiary in writing of an interest (e.g., eligible options, etc.) in eBay or any majority-owned subsidiary within two business days of (i) disposing of such interest, (ii) any change in a previously disclosed interest (e.g., exchange of eligible options), or (iii) becoming a director, associate director or shadow director if such an interest exists at that time.

[1]

A shadow director is an individual who is not on the board of directors of the Singapore subsidiary but who has sufficient control so that the board of directors of the Singapore subsidiary acts in accordance with the directions or instructions of the individual.

SCHEDULE W

GUIDE TO TAX ISSUES IN SPAIN

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of new RSUs pursuant to the Offer to Exchange for eligible employees subject to tax in Spain. This summary is based on the tax laws in effect in Spain as of July 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out-of-date at grant or vesting of the new RSUs or when you sell shares acquired upon settlement of your new RSUs. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) regarding the tax consequences of the option exchange and grant of new RSUs in Spain.

Please note that the information contained in this summary related to withholding and reporting requirements for any income you receive as a result of your new RSUs is based on the laws in effect as of July 2009 and eBay’s current practice in relation to recharging costs of its equity awards in Spain. The withholding and reporting requirements may change in the future due to tax law changes or to accommodate eBay’s recharge of its cost related to the new RSUs to the local employer.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You generally will receive grant documentation for your new RSUs based on the country where you are physically employed by eBay or one of its majority–owned subsidiaries on the grant date of the new RSUs. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange

You will not be subject to tax as a result of the exchange of eligible non-transferable options for the grant of new RSUs pursuant to the Offer to Exchange, although there is no clear guidance set forth in the in the Personal Income Tax Act or other tax regulations.

Grant of New RSUs

You will not be subject to tax when the new RSUs are granted to you.

Vesting of New RSUs

You will be subject to income tax and social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling) when the new RSUs vest on the fair market value of the shares issued to you at vesting. The income will be considered compensation in-kind subject to payment on account and you will be charged with the payment on account by your employer (see “Withholding and Reporting,” section, below).

Notwithstanding the above, you may be entitled to a tax exemption on the first €12,000 of RSU and other share-based employment income received over a calendar year provided that you hold the shares acquired at vesting for at least three years after vesting and certain other conditions are met. Please confer with your personal legal counsel, accountant, financial and/or tax advisor(s) to determine if this exemption is available to you.

Sale of Shares

When you subsequently sell any shares acquired at vesting of the new RSUs, you will be subject to tax. The taxable amount will be the difference between the sale proceeds and the acquisition cost. The acquisition cost likely will be considered to be the fair market value of the shares at vesting. The gain will be taxed at the flat rate applicable to capital gains (currently 18%), irrespective of how long you hold the shares.

W-1

Withholding and Reporting

Your employer is required to report the grant and vesting of the new RSUs. As indicated above, the income at vesting will be considered compensation in-kind subject to payment on account and your employer will charge the payment on account to you. You will be entitled to deduct the payment on account and obtain a tax credit from your income tax obligation. Additionally, your employer is required to withhold social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling) when the new RSUs vest. You are solely responsible for reporting and paying any tax resulting from the sale of your shares.

W-2

SCHEDULE X

GUIDE TO TAX ISSUES IN SWEDEN

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of new RSUs pursuant to the Offer to Exchange for eligible employees subject to tax in Sweden. This summary is based on the tax laws in effect in Sweden as of July 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out-of-date at grant or vesting of the new RSUs or when you sell shares acquired upon settlement of your new RSUs. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) regarding the tax consequences of the option exchange and grant of new RSUs in Sweden.

Please note that the information contained in this summary related to withholding and reporting requirements for any income you receive as a result of your new RSUs is based on the laws in effect as of July 2009 and eBay’s current practice in relation to recharging costs of its equity awards in Sweden. The withholding and reporting requirements may change in the future due to tax law changes or to accommodate eBay’s recharge of its cost related to the new RSUs to the local employer.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You generally will receive grant documentation for your new RSUs based on the country where you are physically employed by eBay or one of its majority–owned subsidiaries on the grant date of the new RSUs. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange

You will not be subject to tax as a result of the exchange of eligible options for the grant of new RSUs pursuant to the Offer to Exchange, although there is no clear guidance from the Swedish Tax Agency.

Grant of New RSUs

You will not be subject to tax when the new RSUs are granted to you.

Vesting of New RSUs

You will be subject to income tax when the new RSUs vest on the fair market value of the shares issued to you at vesting. You will not be required to pay social insurance contributions when the new RSUs vest, but a general pension contribution (to the extent you have not reached already the applicable contribution ceiling) will be collected through income tax withholding.

Sale of Shares

When you subsequently sell any shares acquired at vesting of the new RSUs, you will be subject to capital gains tax on any gain you realize. The taxable amount will be the difference between the sale price and the fair market value of the shares at vesting. Alternatively, provided that eBay’s shares are listed on an exchange at vesting (e.g., the Nasdaq Global Select Market), you may choose to be taxed on 80% of the sale proceeds.

Withholding and Reporting

Your employer will withhold and report income tax at the vesting of the new RSUs. Your employer also is required to pay an employer social insurance contribution on the taxable amount at vesting.

You are legally obligated to inform your employer, by no later than the end of the month following vesting, that the new RSUs have vested and disclose the taxable amount. However, because eBay will be selling shares to cover your tax liability at vesting, you will not need to make this report to your employer if you resided in Sweden from the grant to the vesting date. If you transfer out of

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Sweden after the date the new RSUs are granted, please notify your employer of any vesting event. You are responsible for reporting the taxable income from the vesting of the new RSUs on your annual tax return and for paying any additional taxes due if your tax liability exceeds the amount withheld. You also are responsible for reporting and paying any tax resulting from the sale of your shares.

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SCHEDULE Y

GUIDE TO TAX ISSUES IN SWITZERLAND

The following is a general summary of the material federal tax consequences of the voluntary cancellation of eligible options in exchange for the grant of new RSUs or a cash payment pursuant to the Offer to Exchange for eligible employees subject to tax in Switzerland. Swiss employees are taxed at the federal, cantonal and municipal levels. This summary is based on the federal tax laws in effect in Switzerland as of July 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out-of-date at grant or vesting of the new RSUs, when you sell shares acquired upon settlement of your new RSUs, or a cash payment is made. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) regarding the tax consequences of the option exchange and grant of new RSUs or a cash payment in Switzerland.

Please note that the information contained in this summary related to withholding and reporting requirements for any income you receive as a result of your new RSUs is based on the laws in effect as of July 2009 and eBay’s current practice in relation to recharging costs of its equity awards in Switzerland. The withholding and reporting requirements may change in the future due to tax law changes or to accommodate eBay’s recharge of its cost related to the new RSUs to the local employer.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You generally will receive grant documentation for your new RSUs based on the country where you are physically employed by eBay or one of its majority–owned subsidiaries on the grant date of the new RSUs. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Exchange of Eligible Options for New RSUs

The timing of taxation of RSUs varies by canton. eBay has obtained tax rulings in the cantons of Aargau, Bern, Fribourg, Solothurn, Ticino and Zurich regarding the tax treatment of RSUs for employees living in those cantons. To the extent you reside (or pay taxes) in a different canton, please consult with your personal legal counsel, accountant, financial and/or tax advisor(s) regarding the tax treatment of the new RSUs in your canton of residence (or taxation, if different).

Option Exchange

You will not be subject to tax as a result of the exchange of eligible options for the grant of new RSUs pursuant to the Offer to Exchange, although there is no clear guidance from the cantonal tax authorities.

Grant of New RSUs

You likely will not be subject to tax when the new RSUs are granted to you.

Vesting of New RSUs

You likely will be subject to income tax (including federal, cantonal and municipal tax) and social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling and are otherwise subject to social insurance contributions) when the new RSUs vest on the fair market value of the shares issued to you on the date of vesting.

Net Wealth

Any shares issued to you upon vesting of the new RSUs will become part of your net wealth, which is subject to the net wealth tax levied at the cantonal and municipal levels.

Sale of Shares

When you subsequently sell any shares acquired at vesting of the new RSUs, you will not be subject to capital gains tax on any gains realized, provided the shares are held as private assets and provided you do not qualify as a professional securities dealer.

Withholding and Reporting

If you are an employee subject to ordinary tax assessment (i.e., if you are a Swiss national or a foreign employee holding a “C” residence permit), your employer is not required to withhold income tax at vesting, but is required to withhold social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling and are otherwise subject to social insurance contributions) on the fair market value of the shares issued to you. Your employer will report the grant and vesting of the new RSUs on the annual certificate of salary (Lohnausweis) and to an annex to the annual certificate (“Beiblatt zum Lohnausweis”) which are both issued to you as of the end of the calendar year during which the new RSUs are granted and vest. You are responsible for attaching the certificate of salary to your income and wealth tax return and for paying any tax resulting from the new RSUs. In addition, you must declare the new RSUs and any shares acquired at vesting in the statement on bank accounts and securities (Wertschriftenverzeichnis) that you are required to file with your income and wealth tax return.

If you are an employee subject to income taxation at source (i.e., if you are a foreign employee holding a “B” permit or a cross-border employee), your employer is required to withhold and report salary withholding tax and social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling and are otherwise subject to social insurance contributions) on the fair market value of the shares issued to you at vesting. Depending on the amount of your annual income in Switzerland, you may be required to file a tax return and pay additional tax (or receive a refund) when the tax administration computes the exact amount of tax due.

Exchange of Eligible Options for Cash Payment

Option Exchange

You likely will not be subject to tax as a result of the option exchange.

Receipt of Cash Payment

You will be subject to income tax (including federal, cantonal and municipal tax) and social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling and are otherwise subject to social insurance contributions) on the amount of the cash payment. You will be taxed when the cash payment is made to you through your regular paycheck.

Your cash payment will not be considered compensation for the purpose of any ESPP contributions, pension or retirement benefits.

Net Wealth

Any cash payment made to you will become part of your net wealth, which is subject to the net wealth tax levied at the cantonal and municipal levels.

Withholding and Reporting

If you are an employee subject to ordinary tax assessment (i.e., notably if you are a Swiss national or a foreign employee holding a “C” residence permit), your employer is not required to withhold any income tax due on the cash payment. However, your employer is required to report the cash payment on the annual certificate of salary (Lohnausweis) and to withhold and report any applicable social security obligations (employee's portion). You are responsible for attaching the certificate of salary to your income and wealth tax return and for paying any tax resulting from the cash payment.

If you are an employee subject to income taxation at source (e.g., if you are a foreign employee holding a “B” permit), your employer is required to withhold and report salary withholding tax and social insurance contributions due on the cash payment. Depending on the amount of your annual income in Switzerland, you may be required to file a tax return and pay additional tax (or receive a refund) when the tax administration computes the exact amount of tax due.

Cross border employees may also be subject to withholdings at source. However, the rules that apply vary from one canton to another. Please consult with your personal legal counsel, accountant, financial and/or tax advisor(s) regarding the potential tax consequences to you in Switzerland.

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GUIDE TO TAX ISSUES IN TAIWAN

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of new RSUs pursuant to the Offer to Exchange for eligible employees subject to tax in Taiwan. This summary is based on the tax laws in effect in Taiwan as of July 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out-of-date at grant or vesting of the new RSUs or when you sell shares acquired upon settlement of your new RSUs. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) regarding the tax consequences of the option exchange and grant of new RSUs in Taiwan.

Please note that the information contained in this summary related to withholding and reporting requirements for any income you receive as a result of your new RSUs is based on the laws in effect as of July 2009 and eBay’s current practice in relation to recharging costs of its equity awards in Taiwan. The withholding and reporting requirements may change in the future due to tax law changes or to accommodate eBay’s recharge of its cost related to the new RSUs to the local employer.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You generally will receive grant documentation for your new RSUs based on the country where you are physically employed by eBay or one of its majority–owned subsidiaries on the grant date of the new RSUs. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange

You will not be subject to tax as a result of the exchange of eligible options for the grant of new RSUs pursuant to the Offer to Exchange, although there is no clear guidance from the Ministry of Finance.

Grant of New RSUs

You will not be subject to tax when the new RSUs are granted to you.

Vesting of New RSUs

You will be subject to income tax, but not social insurance contributions, when the new RSUs vest on the fair market value of the shares issued to you at vesting.

Sale of Shares

When you subsequently sell any shares acquired at vesting of the new RSUs, you will not be subject to tax on any gain you realize.

However, as of January 1, 2010, any income you recognize upon the sale of your shares (i.e., income from foreign sources) will be included as part of your basic income for alternative minimum tax (“AMT”) purposes and may be subject to AMT. If you sell your shares after January 1, 2010, you should consult your personal legal counsel, accountant, financial and/or tax advisor(s) regarding whether the AMT regime will apply to any income you recognize upon the sale of your shares.

Withholding and Reporting

Your employer will not withhold income tax at the vesting of the new RSUs. You are responsible for reporting and paying any taxes resulting from the vesting of the new RSUs and issuance of the shares. Your employer will prepare a non-withholding statement that includes your name, address, ID number and the taxable amount and will file the non-withholding statement with the tax authorities. Your employer will deliver a copy of the non-withholding statement to you, so that you can include the fair market value of the shares at vesting on your annual tax return.

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You will be notified if, prior to the vesting date of your new RSUs, there is a change in the tax withholding and reporting requirements in relation to your new RSUs to accommodate eBay’s recharge of its cost related to the new RSUs to the local employer.

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SCHEDULE AA

GUIDE TO TAX ISSUES IN THE UNITED KINGDOM

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of new RSUs or a cash payment pursuant to the Offer to Exchange for eligible employees subject to tax in Austria. This summary is based on the tax laws in effect in the United Kingdom as of July 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out-of-date at grant or vesting of the new RSUs, when you sell shares acquired upon settlement of your new RSUs, or a cash payment is made. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) regarding the tax consequences of the option exchange and grant of new RSUs or a cash payment in the United Kingdom.

Please note that the information contained in this summary related to withholding and reporting requirements for any income you receive as a result of your new RSUs is based on the laws in effect as of July 2009 and eBay’s current practice in relation to recharging costs of its equity awards in the United Kingdom. The withholding and reporting requirements may change in the future due to tax law changes or to accommodate eBay’s recharge of its cost related to the new RSUs to the local employer.

If you are a citizen or resident of more than one country or are considered a resident of more than one country for local law purposes, or if you are not treated as resident and ordinarily resident in the U.K., the information contained in this summary may not be applicable to you. You generally will receive grant documentation for your new RSUs based on the country where you are physically employed by eBay or one of its majority–owned subsidiaries on the grant date of the new RSUs. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Exchange of Eligible Options for New RSUs

Option Exchange

You will not be subject to tax as a result of the exchange of eligible options for the grant of new RSUs pursuant to the Offer to Exchange, although there is no clear guidance set forth by Her Majesty’s Revenue and Customs (“HMRC”).

Grant of New RSUs

You will not be subject to tax when the new RSUs are granted to you.

Vesting of New RSUs

You will be subject to income tax and employee national insurance contributions (“NICs”) when the new RSUs vest. The taxable amount will be the fair market value of the shares issued to you at vesting.

You also will be subject to employer NICs on the taxable amount, pursuant to a joint election that you will be required to execute if you elect to participate in the option exchange. Where you execute a joint election form and pay employer NICs on the RSU income, you will be eligible to receive a tax credit for the transferred employer NICs against the income tax liability which arises on the vesting of the RSUs.

Please note that the liability for employer NICs due on the exercise of your eligible options may or may not have been transferred to you for your eligible options. Therefore, before you decide to participate in the option exchange, you should carefully consider the fact that employer NICs will be payable by you at vesting of the new RSUs, whereas it may not be payable by you at exercise of your eligible options. You should refer to your relevant Option Agreement to determine whether the employer NICs liability is transferred to you in connection with your eligible options. Therefore, you should carefully consider the tax impact of participating in the option exchange and we recommend that you consult your personal legal counsel, accountant, financial and/or tax advisor(s).

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Sale of Shares

When you subsequently sell any shares acquired at vesting of the new RSUs, you will be subject to capital gains tax if your total capital gain exceeds the annual exemption amount (€10,100 for the tax year April 6, 2009 to April 5, 2010), in which case you will be subject to tax at a flat rate of 18% on the difference between the sale price and the fair market value of the shares at vesting.

Please note that, when you sell any shares acquired at vesting, you may need to take into account the share-identification rules in calculating your capital gains tax liability, particularly if you have acquired eBay shares from other sources. Please consult your legal counsel, accountant, financial and/or tax advisor(s) to determine how share-identification rules apply in your particular situation.

Withholding and Reporting

Your employer will calculate the income tax and employee and employer NICs due at the vesting of new RSUs and account for these amounts to HMRC. Your employer will account for and withhold any applicable income tax and employee and employer NICs under the Pay As You Earn system or by any other means set forth in your Restricted Stock Unit Agreement for Participants Outside the U.S.

If a sufficient amount is not withheld you must reimburse your employer for the income tax due within 90 days of the vesting of the new RSUs to avoid further tax consequences. If the employee does not reimburse the employer within this time, the outstanding tax will itself be treated as additional earnings and will be subject to income tax and both employee and employer NICs

Your employer also is required to report the grant and vesting of the new RSUs, the acquisition of shares and the tax withheld on its annual tax returns filed with HMRC.

In addition to your reporting obligations to your employer, you are responsible for reporting any income resulting from the vesting of the new RSUs and the sale of shares on your annual tax return. You also are responsible for paying any tax resulting from the sale of shares.

Exchange of Eligible Options for Cash Payment

Option Exchange

You will not be subject to tax as a result of the option exchange.

Receipt of Cash Payment

The cash payment will be taxed in the same way as salary income and will be subject to income tax at your marginal rate and to employee NICs. Income tax and NICs will be deducted upon when the cash payment is made to you through your regular paycheck. Note that, in the event you agreed to assume the employer NICs due in connection with your eligible options, you will have to assume such employer NICs due on the cash payment. You will receive a credit against your income tax for any employer NICs that you bear.

Your cash payment will not be considered compensation for the purpose of any ESPP contributions, pension or retirement benefits.

Withholding and Reporting

Your employer is required to report the cash payment as salary and withhold any taxes and applicable employee and/or employer NICs due on the cash payment. You will be responsible for paying any difference between the actual liability and the amount withheld.

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